As filed with the Securities and Exchange Commission on August 7, 2015

Registration No. ___

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENSPERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-0438951
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

(210) 479-8112

FAX (210) 479-8113

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Agent for Service:

National Corporate Research

800 Brazos St., Suite 400

Austin, TX 78701

800-345-4647

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Raul Silvestre

Silvestre Law Group, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (805) 553-9783

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

	Amount	Proposed		Proposed	Amount
Title of Each Class of	to be	Offering Price		Aggregate	of
Securities to be Registered	Registered (1)	Per Share		Offering Price	Registration Fee (3)(4)
Common Stock, par value $0.0001	3,591,278	$0.76	(2)	$2,729,371	$317.15
Common Stock Underlying $0.70 Warrants	3,591,278	$0.70	(3)	$2,513,895	$292.11
Common Stock Underlying $0.80 Warrants	3,591,278	$0.80	(3)	$2,873,022	$333.85
Common Stock Underlying $0.80 Warrants (Placement Agent)	287,303	$0.80	(3)	$229,842	$26.71
Total	11,061,137			$8,346,130	$969.82

(1)	Pursuant to SEC Rule 416, also covers additional common shares that may be offered to prevent dilution as a result of stock splits or stock dividends.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the last reported sale of the registrant’s common stock on August 5, 2015.

(3)	Fee based on exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(g).

(4)	Fee previously paid with regard to 7,494,171 common shares underlying warrants that were previously registered on registration statement no. 333-198887, 333-192890, 333-191308, and 333-175248 filed by the registrant on Form S-1 and declared effective on October 2, 2014, December 20, 2013, October 2, 2013, and July 8, 2011, respectively.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

Explanatory Note

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating to:

(i)	the resale of 3,591,278 common shares and 7,469,859 common shares underlying warrants being initially registered herein;

(ii)	the resale of 483,125 common shares previously registered on registration statement no. 333-198887, filed by the registrant on Form S-1 and declared effective on October 2, 2014;

(iii)	the resale of 50,000 common shares previously registered on registration statement no. 333-192890, filed by the registrant on Form S-1 and declared effective on December 20, 2013;

(iv)	the resale of 4,672,594 common shares previously registered on registration statement no. 333-191308, filed by the registrant on Form S-1 and declared effective on October 2, 2013; and

(v)	the resale of 2,288,452 common shares previously initially registered on registration statement no. 333-175248, filed by the registrant on Form S-1 and declared effective on July 8, 2011 and subsequently updated and amended through post-effective amendments.

This registration statement, which is a new registration statement, also constitutes post-effective amendments to the above referenced registration statements, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2015

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

18,555,308 Shares

Common Stock

This prospectus relates to the resale of 18,555,308 shares of our common stock, by the selling stockholders identified in the selling stockholders tables beginning on page 13 of this prospectus (“Selling Stockholders”). We will not receive any proceeds from the sale of these shares by the Selling Stockholders.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions or in any other manner as described in the “Plan of Distribution” section of this prospectus. Information regarding the Selling Stockholders is provided under the “Selling Stockholders” section of this prospectus.

Our common stock is quoted on the OTCQB tier of the OTC Markets Group Inc., under the symbol “GNSZ”. On August 4, 2015, the closing price of our common stock was $0.76 per share.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at 2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 7, 2015.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of GenSpera, Inc. and third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ADVISEMENT

We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) as well as our Quarterly Reports on Form 10-Q for the three and six month periods ended June 30, 2015, and all subsequent reports we file with the SEC.   As used in this prospectus, unless the context otherwise requires, the words “we,” “us,” “our,” “the Company,” “GenSpera” and “Registrant” refer to GenSpera, Inc. Also, any reference to “common stock” or “common shares” refers to our $0.0001 par value common stock. Also, any reference to “mipsagargin” refers to our drug candidate previously referred to as G-202. The information contained herein is current as of the date of this prospectus, unless another date is specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expense levels, business prospects and positioning with respect to the market for our proposed products, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our future operating results are dependent upon many factors which are outside our control. You should not place undue reliance on forward-looking statements. Forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	our ability to manage the business despite continuing operating losses and negative cash flows;

•	our ability to obtain sufficient capital or a strategic business arrangement to fund our operations and expansion plans;

•	our ability to build the management, human resources and infrastructure necessary to support the growth of our business;

•	competitive factors and developments beyond our control;

•	scientific and medical developments beyond our control;

•	government regulation of our business;

•	our ability to successfully complete our clinical trials of our proposed drug candidates and gain regulatory approval to market such products;

•	our ability to maintain and protect our intellectual property;

•	whether any of our current or future patent applications will result in issued patents;

•	our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business;

•	whether any potential strategic benefits of licensing transactions, acquisitions, or licensing of new technologies, if any, will be realized; and

•	other factors discussed in the “Risk Factors” section, and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws. The risks discussed in this report should be considered in evaluating our business and future prospects.

1

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus in evaluating our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Related to our Financial Position and Need to Raise Additional Capital

We may not be able to continue as a going concern if we do not obtain additional financing by December 2015.

Our cash and cash equivalents balance at June 30, 2015 was $121,000. In July 2015, we completed a private placement of shares of the Company’s common stock and warrants for net proceeds of approximately $2.2 million. Based on our current expected level of operating expenditures, as well as the approximately $2.2 million which we received in connection with our July 2015 financing, we expect to be able to fund our operations for the next three to six months from that date. Our ability to continue as a going concern is wholly dependent upon obtaining sufficient financing to fund our operations. We have no committed sources of additional capital and our access to capital funding is always uncertain. Accordingly, despite our ability to secure capital in the past, there is no assurance that additional equity or debt financing will be available to us when needed. In the event that we are not able to secure financing, we may be forced to curtail operations, delay or stop ongoing clinical trials, cease operations altogether or file for bankruptcy.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2014 financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Accordingly, notwithstanding the capital raised in our July 2015 private placement, our current cash level raises substantial doubt about our ability to continue as a going concern past December 2015. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Risks Relating to Our Stage of Development and Business

We are an early-stage company, have no product revenues, are not profitable and may never be profitable.

From inception through June 30, 2015, we have raised approximately $29.8 million through the sale of our securities and exercise of outstanding warrants. During this same period, we have recorded an accumulated deficit of approximately $42.8 million. Our net losses for the two most recent fiscal years ended December 31, 2014 and 2013 were $7.0 million and $5.3 million, respectively. Additionally, our net loss for the six months ended June 30, 2015 was $3.4 million. None of our products in development have received approval from the United States Food and Drug Administration, or FDA, or other regulatory authorities and we have no sales and have never generated product revenues nor do we expect to for the foreseeable future. Currently, our only product candidate in clinical development is mipsagargin, which is being tested in multiple Phase II clinical trials. We expect to incur significant operating losses for the foreseeable future as we continue the research, pre-clinical and clinical development of our product candidates. Accordingly, we will need additional capital to fund our continuing operations. Since we do not generate any revenue, the most likely sources of such additional capital includes the sale of our securities, a strategic licensing or collaboration transaction involving the rights to one or more of our product candidates, or from grants. To the extent that we raise additional capital by issuing equity securities, our stockholders are likely to experience dilution with regard to their percentage ownership of the company, which may be significant. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some or all the rights to our technologies, product candidates, or grant licenses on terms that are not favorable to us. If we raise additional capital by incurring debt, we could incur significant interest expense and become subject to covenants that could affect the manner in which we conduct our business, including securing such debt obligations with our assets.

Our product candidates are at various stages of early development and significant financial resources are required to develop commercially viable products and obtain regulatory approval to market and sell such products. To date, we have dedicated substantially all of our efforts and financial resources to the development of mipsagargin and depend heavily on its success. We will need to devote significantly more research and development efforts, financial resources and personnel to develop commercially viable products and obtain regulatory approvals. We may encounter hurdles and unexpected issues as we proceed in the development of mipsagargin and our other product candidates. Although initial data from our clinical trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful. If we fail to develop and successfully commercialize our product candidates, our business may be materially harmed and could fail.

We have only two full-time employees, a limited operating history, and may not be able to effectively operate our business.

Our limited staff and operating history means that there is a high degree of uncertainty regarding our ability to:

•	develop and commercialize our technologies and proposed products;
•	obtain regulatory approval to commence the marketing of our products;
2

•	identify, hire and retain needed personnel in order to implement our business plan, including pre-clinical and clinical testing;
•	manage growth;
•	achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed; or
•	respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to fully develop, and take the necessary steps to derive any revenues from our proposed products candidates.

Raising capital may be difficult as a result of our history of losses and limited operating history in our current stage of development.

When making investment decisions, investors typically look at a company’s earnings and historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our history of losses and relatively limited operating history in our current stage of development makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations altogether.

Risks Related to Commercialization

The market for our proposed products is rapidly changing and competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change and innovation. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company, our resources are limited and we may experience challenges inherent in the early development of novel therapeutics. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic efforts compared to our proposed products. Our competitors may develop therapies that are safer, more effective and less costly than our proposed products and therefore, present a serious competitive threat to us.

The acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications and treatments. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of other competing therapies may limit the potential for our proposed products, even if commercialized.

Our proposed products may not be accepted by the healthcare community.

Our proposed products, if approved for marketing, may not achieve market acceptance by the healthcare community since hospitals, physicians, patients or the medical community in general may decide not to utilize them. We are attempting to develop products that are likely to be first approved for marketing as a treatment for late stage cancer where there is no truly effective standard of care. If approved for use in late stage cancer, our proposed products might then be evaluated in earlier stages where they could represent a substantial departure from established treatment methods and would most likely compete with a number of more conventional drugs and therapies which are manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of our proposed products for us to accurately predict our major competitors. The degree of market acceptance of our products, if developed, will depend on a number of factors, including but not limited to:

•	our ability to demonstrate the clinical efficacy and safety of our proposed products to the medical community;
•	our ability to create products that are superior to alternative products;
•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and
•	the reimbursement policies of government and third-party payors.

If the healthcare community does not accept our products, our business could be materially harmed.

Our potential competitors in the biotechnology and pharmaceutical industries have significantly greater resources than we have.

We compete against numerous companies, many of which have substantially greater resources than we have. Several such competitors have research programs and/or efforts to treat the same diseases we target. Companies such as Merck & Co., Inc., Ipsen, Johnson & Johnson, and Sanofi S.A., as well as others, have substantially greater financial, research, manufacturing and marketing resources than we do. As a result, such competitors may find it easier to compete in our industry and bring competing products to market.

3

Risks Related to the Development and Manufacturing Our Product Candidates

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our proposed products.

We currently have no internal manufacturing capability, and intend to rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, the failure of any of our third-party FDA regulated manufactures or suppliers to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development plans. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities or secure third party suppliers for raw materials. In the event we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our business prospects and could delay the development of our proposed products. Moreover, we cannot give any assurance that the contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our own specifications.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize our product candidates.

Our business plan relies heavily on third party collaborators, partners, licensees, clinical research organizations, clinical investigators, vendors or other third parties to support our research and development efforts and to conduct clinical trials for our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for, or maintain relationships with, these third parties on a commercially reasonable basis, if at all. Additionally, to commercialize our proposed products, we intend to rely on third party licensees or the outright sale of our proposed products to pharmaceutical partner(s). If we fail to establish or maintain such third-party relationships as anticipated, we could experience delays in the development or commercialization of our proposed products.

We are dependent upon third parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend upon independent contract research organizations, investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials. These individuals and/or entities are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These third parties may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If these third parties fail to devote sufficient time and resources to our programs, or if their performance is substandard, the development of our drug candidates and corresponding FDA approval could be delayed or fail entirely.

Our business is dependent upon securing and importing sufficient quantities of seeds from the plant, Thapsia garganica, which grows in very specific locations outside of the United States.

The therapeutic component of our proposed products, including mipsagargin, is referred to as 12ADT. 12ADT is derived from the seeds of the Thapsia garganica plant, which grows along the coastal regions of the Mediterranean Sea. We currently secure the seeds from Thapsibiza, SL, a third-party supplier. There can be no assurances that Thapsia garganica will continue to grow in sufficient quantities to produce a commercial supply or that the countries from which we can secure Thapsia garganica will continue to allow the collect and/or export of such seeds. The process of importing Thapsia garganica seeds is subject to U.S. import and export laws and controls. Our supply agreement with Thapsibiza, SL (our sole supplier) expires on April 6, 2017 or April 6, 2022 if extended. In the event we are no longer able to obtain these seeds in the future, we may not be able to produce our proposed drug and our business will be adversely affected.

We may be required to expend significant capital to locate, secure and finance land for cultivation and harvesting of Thapsia garganica.

We believe that we can satisfy our needs for the clinical development of mipsagargin, through completion of Phase III clinical studies and early commercialization, from Thapsia garganica that grows naturally in the wild. In the event mipsagargin is approved for commercial marketing and is widely adopted by the medical community, our current supply of Thapsia garganica may not be sufficient. In order to secure sufficient quantities of Thapsia garganica, we would need to secure adequate acreage of land to cultivate and grow Thapsia garganica. We have not yet fully assessed the amount of land or other costs that would be associated with a full-scale farming operation. There can be no assurances that we will be able to secure sufficient acres of land, or the capital to purchase or lease such land, to grow sufficient quantities of Thapsia garganica to manufacture mipsagargin on a commercial scale. Our inability to secure adequate seeds could adversely impact our business.

The synthesis of 12ADT must be conducted in special facilities, which limits the locations where it may be manufacture.

We are required to manufacture the 12ADT that is to be used in our clinical trials in FDA approved facilities. There are a limited number of manufacturing facilities qualified to handle and manufacture toxic therapeutic agents and compounds. This limits the potential number of manufacturing sites for our therapeutic compounds derived from Thapsia garganica. No assurances can be provided that these facilities will be available for the manufacture of our therapeutic compounds under our time schedules or within the parameters of our manufacturing budget. In the event facilities are not available for the manufacturing of our therapeutic compounds, we may not be able to complete our clinical trials and our business and future prospects would be adversely affected.

Our therapeutic compounds may not be able to be manufactured profitably on a large enough scale to support commercialization.

To date, our therapeutics compounds have only been manufactured at a scale which is adequate to supply our research activities and early-stage clinical trials. There can be no assurance that the procedures currently used to manufacture our therapeutic compounds will work at a scale which is adequate for commercial needs. In the event our therapeutic compounds cannot be manufactured in sufficient quantities for commercialization, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

4

Risks Relating to our Intellectual Property

Our competitive position is dependent on our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for U.S. and foreign patents as well as our licenses, as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses would survive claims alleging invalidity or infringement on other patents and/or licenses. In addition, disputes may arise regarding inventorship of our intellectual property. It is possible that our intellectual property may be infringing upon existing patents that we are not currently unaware of. As the number of participants in the marketplace grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court might decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court could refuse to stop the other party on the ground that such other party’s activities do not infringe on our rights contained in these patents.

Furthermore, a third party may claim that we are using inventions covered by their patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could materially increase our operating expenses and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court would order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies.

If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the capital necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

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We may not be able to adequately protect our intellectual property.

We rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others do not develop the same or similar technologies on their own. Additionally research with regard to our technologies has been performed in countries outside of the United States and we also anticipate conducting future clinical trials outside the US. The laws in some of these countries may not provide protection for our trade secrets and intellectual property. We have taken steps, including entering into confidentiality agreements with our employees, consultants, service providers, and potential strategic partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us are our property. However, these agreements may not be honored, including in foreign countries in which we conduct research, and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ and hire individuals and/or entities who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these individuals, entities or us have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Relating to Marketing Approval and Government Regulations

Thapsia garganica is highly toxic and we may be liable for any contamination or injury we may cause or any environmental and safety law we may violate.

The therapeutic component of our proposed products, including our lead product mipsagargin, is highly toxic. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures and the handling of toxic materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the clean-up of toxic substances could subject us to significant liabilities, including joint and several liabilities under certain statutes. Although we feel this risk may be minimized through our use of third parties, it is possible that the employees of such contractors could suffer medical issues related to the handling of these toxic agents and subsequently seek compensation from us via, for example, litigation. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. No assurances can be given, despite our contractual relationship with the third-party contractor, that we would not be the subject of litigation. Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations, which would adversely affect our business.

Data obtained from clinical trials are susceptible to varying interpretations and may not be sufficient to support approval of our proposed products by the FDA.

The design of our clinical trials is based on many assumptions about the expected effect of our product candidate and if those assumptions are incorrect, our clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of early clinical trials. Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that may be obtained from later trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. Our products may not prove to be safe and effective in clinical trials and may not meet all regulatory requirements needed to receive regulatory approval. Although data from our trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful. Our clinical trials may among other things, not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

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Our proposed products may not receive FDA or other regulatory approvals.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through expensive, lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. Our proposed products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and authorities in other countries. Most of our proposed products will require governmental approval before they can be commercialized. Our failure to receive the regulatory approvals in the United States or foreign countries would likely cause us to cease operations and go out of business.

Our proposed products may not have favorable results in clinical trials or receive regulatory approval.

Encouraging results from pre-clinical studies and our clinical trials to date should not be relied upon as evidence that our clinical trials will ultimately be successful or our product approved for marketing. Even though our the results of our Phase II studies to date seem promising, we will be required to demonstrate through further clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates as they proceed through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy during clinical trial, we could experience significant delays in, or be required to abandon, development of that product candidate. Although initial data from our trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful.

We may be unable to complete all of our planned Phase II clinical trials of mipsagargin if we do not have adequate enrollment or capital to finance the studies.

We are conducting multiple Phase II clinical trials and we anticipate commencing additional clinical trials in the future. The initiation, continuation and/or completion of these trials are dependent on a number of factors, including adequate capital to fund the clinical trials and patient enrollment at the trial sites. At present, we have limited capital resources and require significant additional capital to complete any ongoing or future clinical trials that we may initiate. Our failure to enroll sufficient patients or to finance our clinical trials could materially harm our business.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products depends in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010.

We may be unable to comply with our reporting and other requirements under federal securities laws.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, would be expected to materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer. Accordingly, we are exempt from the requirements of Section 404(b) and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls. In the event we become an accelerated filer, we will be required to expend substantial capital in connection with compliance.

We do not have effective internal controls over our financial reporting.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer materially and we may become subject to litigation.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team invests significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

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Risks Relating to our Securities

Our common stock price may be particularly volatile because of our stage of development and business.

The market prices for the securities of biotechnology and pharmaceutical companies in general, and early-stage drug development companies in particular, such as ours, have been highly volatile and may continue to be highly volatile in the future. The following may have a significant impact on the market price of our common stock:

•	the development status of our drug candidates, particularly the results of our clinical trials;
•	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;
•	announcements of technological innovations, new commercial products, or other material events by our competitors or us;
•	disputes or other developments concerning our proprietary rights;
•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial and developmental performance;
•	additions or departures of key personnel;
•	loss of any strategic relationship;
•	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;
•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;
•	public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical and pharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;
•	regulatory developments in the United States or foreign countries; and
•	economic, political and other external factors.

Broad market fluctuations may cause the market price of our common stock to decline substantially. Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has broad discretion to issue additional securities.

We are authorized under our certificate of incorporation to issue up to 150,000,000 shares of common stock and 30,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors’ with broad authority to determine voting, dividend, conversion, and other rights. As of July 31, 2015, we have issued and outstanding 37,139,644 shares of common stock and we have 38,125,021 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise or conversion of currently outstanding options, warrants and convertible securities. As of July 31, 2015, we had no shares of preferred stock issued and outstanding. Accordingly, we are entitled to issue up to 74,735,335 additional shares of common stock and 30,000,000 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue a large amount of additional securities to raise capital in order to further our business plans. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

Future sales of our common stock could cause our stock price to fall.

Transactions that result in a large amount of newly issued shares become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock. In addition, the lack of a robust trading market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

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As of July 31, 2015, we had 37,139,644 shares of common stock issued and outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of July 31, 2015, we had reserved for issuance (i) 275,438 shares of our common stock issuable upon the conversion of outstanding convertible notes; (ii) 26,019,583 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.24 per share; and (iii) 8,926,695 shares of our common stock issuable upon exercise of outstanding stock options under our equity compensation plans at a weighted average exercise price of $1.61 per share. Additionally, in connection with our July 2015 financing, we issued 7,469,859 additional common stock purchase warrants, including 287,303 to our placement agent, with a weighted average exercise price of $0.75 per share. Subject to applicable vesting requirements, upon conversion or exercise of the outstanding convertible notes, warrants and options, the underlying shares may be resold into the public market. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for sale, would harm the market price of our common stock or our ability to raise capital.

The market for our common stock has been illiquid and our investors may be unable to sell their shares as a result.

Our common stock trades with limited volume on the OTCQB tier of the OTC Markets Group Inc. Accordingly, although a limited public market for our common stock exists, it is still relatively illiquid compared to that of a seasoned issuer. Any prospective investor in our securities should consider the limited market of our common stock when making an investment decision. No assurances can be given that the trading volume of our common stock will increase or that a liquid public market for our securities will ever materialize.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock appreciates.

Our officers and scientific advisors, by virtue of their ownership of our securities, may be able to significantly influence the Company.

As of July 31, 2015, our officers and scientific advisors owned approximately 16.9% of our issued and outstanding common stock. As a consequence of their level of stock ownership, the group retains substantial ability to influence the election or removal of members of our board of directors, and thereby control our management. This group of shareholders has the ability to significantly influence the outcome of corporate actions requiring shareholder approval, including amending our certificate of incorporation and bylaws, approving mergers or other changes of corporate control, and approving going private transactions and other extraordinary transactions, any of which may be in opposition to the best interest of the other shareholders and may negatively impact the value of your investment.

Provisions of Delaware law and executive employment agreements may prevent or delay a change of control, which could depress the trading price of our common stock.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless.

•	the Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;
•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or
•	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control transactions and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and accelerated vesting of options and restricted stock in the event of termination following a change of control. These provisions could have the effect of discouraging potential takeover attempts even if it would be beneficial to shareholders.

Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things (i) provide our board with the ability to alter the bylaws without stockholder approval and (ii) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to shareholders.

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If securities or industry analysts do not publish research or reports or if they publish unfavorable research or reports, an active market for our common stock may not develop and the price of our common stock could decline.

We are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we come to the attention of such persons, they may be reluctant to follow or recommend an unproven company such as ours until such time as we became more seasoned and viable. Generally, the trading market for a company’s securities depends in part on the research and reports that securities or industry analysts publish. We currently have limited research coverage by securities and industry analysts who are not very well known. As a consequence, there may be periods of time when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer with significant research coverage. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or if developed, will be sustained, or that current trading levels could be sustained or not diminish. In addition, in the event any analysts downgrades our securities, the price of our shares would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and its trading volume, if any, to decline.

Our common stock may be considered a “penny stock,” and may be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered a “penny stock.” The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock may be subject to the penny stock regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Other Risks

We depend on Craig A. Dionne, PhD, our Chief Executive Officer, to manage and drive the execution of our business plans, develop our products and core technologies and pursue collaborative relationships; the loss of Dr. Dionne would materially and adversely affect our business.

Although we have entered into an employment agreement with Dr. Dionne, there can be no assurance that he will continue to provide services to us. A voluntary or involuntary termination of employment by Dr. Dionne could have a materially adverse effect on our business.

We may be required to make significant payments to members of our management in the event their employment with us is terminated or if we experience a change of control.

We are a party to employment agreements with members of management. In the event we terminate the employment of any of these executives, we experience a change in control or, in certain cases, if such executive terminates their employment with us, such executive will be entitled to receive certain severance and related payments. Additionally, in such instance, certain securities held by members of management shall become immediately vested and exercisable. Upon the occurrence of any such event, our obligation to make such payments could significantly impact our working capital and, accordingly, our ability to execute our business plan which could have a materially adverse effect to our business. Also, these provisions may discourage potential takeover attempts that could be beneficial to our stockholders.

If our management team is not effective or if we fail to attract, hire or retain qualified personnel, we may not be able to design, develop or commercialize our products successfully or manage our business.

Our anticipated growth and expansion may require the addition of new personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas. Accordingly, there can be no assurances that we would be able to attract and retain the qualified personnel necessary for the successful development of our business.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive up to $22,992,787 upon the exercise of warrants in the event they are all exercised for cash. We will use the proceeds received from the exercise of warrants, if any, to fund our clinical trials and for working capital.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer their shares at the prevailing market prices, privately negotiated prices, or in any other fashion and manner as described in the section of this Prospectus entitled “Plan of Distribution.”

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SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 18,555,308 shares of our common stock held by the stockholders named in the tables below (“Selling Stockholders”), which only includes common shares and common shares issuable upon the exercise of warrants held by the Selling Stockholders. Except for 3,591,278 common shares and 7,469,859 common shares underlying warrants issued pursuant to our July 2015 Offering (as defined below), the shares being registered have been previously been registered and this prospectus constitutes a post-effective amendment to the prior registration statement. The shares relate to: (i) shares and shares underlying warrants issued during our July 2015 offering (“July 2015 Offering”) (ii) shares underlying warrants issued during our June 2014 offering (“June 2014 Offering”), (iii) shares underlying warrants issued during our August 2013 offering (“August 2013 Offering”); (iv) shares underlying warrants issued during our December 2012 through March 2013 offering (“December 2012 - March 2013 Offering”), (v) shares underlying warrants issued during our April 2011 offering (“April 2011 Offering”); (vi) shares underlying warrants issued during our January and February 2011 offering (“January / February 2011 Offering”); and (vii) shares underlying warrants issued to consultants for services provided (“Consultant Warrants”);

The Selling Stockholders may exercise their warrants at any time in their sole discretion. Set forth below is information, to the extent known to us, the name of each Selling Stockholders and the amount and percentage of common stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive control with respect to the securities being offered.

The Selling Stockholders may sell all, some or none of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. See “Plan of Distribution.” The tables below assumes that each Selling Stockholder sells all of its common shares and exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each Selling Stockholder does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. All of the Selling Stockholders named below acquired their common stock and warrants which are being registered directly from us in private transactions (as described below).

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common shares and common stock underlying the warrants. Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer. We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

July 2015 Offering.

We are registering 3,591,278 common shares and 7,182,556 common shares underlying warrants sold in our July 2015 Offering. From the sale of an aggregate of 3,591,278 units, we received gross proceeds of $2,513,894 or $0.70 per unit. Each unit consists of (i) one share of common stock, (ii) one Series D common stock purchase warrant and (iii) one Series E common stock purchase warrant. The Series D warrants have a term of five years and an exercise price of $0.80. The Series E warrants have a term of eighteen months and an exercise price of $0.70. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the Series D and E warrants may be exercised on a cashless basis after 6 months from the issuance date. The Series D and E warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends, fundamental transactions, subsequent rights offerings and pro rata distributions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice. We are also registering 287,303 common shares underlying placement agent warrants issued in connection with the offering. The placement agent warrants have substantially the same terms as the Series D warrants.

June 2014 Offering.

Pursuant to our June 2014 Offering, we sold an aggregate of 966,250 units resulting in gross proceeds of $773,000 or $0.80 per unit. Each unit consists of (i) one share of common stock and (ii) one half common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase the common shares at a price per share of $1.15. In the event the shares underlying warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice. None of the warrants have been exercised or sold, and accordingly we are including herein 483,125 shares underlying warrants.

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August 2013 Offering.

Pursuant to our August 2013 Offering, we sold an aggregate of 3,333,356 units resulting in gross proceeds of $5,000,032 or $1.50 per unit. Each unit consists of (i) one share of common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and an exercise price of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice. We additionally granted 266,668 common stock purchase warrants to placement agents. The placement agent warrants have substantially the same terms as the investor warrants. We previously registered 3,333,356 common shares underlying warrants pursuant to the August 2013 Offering and 266,668 common shares underlying placement agent warrants. None of the warrants have been exercised or sold, and accordingly, we are including herein 3,600,024 shares underlying warrants.

December 2012 through March 2013 Offering.

Pursuant to our December 2012 – March 2013 Offering, we sold an aggregate of 1,054,160 units resulting in gross proceeds of $1,869,000, or $1.773 per unit. Each unit consists of (i) one share of common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice. We previously registered 1,054,160 common shares underlying warrants pursuant to the December 2012 – March 2013 Offering and 18,410 common shares underlying placement agent warrants. None of the warrants have been exercised or sold, and accordingly, we are including herein 1,072,570 shares underlying warrants.

April 2011 Offering.

Pursuant to our April 2011 Offering, we sold an aggregate of 1,363,622 units resulting in gross proceeds of $2,249,975 or $1.65 per unit. Each unit consists of (i) one share of common stock and (ii) one half common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase the common shares at a price per share of $3.15. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights. We previously registered 718,175 common shares underlying warrants pursuant to the April 2011 Offering. The selling shareholders have previously sold 0 common shares underlying warrants. Accordingly, we are including herein 718,175 common shares underlying warrants.

January / February 2011 Offering.

Pursuant to our January / February 2011 Offering we sold an aggregate of 2,241,605 units resulting in gross proceeds of $4,034,884.60 or $1.80 per unit. Each unit consists of (i) one share of common stock and (ii) one half common stock purchase warrant. We also issued to placement agents and finders in the transaction an aggregate of (i) 61,498 common shares and (ii) 97,805 shares underlying warrants. The investor warrants have a term of five years and entitle the holders to purchase the common shares at a price per share of $3.30. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights. The placement agent and finder’s warrants are substantially similar to the investor warrants except for having an average exercise price of $3.20. We previously registered a total of 1,218,610 common shares underlying warrants pursuant to the January / February 2011 Offering. The selling shareholders have previously sold 0 shares underlying warrants. Accordingly, we are including herein 1,218,610 common shares underlying warrants.

Consultant Warrants.

We are also registering shares underlying warrants issued to consultants and service providers in exchange for services and reimbursement of expenses. We previously registered 552,292 common shares underlying warrants of which 150,625 warrants have expired. Accordingly, we are including herein the remaining 401,667 common shares underlying warrants.

12

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Bristol Investment Fund, Ltd.(3)	-	200,959	200,959	*	133,334	67,625	*
IRA FBO J. Steven Emerson Rollover II Pershing LLC as Custodian (4)	-	381,000	381,000	1.02%	381,000	-	*
T.R. Winston & Company, LLC (5)	-	282,540	282,540	*	56,987	225,553	*
The Verrazano Group, LLC (6)		40,000	40,000	*	40,000	-	*
Benjamin Hill (7)	35,000	33,639	68,639	*	33,639	35,000	*
Peter Cunningham (8)	-	15,000	15,000	*	15,000	-	*
William Stewart (9)	-	10,000	10,000	*	10,000	-	*
Bernard B. Markey (10)	-	10,000	10,000	*	10,000	-	*
Ravenwood Partners, LLC (11)	-	64,381	64,381	*	64,381	-	*
Schuyler L. Merrihew (12)	44,445	13,889	58,334	*	13,889	44,445	*
Kihong Kwon, M.D., Custodian, UGMA for Connor Merrihew (13)	71,359	35,012	106,371	*	35,012	71,359	*
Kihong Kwon, M.D., Custodian, UGMA for Mason Kwon (14)	97,109	47,887	144,996	*	47,887	97,109	*
Brandon Hill (15)	31,667	30,305	61,972	*	30,305	31,667	*
Sequoia Global Partners, LLC (16)	-	10,000	10,000	*	10,000	-	*
Walter H. Bass, LLC (17)	173,430	403,278	576,708	1.54%	403,278	173,430	*
Karen K. Ting (18)	-	13,718	13,718	*	13,718	-	*
John W. Galuchie, Jr. (19)	-	11,000	11,000	*	11,000	-	*
Abraham Mirman (20)	-	20,000	20,000	*	20,000		*
Cataracta Aps (21)	312,500	80,000	392,500	1.05%	60,000	332,500	*
Galt Financial (22)	-	5,558	5,558	*	5,558	-	*
Kwon Family Trust (23)	1,478,789	689,395	2,168,184	5.73%	689,395	1,478,789	3.91%
William S. Lapp (24)	-	22,500	22,500	*	22,500	-	*
Willie and Patsy Mosley (25)	284,205	169,205	453,410	1.22%	169,205	284,205	*
Brandon Luke Mills, A Minor, UGMA, Becky Bass, Custodian (26)	-	4,000	4,000	*	4,000	-	*
Courtney Pittman, A Minor, UGMA, Eric L Pittman, Custodian (27)	-	3,000	3,000	*	3,000	-	*
Guadalupe M. Sanchez (28)	11,112	5,556	16,668	*	5,556	11,112	*
Kevin Kwon Alaska Asset Conservation Trust (29)	121,415	48,889	170,304	*	48,889	121,415	*

13

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Kevin Kwon Alaska Asset Preservation Trust (30)	14,444	7,222	21,666	*	7,222	14,444	*
Kwon Family Foundation (31)	555,555	277,778	833,333	2.23%	277,778	555,555	1.48%
Mary Ann Carter (32)	-	5,556	5,556	*	5,556	-	*
Michael Tong & Lida Tong JTWROS (33)	13,888	6,944	20,832	*	6,944	13,888	*
MLPF&S Custodian Kihong Kwon IRA (34)	-	472,222	472,222	1.26%	472,222	-	*
Schuyler L. Merrihew and Nancy M. Kwon - Community Property (35)	69,445	34,723	104,168	*	34,723	69,445	*
The Nancy M. Kwon Separate Property Trust DTD 11/7/05 (36)	84,884	57,107	141,991	*	57,107	84,884	*
Wendy L Semkus (37)	2,000	8,000	10,000	*	8,000	2,000	*
Richard and Diana Landry (38)	-	1,000	1,000	*	1,000	-	*
Donna Hines (39)	-	1,000	1,000	*	1,000	-	*
Bull Dog Trust-Trustee Eric J Byrnes (40)	56,001	42,101	98,102	*	42,101	56,001	*
Burton Weinstein (41)	-	6,945	6,945	*	6,945	-	*
Cedarview Opportunities Master Funds, LP (42)	-	27,778	27,778	*	27,778	-	*
The Trapp Family Trust U/A/D 10/06/04, Eric G. Trapp and Jacqueline M. Trapp, Trustees (43)	16,666	8,333	24,999	*	8,333	16,666	*
Walter H. Bass (44)	112,804	112,804	225,608	*	112,804	112,804	*
Carolina Preferred Investments, LLC (45)	-	400,000	400,000	1.07%	400,000	-	*
Elevado Investment Company, LLC (46)	-	70,000	70,000	*	70,000	-	*
EZ MM&B Holdings, LLC, a Delaware limited liability company (47)	-	70,000	70,000	*	70,000	-	*
Roth IRA FBO Marshall S. Ezralow Pershing LLC as Custodian (48)	-	70,000	70,000	*	70,000	-	*
Ronnie Foust (49)	79,167	47,917	127,084	*	47,917	79,167	*
Meadows Capital, LLC (50)	66,667	66,667	133,334	*	66,667	66,667	*
Gerald T. Laurie (51)	10,000	10,000	20,000	*	10,000	10,000	*
BMO Harris Bank N.A. as directed Trustee of the Lapp Libra 401(k) Plan FBO William Lapp (52)	48,021	48,021	96,042	*	48,021	48,021	*
Robin Houghton (53)	-	44,868	44,868	*	44,868	-	*
Julie A. Songy (54)	20,000	20,000	40,000	*	20,000	20,000	*
L. Wayne Powell, Jr. (55)	132,495	101,245	233,740	*	101,245	132,495	*
Sean and Patricia St. Denis (56)	50,000	50,000	100,000	*	50,000	50,000	*
Jonathan Gluck (57)	-	20,000	20,000	*	20,000	-	*
Craig L. Schlinz & Jean M. Schlinz Joint Tenants (58)	-	10,000	10,000	*	10,000	-	*

14

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
James Johnson (59)	-	7,000	7,000	*	7,000	-	*
Gary L. Lively (60)	-	6,667	6,667	*	6,667	-	*
Philip S. Forte (61)	-	33,333	33,333	*	33,333	-	*
Delaware Charter Cust FBO Philip S. Forte R/O IRA (62)	-	33,333	33,333	*	33,333	-	*
Jack Steven Jacobsen (63)	-	33,333	33,333	*	33,333	-	*
John N. Davis III (64)	-	16,667	16,667	*	16,667	-	*
Mark W. Livingston (65)	-	66,667	66,667	*	66,667	-	*
George B. Wright III (66)	-	10,000	10,000	*	10,000	-	*
Arthur Ronald Jacobstein (67)	7,000	7,000	14,000	*	7,000	7,000	*
Shawn Hooker (68)	-	50,000	50,000	*	50,000	-	*
Charles C. Swanke (69)	16,667	16,667	33,334	*	16,667	16,667	*
Jeffrey S. Smith (70)	-	23,333	23,333	*	23,333	-	*
AAR Accounts Family Limited Partnership (71)	-	333,333	333,333	*	333,333	-	*
Robert J. Martin (72)	-	10,000	10,000	*	10,000	-	*
Robert G. McBride & Carol McBride JTWROS (73)	10,000	10,000	20,000	*	10,000	10,000	*
Charles Mortimer IRA FCC As Custodian (74)	-	16,000	16,000	*	16,000	-	*
Michael Solkow (75)	-	19,333	19,333	*	19,333	-	*
Mark V. Reed IRA FCC As Custodian (76)	-	16,667	16,667	*	16,667	-	*
Elbow Canyon Estates, LLC (77)	-	16,667	16,667	*	16,667	-	*
William R. Thomas (78)	6,667	6,667	13,334	*	6,667	6,667	*
William Scott Smith (79)	-	7,000	7,000	*	7,000	-	*
Sally Reed R/O IRA (IRA) As Custodian (80)	-	23,333	23,333	*	23,333	-	*
Joe T. McClure (81)	-	9,333	9,333	*	9,333	-	*
Ricky McKnight (82)	-	13,333	13,333	*	13,333	-	*
Dr. Thomas T. Paukert (83)	-	14,000	14,000	*	14,000	-	*
Delaware Charter C/F Joseph Lukeman IRA (84)	13,333	13,333	26,666	*	13,333	13,333	*
David R. Mattson (85)	13,333	13,333	26,666	*	13,333	13,333	*
Barry J. Batson (86)	-	10,000	10,000	*	10,000	-	*
Jonthan Stanney (87)	-	30,000	30,000	*	30,000	-	*
Chaskel Frankl (88)	-	16,667	16,667	*	16,667	-	*

15

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Charles Retz (89)	-	6,667	6,667	*	6,667	-	*
Dean S. Nye (90)	-	8,333	8,333	*	8,333	-	*
Scott Johnson (91)	-	13,333	13,333	*	13,333	-	*
Lorraine T. Gilman (92)	2,000	2,000	4,000	*	2,000	2,000	*
Michael L. Corsetto (93)	3,333	3,333	6,666	*	3,333	3,333	*
Dale Crystal (94)	-	33,333	33,333	*	33,333	-	*
Paul Stamatis, Jr. (95)	-	15,000	15,000	*	15,000	-	*
Thomas A. Kitchens (96)	-	9,667	9,667	*	9,667	-	*
Brian Stout SEP IRA FCC As Custodian (97)	-	16,667	16,667	*	16,667	-	*
Raylan Loggins (98)	-	16,667	16,667	*	16,667	-	*
Delaware Charter Cust FBO Dennis M. Cryan R/O IRA (99)	-	7,000	7,000	*	7,000	-	*
G. Tyler Runnels & Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000 (100)	-	133,333	133,333	*	133,333	-	*
DAFNA Lifescience Ltd. (101)	-	76,700	76,700	*	76,700	-	*
DAFNA Lifescience Market Neutral Ltd. (102)	-	15,000	15,000	*	15,000	-	*
DAFNA Lifescience Select Ltd. (103)	-	75,000	75,000	*	75,000	-	*
Michael Evan Meyers (104)	-	86,667	86,667	*	86,667	-	*
Cranshire Capital Master Fund, Ltd. (105)	-	296,751	296,751	*	233,334	63,417	*
Noam Rubenstein (106)	-	196,716	196,716	*	90,500	106,216	*
Kingsbrook Opportunities Master Fund LP (107)	-	66,667	66,667	*	66,667	-	*
Willie Mosley (108)	125,000	62,500	187,500	*	62,500	125,000	*
Andrew P. Fridberg IRA (109)	-	66,667	66,667	*	66,667	-	*
Christopher Spring (110)	-	10,000	10,000	*	10,000	-	*
Mark G. Christiana (111)	-	16,667	16,667	*	16,667	-	*
Kevin Harrington (112)	-	66,667	66,667	*	66,667	-	*
Molly Lowery Adams (113)	28,201	28,201	56,402	*	28,201	28,201	*
Equity Trust Company, d.b.a. Sterling Trust, Custodian FBO Lawrence Baker, Account #407208 (114)	14,100	14,100	28,200	*	14,100	14,100	*
Scott A. Coleman (115)	-	42,302	42,302	*	42,302	-	*
Jason Haase (116)	24,253	24,253	48,506	*	24,253	24,253	*
James Krauskopf (117)	8,461	8,461	16,922	*	8,461	8,461	*
C Thomas + J Thomas ttee Thomas Family Trust UA DTD 7/13/94 (118)	-	8,461	8,461	*	8,461	-	*

16

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Brian Wald (119)	5,641	5,641	11,282	*	5,641	5,641	*
Peter Minden + Patricia Minden JT Ten (120)	14,101	14,101	28,202	*	14,101	14,101	*
K. Smith + J. Smith Ttee KJ Smith Family Trust U/A DTD 6/10/06 (121)	-	28,201	28,201	*	28,201	-	*
CRB Investments LLC (122)	28,201	28,201	56,402	*	28,201	28,201	*
Alta Sue Hayes (123)	78,963	78,963	157,926	*	78,963	78,963	*
Daniel E. Enderson (124)	28,201	28,201	56,402	*	28,201	28,201	*
James L. McGregor (125)	28,201	28,201	56,402	*	28,201	28,201	*
Bruce M Davis (126)	19,741	19,741	39,482	*	19,741	19,741	*
Sandor Petroleum (127)	169,005	169,205	338,210	*	169,205	169,005	*
Kevin Kwon, Kihong Kwon & James Rim TTEES The Kevin Kwon Alaska Asset Pres Tr 9/24/02 (128)	5,692	29,330	35,022	*	29,330	5,692	*
Fidelity Investments FOB James Gucker Roth IRA (129)	7,051	7,051	14,102	*	7,051	7,051	*
Fidelity Investments FOB Joseph Gucker Traditional IRA (130)	7,051	7,051	14,102	*	7,051	7,051	*
John Carris Investments (131)	-	62,083	62,083	*	62,083	-	*
Bass Capital LLC (132)	100,000	50,000	150,000	*	50,000	100,000	*
Castle Bison, Inc. (133)	62,500	31,250	93,750	*	31,250	62,500	*
Ernest & Cecilia Plata (134)	66,250	33,125	99,375	*	33,125	66,250	*
Pauline Wagner Living Trust U/A DTD 4/22/03 (135)	125,000	62,500	187,500	*	62,500	125,000	*
RJF Partners, Ltd (136)	125,000	62,500	187,500	*	62,500	125,000	*
Sylvia De Leon (137)	62,500	31,250	93,750	*	31,250	62,500	*
The Rannelle Family Irrevocable Trust (138)	125,000	62,500	187,500	*	62,500	125,000	*
TRW Capital Growth Fund, LP (139)	-	104,000	104,000	*	104,000	-	*
Scott Gottlieb (140)	-	20,000	20,000	*	20,000	-	*
Russell Steward (141)	-	12,000	12,000	*	12,000	-	*
Sabby Healthcare Master Fund, Ltd. (142)	1,428,572	3,228,712	4,657,284	11.55%	4,285,716	371,568	*
Sabby Volatility Warrant Master Fund, Ltd. (143)	1,428,572	2,857,144	4,285,716	10.72%	4,285,716	-	*
Intracoastal Capital, LLC (144)	19,848	82,089	101,937	*	92,877	9,060	*
Alpha Capital Anstalt (145)	1,514,022	8,111,161	9,625,183	21.27%	1,821,429	7,803,754	17.25%
Osher Capital Partners LLC (146)	137,408	761,161	898,569	2.37%	321,429	577,140	1.52%
Charles Worthman (147)	-	6,141	6,141	*	2,873	3,268	*
H.C. Wainwright & Co., LLC (148)	-	184,236	184,236	*	86,191	98,045	*
Michael Vasinkevich (149)	-	208,603	208,603	*	99,120	109,483	*
Mark Viklund (150)	-	18,424	18,424	*	8,619	9,805	*
	9,851,936	23,491,820	33,343,756		18,555,308	14,788,448

17

* Represents less than 1%

**Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)         Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 37,139,644 common shares outstanding as of July 30, 2015.

(2)         Includes the sale of all common shares registered herein.

(3)         The shares being registered include 133,334 shares underlying warrants pursuant to August 2013 Offering. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(4)         The shares being registered include 381,000 shares underlying warrants pursuant to August 2013 Offering.

(5)         The shares being registered include 56,987 shares underlying warrants pursuant to August 2013 Offering. G. Tyler Runnels, as President, has voting and dispositive control with respect to the securities being offered. Mr. Runnels is an associated person of TR Winston & Company, LLC, a registered broker-dealer.

(6)         The shares being registered include 40,000 shares underlying warrants pursuant to consulting services on 12/22/10. Stephen Chizzik has voting and dispositive control with respect to the securities being offered.

(7)         The shares being registered include (i) 10,000 shares underlying warrants pursuant to August 2013 Offering, (ii) 1,934 shares underlying warrants for placement agent services pursuant to August 2013 Offering, (iii) 9,205 shares underlying warrants for placement agent services pursuant to December 2012 – March 2013 Offering, and (iv) 12,500 shares underlying warrants pursuant to June 2014 Offering. Mr. Hill is an associated person of Galt Financial, Inc., a registered broker-dealer.

(8)         The shares being registered include 15,000 shares underlying warrants pursuant to April 2011 offering.

(9)         The shares being registered include 10,000 shares underlying warrants pursuant to April 2011 offering.

(10)       The shares being registered include 10,000 shares underlying warrants pursuant to April 2011 offering.

(11)       The shares being registered include (i) 26,390 shares underlying warrants pursuant to January / February 2011 Offering, (ii) 18,250 shares underlying warrants pursuant to April 2011 offering and (iii) 19,741 shares underlying warrants pursuant to December 2012 – March 2013 Offering. Greg Bolloten has voting and dispositive control with respect to the securities being offered.

18

(12)       The shares being registered include 13,889 shares underlying warrants pursuant to January / February 2011 Offering.

(13)       The shares being registered include (i) 20,347 shares underlying warrants pursuant to January / February 2011 Offering and (ii) 14,665 shares underlying warrants pursuant to December 2012 – March 2013 Offering. Kihong Kwon, Custodian, has voting and dispositive control with respect to the securities being offered.  Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(14)        The shares being registered include (i) 33,222 shares underlying warrants pursuant to January / February 2011 Offering and (ii) 14,665 shares underlying warrants pursuant to December 2012 – March 2013 Offering. Kihong Kwon, Custodian, has voting and dispositive control with respect to the securities being offered.  Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(15)        The shares being registered include (i) 6,667 shares underlying warrants pursuant to August 2013 Offering, (ii) 1,933 shares underlying warrants for placement agent services pursuant to August 2013 Offering, (iii) 9,205 shares underlying warrants for placement agent services pursuant to December 2012 – March 2013 Offering and (iv) 12,500 shares underlying warrants pursuant to June 2014 Offering. Mr. Hill is an associated person of Galt Financial, Inc., a registered broker-dealer.

(16)       The shares being registered include 10,000 shares underlying warrants pursuant to January / February 2011 Offering. Walter Bass has voting and dispositive control with respect to the securities being offered.

(17)       The shares being registered include (i) 70,247 shares underlying finder’s warrants pursuant to January / February 2011 Offering (ii) 36,364 shares underlying warrants pursuant to April 2011 offering, (iii) 160,667 shares underlying warrants for consulting services on 3/14/11, (iv) 86,000 shares underlying warrants for consulting services on 5/23/11, and (v) 50,000 shares underlying warrants for consulting services on 12/28/11. Walter Bass has voting and dispositive control with respect to the securities being offered.

(18)       The shares being registered include 13,718 shares underlying warrants for services as placement agent pursuant to August 2013 Offering. Karen K. Ting is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(19)       The shares being registered include 11,000 shares underlying warrants for services as placement agent pursuant to August 2013 Offering. John W. Galuchie, Jr. is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(20)       The shares being registered include 20,000 shares underlying warrants for services as placement agent pursuant to August 2013 Offering. Abraham Mirman is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(21)       The shares being registered include (i) 60,000 warrants pursuant to consulting services on 2/11/08. Søren Brøgger Christensen, PhD has voting and dispositive control with respect to the securities being offered.

19

(22)        The shares being registered include (i) 5,558 shares underlying warrants issued as compensation for placement agent fees pursuant to January / February 2011 Offering. Benjamin Hill and / or Brandon Hill have voting and dispositive control with respect to the securities being offered. Selling shareholder is a registered broker-dealer.

(23)        The shares being registered include (i) 83,334 shares underlying warrants pursuant to January / February 2011 Offering, and (ii) 606,061 shares underlying warrants pursuant to April 2011 offering. Kihong Kwon, Trustee, has voting and dispositive control with respect to the securities being offered. Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(24)        The shares being registered include 22,500 shares underlying warrants pursuant to April 2011 offering.

(25)        The shares being registered include 169,205 shares underlying warrants pursuant to December 2012 – March 2013 Offering.

(26)        The shares being registered include (i) 3,000 shares underlying warrants pursuant to January / February 2011 Offering, and (ii) 1,000 shares underlying warrants pursuant to consulting services on 5/23/11. Becky Bass, Custodian, has voting and dispositive control with respect to the securities being offered

(27)        The shares being registered include 3,000 shares underlying warrants pursuant to January / February 2011 Offering. Eric L. Pittman, Custodian, has voting and dispositive control with respect to the securities being offered.

(28)        The shares being registered include 5,556 shares underlying warrants pursuant to January / February 2011 Offering.

(29)        The shares being registered include 48,889 shares underlying warrants pursuant to January / February 2011 Offering. Kevin Kwon, Trustee, has voting and dispositive control with respect to the securities being offered

(30)        The shares being registered include 7,222 shares underlying warrants pursuant to January / February 2011 Offering. Kevin Kwon, Trustee, has voting and dispositive control with respect to the securities being offered

(31)        The shares being registered include 277,778 shares underlying warrants pursuant to January / February 2011 Offering. Kihong Kwon, Trustee, has voting and dispositive control with respect to the securities being offered. Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(32)        The shares being registered include 5,556 shares underlying warrants pursuant to January / February 2011 Offering.

(33)       The shares being registered include 6,944 shares underlying warrants pursuant to January / February 2011 Offering.

20

(34)        The shares being registered include 472,222 shares underlying warrants pursuant to January / February 2011 Offering. Kihong Kwon has voting and dispositive control with respect to the securities being offered. Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(35)        The shares being registered include 34,723 shares underlying warrants pursuant to January / February 2011 Offering.

(36)        The shares being registered include (i) 27,777 shares underlying warrants pursuant to January / February 2011 Offering and (ii) 29,330 shares underlying warrants pursuant to December 2012 – March 2013 Offering. Nancy M. Kwon, Trustee, has voting and dispositive control with respect to the securities being offered

(37)        The shares being registered include (i) 4,000 shares underlying warrants as a finder pursuant to January / February 2011 Offering, and (ii) 4,000 shares underlying warrants pursuant to consulting services on 5/23/11.

(38)        The shares being registered include 1,000 shares underlying warrants as a finder pursuant to January / February 2011 Offering.

(39)        The shares being registered include 1,000 shares underlying warrants as compensation for placement agent services pursuant to January / February 2011 Offering.

(40)        The shares being registered include (i) 13,900 shares underlying warrants pursuant to January / February 2011 Offering and (ii) 28,201 shares underlying warrants pursuant to December 2012 – March 2013 Offering. Eric J. Byrnes, Trustee, has voting and dispositive control with respect to the securities being offered.

(41)        The shares being registered include 6,945 shares underlying warrants pursuant to January / February 2011 Offering.

(42)        The shares being registered include 27,778 shares underlying warrants pursuant to January / February 2011 Offering. Gregory Bolloten has voting and dispositive control with respect to the securities being offered.

(43)        The shares being registered include 8,333 shares underlying warrants pursuant to January / February 2011 Offering.

(44)        The shares being registered include 112,804 shares underlying warrants pursuant to December 2012 – March 2013 Offering.

(45)        The shares being registered 400,000 shares underlying warrants pursuant to August 2013 Offering. Todd D. Beddard, Manager, has voting and dispositive control with respect to the securities being offered

(46)        The shares being registered include 70,000 shares underlying warrants pursuant to August 2013 Offering. Bryan Ezralow has voting and dispositive control with respect to the securities being offered.

(47)        The shares being registered include 70,000 shares underlying warrants pursuant to August 2013 Offering. Bryan Ezralow has voting and dispositive control with respect to the securities being offered.

21

(48)       The shares being registered include 70,000 shares underlying warrants pursuant to August 2013 Offering. Marshall Ezralow has voting and dispositive control with respect to the securities being offered.

(49)       The shares being registered include (i) 16,667 shares underlying warrants pursuant to August 2013 Offering and (ii) 31,250 shares underlying warrants pursuant to June 2014 Offering.

(50)       The shares being registered include 66,667 shares underlying warrants pursuant to August 2013 Offering. Robert Cohen has voting and dispositive control with respect to the securities being offered.

(51)       The shares being registered include 10,000 shares underlying warrants pursuant to August 2013 Offering.

(52)       The shares being registered include (i) 17,000 shares underlying warrants pursuant to August 2013 Offering, and (ii) 31,021 shares underlying warrants pursuant to December 2012 - March 2013 offering. Stephanie L. Napier and Lori Harding have voting and dispositive control with respect to the securities being offered.

(53)       The shares being registered include (i) 16,667 shares underlying warrants pursuant to August 2013 Offering and (ii) 28,201 shares underlying warrants pursuant to December 2012 – March 2013 Offering.

(54)       The shares being registered include 20,000 shares underlying warrants pursuant to August 2013 Offering.

(55)       The shares being registered include (i) 33,333 shares underlying warrants pursuant to August 2013 Offering, (ii) 36,662 shares underlying warrants pursuant to December 2012 – March 2013 Offering and (iii) 31,250 shares underlying warrants pursuant to June 2014 Offering.

(56)       The shares being registered include 50,000 shares underlying warrants pursuant to August 2013 Offering.

(57)       The shares being registered include 20,000 shares underlying warrants pursuant to August 2013 Offering.

(58)       The shares being registered include 10,000 shares underlying warrants pursuant to August 2013 Offering.

(59)       The shares being registered include 7,000 shares underlying warrants pursuant to August 2013 Offering.

(60)       The shares being registered include 6,667 shares underlying warrants pursuant to August 2013 Offering.

(61)       The shares being registered include 33,333 shares underlying warrants pursuant to August 2013 Offering.

(62)       The shares being registered include (i) 28,000 shares underlying warrants pursuant to August 2013 Offering and (ii) 5,333 shares underlying warrants pursuant to August 2013 Offering.

22

(63)       The shares being registered include 33,333 shares underlying warrants pursuant to August 2013 Offering.

(64)       The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(65)       The shares being registered include 66,667 shares underlying warrants pursuant to August 2013 Offering.

(66)       The shares being registered include 10,000 shares underlying warrants pursuant to August 2013 Offering.

(67)       The shares being registered include 7,000 shares underlying warrants pursuant to August 2013 Offering.

(68)       The shares being registered include 50,000 shares underlying warrants pursuant to August 2013 Offering.

(69)       The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(70)       The shares being registered include 23,333 shares underlying warrants pursuant to August 2013 Offering.

(71)       The shares being registered include 333,333 shares underlying warrants pursuant to August 2013 Offering. Andrew Roth has voting and dispositive control with respect to the securities being offered.

(72)       The shares being registered include 10,000 shares underlying warrants pursuant to August 2013 Offering.

(73)       The shares being registered include 10,000 shares underlying warrants pursuant to August 2013 Offering.

(74)       The shares being registered include 16,000 shares underlying warrants pursuant to August 2013 Offering.

(75)       The shares being registered include 19,333 shares underlying warrants pursuant to August 2013 Offering.

(76)       The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(77)       The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering. Russell and Susan Bergstrom have voting and dispositive control with respect to the securities being offered.

(78)       The shares being registered include 6,667 shares underlying warrants pursuant to August 2013 Offering.

23

(79)        The shares being registered include 7,000 shares underlying warrants pursuant to August 2013 Offering.

(80)        The shares being registered include 23,333 shares underlying warrants pursuant to August 2013 Offering.

(81)        The shares being registered include 9,333 shares underlying warrants pursuant to August 2013 Offering.

(82)        The shares being registered include 13,333 shares underlying warrants pursuant to August 2013 Offering.

(83)        The shares being registered include 14,000 shares underlying warrants pursuant to August 2013 Offering.

(84)        The shares being registered include 13,333 shares underlying warrants pursuant to August 2013 Offering.

(85)        The shares being registered include 13,333 shares underlying warrants pursuant to August 2013 Offering.

(86)        The shares being registered include 10,000 shares underlying warrants pursuant to August 2013 Offering.

(87)        The shares being registered include 30,000 shares underlying warrants pursuant to August 2013 Offering.

(88)        The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(89)        The shares being registered include 6,667 shares underlying warrants pursuant to August 2013 Offering.

(90)        The shares being registered include 8,333 shares underlying warrants pursuant to August 2013 Offering.

(91)        The shares being registered include 13,333 shares underlying warrants pursuant to August 2013 Offering.

(92)        The shares being registered include 2,000 shares underlying warrants pursuant to August 2013 Offering.

(93)        The shares being registered include 3,333 shares underlying warrants pursuant to August 2013 Offering.

(94)        The shares being registered include 33,333 shares underlying warrants pursuant to August 2013 Offering.

(95)        The shares being registered include 15,000 shares underlying warrants pursuant to August 2013 Offering.

24

(96)        The shares being registered include 9,667 shares underlying warrants pursuant to August 2013 Offering.

(97)        The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(98)        The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(99)        The shares being registered include 7,000 shares underlying warrants pursuant to August 2013 Offering.

(100)      The shares being registered include 133,333 shares underlying warrants pursuant to August 2013 Offering. G. Tyler Runnels has voting and dispositive control with respect to the securities being offered.

(101)      The shares being registered include 76,700 shares underlying warrants pursuant to August 2013 Offering. Fariba Ghodsian has voting and dispositive control with respect to the securities being offered.

(102)      The shares being registered include 15,000 shares underlying warrants pursuant to August 2013 Offering. Fariba Ghodsian has voting and dispositive control with respect to the securities being offered.

(103)     The shares being registered include 75,000 shares underlying warrants pursuant to August 2013 Offering. Fariba Ghodsian has voting and dispositive control with respect to the securities being offered.

(104)     The shares being registered include (i) 66,667 shares underlying warrants pursuant to August 2013 Offering and (ii) 20,000 shares underlying warrants pursuant to placement agent services in August 2013 Offering. Michael Evan Meyers is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(105)     The shares being registered include 233,334 shares underlying warrants pursuant to August 2013 Offering. Please see footnote 144 for a further description of the selling shareholder’s securities.

(106)     The shares being registered include 90,500 shares underlying warrants for services as placement agent pursuant to July 2015 Offering. Noam Rubenstein is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(107)      The shares being registered include 66,667 shares underlying warrants pursuant to August 2013 Offering. Adam J. Chill has voting and dispositive control with respect to the securities being offered.

(108)     The shares being registered include 62,500 shares underlying warrants pursuant to June 2014 Offering.

(109)     The shares being registered include 66,667 shares underlying warrants pursuant to August 2013 Offering.

25

(110)     The shares being registered include 10,000 shares underlying warrants pursuant to August 2013 Offering.

(111)     The shares being registered include 16,667 shares underlying warrants pursuant to August 2013 Offering.

(112)     The shares being registered include 66,667 shares underlying warrants pursuant to August 2013 Offering.

(113)     The shares being registered include 28,201 shares underlying warrants pursuant to December 2012 through March 2013 Offering.

(114)     The shares being registered include 14,100 shares underlying warrants pursuant to December 2012 - March 2013 Offering. Dr. Lawrence Baker has voting and dispositive control with respect to the securities being offered.

(115)     The shares being registered include 42,302 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(116)     The shares being registered include 24,253 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(117)     The shares being registered include 8,461 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(118)     The shares being registered include 8,461 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(119)      The shares being registered include 5,641 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(120)      The shares being registered include 14,101 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(121)      The shares being registered include 28,201 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(122)      The shares being registered include 28,201 shares underlying warrants pursuant to December 2012 - March 2013 Offering. Chuck Burtzloff has voting and dispositive control with respect to the securities being offered.

(123)      The shares being registered include 78,963 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(124)      The shares being registered include 28,201 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(125)      The shares being registered include 28,201 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

26

(126)      The shares being registered include 19,741 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(127)      The shares being registered include 169,205 shares underlying warrants pursuant to December 2012 - March 2013 Offering. Evelyn P. Sabo has voting and dispositive control with respect to the securities being offered.

(128)      The shares being registered include 29,330 shares underlying warrants pursuant to December 2012 - March 2013 Offering. Kevin Kwon has voting and dispositive control with respect to the securities being offered.

(129)      The shares being registered include 7,051 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(130)      The shares being registered include 7,051 shares underlying warrants pursuant to December 2012 - March 2013 Offering.

(131)      The shares being registered include 62,083 shares underlying placement agent warrants pursuant to August 2013 Offering.

(132)     The shares being registered include 50,000 shares underlying warrants pursuant to June 2014 Offering.

(133)     The shares being registered include 31,250 shares underlying warrants pursuant to June 2014 Offering. Raul Silvestre has voting and dispositive control with respect to the securities being offered.

(134)     The shares being registered include 33,125 shares underlying warrants pursuant to June 2014 Offering.

(135)     The shares being registered include 62,500 shares underlying warrants pursuant to June 2014 Offering. Pauline Wagner and Ernest Plata have voting and dispositive control with respect to the securities being offered.

(136)     The shares being registered include 62,500 shares underlying warrants pursuant to June 2014 Offering. John W. Feik has voting and dispositive control with respect to the securities being offered.

(137)     The shares being registered include 31,250 shares underlying warrants pursuant to June 2014 Offering.

(138)     The shares being registered include 62,500 shares underlying warrants pursuant to June 2014 Offering. Michael Ranelle has voting and dispositive control with respect to the securities being offered.

(139)     The shares being registered include 104,000 shares underlying warrants for services as placement agent pursuant to August 2013 Offering. G. Tyler Runnels has voting and dispositive control with respect to the securities being offered. Tyler Runnels is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

27

(140)      The shares being registered include 20,000 shares underlying warrants for services as placement agent pursuant to August 2013 Offering. Scott Gottlieb is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(141)     The shares being registered include 12,000 shares underlying warrants for services as placement agent pursuant to August 2013 Offering. Russell Steward is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(142)     The shares being registered include 1,428,572 common shares and 2,857,144 shares underlying warrants pursuant to July 2015 Offering. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC.  Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

(143)     The shares being registered include 1,428,572 common shares and 2,857,144 shares underlying warrants pursuant to July 2015 Offering. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC.  Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

(144)     The shares being registered include (i) 19,848 common shares and 39,696 shares underlying warrants pursuant to July 2015 Offering and (ii) 33,333 shares underlying warrants pursuant to August 2013 offering. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of the securities reported herein that are held by Intracoastal.

Cranshire Capital Advsiors, LLC (“CCA”) is the investment manager of Cranshire Master Fund, Ltd. (“Cranshire Master Fund”) and consequently has voting control and investment discretion over securities held by Cranshire Master Fund described below. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund which are described below.

In the aggregate, Mr. Kopin may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 398,688 of our ordinary shares, which consists of (i) 19,848 of our ordinary shares held by Intracoastal (ii) 82,089 of our ordinary shares issuable upon exercise of warrants held by Intracoastal and (iii) 296,751 of our ordinary shares issuable upon exercise of warrants held by Cranshire Master Fund.

Mr. Asher, who is manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

28

(145)     The shares being registered include 607,143 common shares and 1,214,286 shares underlying warrants pursuant to July 2015 Offering. Konrad Ackerman has voting and dispositive control with respect to the securities being offered.

(146)     The shares being registered include 107,143 common shares and 214,286 shares underlying warrants pursuant to July 2015 Offering. Ari Kluger has voting and dispositive control with respect to the securities being offered.

(147)     The shares being registered include 2,873 shares underlying warrants for services as placement agent pursuant to July 2015 Offering. Charles Worthman is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(148)     The shares being registered include 86,191 shares underlying warrants for services as placement agent pursuant to July 2015 Offering. H.C. Wainwright & Co., LLC is a registered broker-dealer. Mark W. Viklund and Thomas Pinou have voting and dispositive control with respect to the securities being offered. H.C. Wainwright & Co., LLC is a registered broker-dealer.

(149)     The shares being registered include 99,120 shares underlying warrants for services as placement agent pursuant to July 2015 Offering. Michael Vasinkevich is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(150)     The shares being registered include 8,619 shares underlying warrants for services as placement agent pursuant to July 2015 Offering. Mark Viklund is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

29

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

30

DESCRIPTION OF SECURITIES

General

As of July 31, 2015, our authorized capital stock consisted of:

•	150,000,000 shares of common stock, par value $0.0001; and

•	30,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of July 31, 2015, we had 37,139,644 shares of common stock issued and outstanding and no shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the DGCL.

Set forth below is a summary description of all of the material terms of our capital stock and convertible securities. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part. Additionally, the description of registration rights are qualified in their entirety by reference to each respective registration rights agreement which are filed as an exhibit to this registration statement.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Outstanding Warrants

As of July 31, 2015, we had an aggregate of 26,019,583 common stock purchase warrants issued and outstanding with a range of exercise prices from $0.50 to $3.30 per share and a weighted average weighted exercise price of $1.24 per share. Of our outstanding warrants, we are registering the common shares underlying 7,469,859 warrants for the first time herein and including herein 7,494,171 warrants previously registered. For a further description of such warrants, please refer to the section of this prospectus entitled “Selling Stockholders” as well as the following table, consisting of:

31

Description of Securities	Exercise Price	Expiration Date	Price Adjustment	Callable
Consultant Warrants
60,000 Warrants	$0.50	1/31/2018	Stock Dividends and Splits	No
25,000 Warrants	$1.94	8/16/2016	Stock Dividends and Splits	No
40,000 Warrants	$2.00	12/22/2015	Stock Dividends and Splits	No
190,000 Warrants	$2.03	12/28/2016	Stock Dividends and Splits	No
18,000 Warrants	$2.55	6/1/2017	Stock splits, Dividends and Fundamental Transactions	No
96,000 Warrants	$3.00	2/01/2019
91,000 Warrants	$3.15	5/23/2016	Stock Splits and Dividends	Yes
160,667 Warrants	$3.30	3/14/2016	Stock Splits and Dividends	Yes
12,500 Warrants	$1.15	8/05/2019	Stock Splits and Dividends and Fundamental Transactions	No
139,500 Warrants	$1.15	8/05/2019	Stock Splits and Dividends	No
150,000 Warrants	$0.65	1/12/2020	Stock Splits and Dividends	No
75,000 Warrants	$0.65	5/26/2020	Stock Splits and Dividends	No
Offering Warrants
3,771,438 – July 2015 Private Offering (1)	$0.80	7/9/2020	Stock Splits and Dividends and Fundamental Transactions	No
107,143 – July 2015 Private Offering	$0.80	7/10/2020	Stock Splits and Dividends and Fundamental Transactions	No
3,484,135 – July 2015 Private Offering	$0.70	1/9/2017	Stock Splits and Dividends and Fundamental Transactions	No
107,143 – July 2015 Private Offering	$0.70	1/10/2017	Stock Splits and Dividends and Fundamental Transactions	No
483,125 – June 2014 Private Offering	$1.15	6/24/2019	Stock Splits and Dividends and Fundamental Transactions	No
2,408,800 – June 2014 Public Offering (2)	$1.15	6/3/2019	Stock Splits and Dividends and Fundamental Transactions	No
7,990,753 – June 2014 Public Offering	$0.70	12/31/2016	Stock Splits and Dividends and Fundamental Transactions	No
3,600,024 – Aug 2013 Offering (3)	$1.75	8/20/2018	Stock Splits, Dividends and Fundamental Transactions	No
1,072,570 – Jan/Mar 2013 Offering (4)	$3.00	Dec 2017 / Mar 2018	Stock Splits and Dividends	No
718,175 — April 2011 Offering (5)	$3.15	4/29/2016	Stock Splits and Dividends	Yes
1,218,610 — Jan/Feb 2011 Offering (6)	$3.30	Jan/Feb 2016	Stock Splits and Dividends	Yes

________________________

(1)	Includes 287,303 warrants issued to our placement agent with an average exercise price of $0.80 per share.
(2)	Includes 326,817 warrants issued to our placement agents with an average exercise price of $1.15 per share.
(3)	Includes 266,668 warrants issued to our placement agents with an average exercise price of $1.75 per share.
(4)	Includes 18,410 warrants issued to our placement agent and finder with an average exercise price of $3.00 per share.
(5)	Includes 36,364 warrants issued to our placement agent and finder with an average exercise price of $3.15 per share.
(6)	Includes 97,805 warrants issued to our placement agent and finder with an average exercise price of $3.50 per share.

Options

As of July 31, 2015 we had an aggregate of 8,926,695 common stock purchase options issued and outstanding with an weighted average exercise price of $1.61 per share. The options were issued pursuant to our 2007 Equity Compensation Plan, as amended, and our 2009 Executive Compensation Plan, as amended.

Convertible Notes

As of July 30, 2015, we have three convertible promissory notes outstanding that are payable to Dr. Dionne, our Chief Executive Officer, Chief Financial Officer, President and Chairman. The notes have an annual interest rate of 4.2%. The aggregate balance of the notes is $105,000 in principal and approximately $33,000 in accrued interest. The notes and accrued interest are convertible into 275,438 shares of common stock at a price of $0.50 per share.

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Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status, and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, 10038 and the phone number is (718) 921-8201.

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Registration Rights

On July 9 and July 10 of 2015, the Company completed a private placement (the “Offering”) of 3,591,278 units, with each unit consisting of (i) one share of common stock, (ii) one Series D common stock purchase warrant with an exercise price of $0.80 per share and a term of five years (“Series D Warrant”) and (iii) one series E common stock purchase warrant with an exercise price of $0.70 per share and a term of eighteen months (“Series E Warrant”). In the Offering we sold an aggregate of (i) 3,591,278 shares of common stock, (ii) 3,591,278 Series D Warrants and (iii) 3,591,278 Series E Warrants. Additionally, we also issued our placement agent in the Offering, or their designated assigns, an aggregate of 287,303 common stock purchase warrants with an exercise price of $0.80 per share and a term of five years (“Placement Agent Warrants”). In connection with the Offering, the Company and the investors entered into a registration rights agreement (“Registration Rights Agreement”).

Pursuant to the terms and subject to the conditions contained in the Registration Rights Agreement, the investors in the Offering are entitled to have the following purchased securities registered under the Securities Act: (i) 3,591,278 shares of common stock and (ii) 7,182,556 shares of common stock issuable upon exercise of the Series D and Series E Warrants. Registration of these shares or shares issuable upon exercise of warrants under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. The Company has additionally elected to register under the Securities Act, 287,303 shares of common stock issuable upon the exercise of the Placement Agent Warrants.

Pursuant to the Registration Rights Agreement, the Company has agreed to file this registration statement covering the resale of the shares of common stock issued in the Offering and issuable upon the exercise of the Series D Warrants, Series E Warrants and electively, the Placement Agent Warrants no later than August 14, 2015, subject to certain review periods afforded to the investors. Furthermore, the Company agrees to have such registration statement declared effective on or before September 3, 2015 (in case of no Commission review) or October 3, 2015 (in the case of Commission review). If the Company does not cause the registration statement to be declared effective by the applicable deadlines and the delay is not solely caused by publicly-available written or oral guidance, comments, requirements or requests of the Commission staff with respect to rules under the Securities Act limiting the number of shares that can be included on the registration statement, then each selling shareholder will be entitled to liquidated damages, payable in cash equal to 2% of the aggregate purchase price paid by such selling shareholder for the securities, and an additional 2% for each month that the Company does not cause the registration statement to be declared effective. The investors shall have piggyback registration rights with respect to any portion of the shares of Common Stock that they are entitled to have registered under this registration statement that are not included in this registration statement.

DESCRIPTION OF BUSINESS

Overview

We are an early-stage, pre-revenue, pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including liver, brain, prostate, renal and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a patented prodrug delivery system that targets the release of the drug within the tumor. We believe our cancer prodrugs have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments. Our lead drug candidate, mipsagargin, is currently in multiple Phase II clinical trials.

Our major focus for the next twelve to eighteen months is (i) preparation for our next clinical trial of mipsagargin in liver cancer patients, potentially involving a development partner, (ii) the ongoing Phase II clinical trial in patients with glioblastoma, (iii) ongoing business development discussions with potential development partners and (iv) prioritization of our next thapsigargin prodrug development candidate. We have deferred the development of mipsagargin in Phase II prostate clinical trials until the second quarter of 2016 and have indefinitely postponed the planned Phase II renal cancer study of mipsagargin in order to focus our efforts in glioblastoma and liver cancer clinical studies. Our ability to execute our product development plan is dependent on the amount and timing of cash, if any, that we are able to raise. Should we not raise sufficient funds to execute our product development plan, our priority is the continuation and completion of our ongoing Phase II clinical study in glioblastoma patients.

In January 2015, we presented preliminary results from our Phase II study of mipsagargin in liver cancer patients and these data were updated in May 2015 when we received a final clinical study report. We consider the study to be positive with 63% of treated patients having stable disease at 2 months and with a median time to progression of 4.5 months. Additionally, the trial showed that mipsagargin is effective at destroying the vascularity of solid tumors thereby starving the tumor. These results support our plans to continue the development of mipsagargin for patients with liver cancer, as well as proceed with our clinical development strategy in other indications. We plan to develop subsequent randomized studies to further develop mipsagargin, preferably with a development partner, with a goal of seeking approval from the United States Food and Drug Administration, or FDA, for marketing or licensing mipsagargin to a pharmaceutical companies. Although data from our completed trials appear promising, the outcomes of our ongoing or future trials may ultimately be unsuccessful.

Recent Developments

•	On July 16, 2015, the U.S. Court of Appeals for the Federal Circuit entered judgment in GenSpera, Inc. v. Annastasiah Mudiwa Mhaka in favor of GenSpera. In a per curiam order without an opinion, the Federal Circuit affirmed the decision of the U.S. District Court for the District of Maryland granting summary judgment in GenSpera's favor in two consolidated cases relating to the inventorship of two patents owned by GenSpera. The district court had issued a declaratory judgment that Dr. Annastasiah Mhaka should not be added as an inventor to the two patents at issue, and had also granted summary judgment with respect to state law tort claims brought by Dr. Mhaka against the company and two of its founders, Dr. John Isaacs and Dr. Sam Denmeade. The U.S. Court of Appeals for the Fourth Circuit previously dismissed another appeal brought by Dr. Mhaka from the same district court judgments.

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•	GenSpera’s strategic partner, Phyton Biotech, has had its international patent application WO 2015/0892978 A1 "PRODUCTION OF THAPSIGARGINS BY THAPSIA CELL SUSPENSION CULTURE," published by the World Intellectual Property Organization (WIPO). The invention described in the patent application provides, for the first time, a suspension cell culture suitable for mass production of thapsigargin and offers a potentially alternative route to commercial scale production of this starting material for synthesis of mipsagargin.

•	Santosh Kesari, MD, PhD, Principal Investigator of GenSpera's glioblastoma clinical trial, received a $1.6 million RO-1 grant from the Food and Drug Administration for preclinical work and biomarker development in support of the ongoing mipsagargin clinical trial studies in humans. The clinical trial is being conducted at UC San Diego Moores Cancer Center in La Jolla, CA.

•	We issued updated data from a Phase II liver cancer trial in which a total of twenty-five patients were treated with mipsagargin. Study participants experienced a median time to progression of 4.5 months, more than double the time demonstrated in prior studies with placebo or ineffective agents. Sixty-three percent of patients experienced stable disease at two months. Additionally, mipsagargin was shown to dramatically decrease blood flow in liver tumors.

•	Sufficiently positive data were observed in the first stage of an ongoing Phase II study of mipsagargin in glioblastoma (brain cancer) patients to warrant continuation of enrollment for an expansion phase of the trial. We have now treated fifteen patients in the Phase II glioblastoma clinical trial.

Clinical and Pre-Clinical Development Strategy

Under the planning and direction of key personnel, we expect to continue to outsource all of our preclinical development (e.g., toxicology), manufacturing, and clinical development activities to contract research organizations (CROs) and contract manufacturing organizations (CMOs). Our contract CROs and CMOs are required to comply with federal, state and United States Food and Drug Administration or FDA regulations including Good Manufacturing Practices (cGMP), Good Clinical Practices (GCP), and Good Lab Practices (GLP).

We intend to conduct several Phase II clinical trials to determine the therapeutic efficacy of mipsagargin in cancer patients. We anticipate that mipsagargin will be therapeutically effective in a wide range of solid tumor types and have chosen to first evaluate the drug in liver cancer and glioblastoma. We believe this strategy will validate mipsagargin as a platform technology over multiple indications while at the same time diversifying the risk associated with any individual indication.

MIPSAGARGIN

CLINICAL DEVELOPMENT PROGRAM

Indication	Status

Solid Tumors	Completed Phase Ia/b safety, tolerability and dosing refinement study. Closed to further enrollment.

Hepatocellular Carcinoma (liver cancer)	In 2012, we obtained clearance from the FDA to initiate our Phase II clinical trial entitled, “A Phase II, Multicenter, Single-Arm Study of G-202 as Second-Line Therapy Following Sorafenib for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” In October of 2014 we closed patient enrollment in the trial. In total, we treated 25 patients. We presented trial data at a poster session at the American Society for Clinical Oncology 2015 Gastrointestinal Cancers Symposium on January 2015 in San Francisco, CA and presented final data at the BIO International Convention 2015 held in Philadelphia, PA. in June of 2015.

Glioblastoma (brain cancer)	During the first quarter of 2014, we entered into a collaborative arrangement and commenced our Phase II clinical trial in patients with glioblastoma, entitled, “An Open-Label, Single-Arm, Phase II Study to Evaluate the Efficacy, Safety and CNS Exposure of G-202 in Patients with Recurrent or Progressive Glioblastoma.” In May of 2015 the trial was expanded from 12 patients to 34 based on initial results. The trial is ongoing with twelve patients treated to date. This trial is being conducted at the University of California San Diego Moores Cancer Center.

Prostate Cancer	We have deferred the start of the Phase II trial to the second half of 2016 in order to focus our efforts on clinical development in glioblastoma and liver cancer.

Renal Cell Carcinoma	We have also postponed the start of the Phase II trial in order to focus efforts on clinical development in glioblastoma and liver cancer.

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Hepatocellular Carcinoma (Liver Cancer)

Primary hepatocellular carcinoma is cancer that forms in the tissues of the liver. Estimates for liver cancer in the U.S. for 2015 are approximately 36,000 new cases and 25,000 deaths. Incidence of hepatocellular carcinoma in the U.S. is rising, principally in relation to the spread of hepatitis C infection. Hepatocellular carcinoma is potentially curable by surgical resection, but surgery is the treatment of choice for only the small fraction of patients with localized disease. Prognosis depends on the degree of local tumor replacement and the extent of liver function impairment. Treatment options for people with liver cancer are surgery (including liver transplant), ablation, embolization, targeted therapy, radiation therapy, and chemotherapy, for which there is only one approved drug (sorafenib), or a combination of these options. There is no standard therapy for patients with advanced metastatic liver cancer after treatment with sorafenib.

Glioblastoma multiforme (Brain Cancer)

Glioblastoma is the most common and most aggressive malignant primary brain tumor in humans. Estimated for brain and other nervous system tumors in the United States in 2015 are approximately 23,000 new cases and 15,000 deaths. Brain tumors account for 85% to 90% of all primary central nervous system (CNS) tumors.

Despite optimal treatment, the median survival for these patients is only 12 - 15 months. Treatment commonly consists of surgery followed by radiation and the drug temozolomide. There are a few drugs that have been approved in patients that have recurrent tumors but none have been shown to promote long-term tumor stabilization or survival.

Prostate Cancer

Prostate cancer forms in tissues of the prostate (a gland in the male reproductive system found below the bladder and in front of the rectum).  Prostate cancer is the second leading cause of cancer death in American men, behind only lung cancer. Estimates for prostate cancer in the U.S. for 2015 are about 221,000 new cases and approximately 28,000 deaths. Depending on the situation, the treatment options for men with prostate cancer may include:  expectant management (watchful waiting) or active surveillance; surgery; radiation therapy; cryosurgery; hormone therapy; chemotherapy; and vaccine treatment.  These treatments are generally used one at a time, although in some cases they may be combined.

Renal Cell Carcinoma

Renal cell carcinoma is the most common type of kidney cancer accounting for 9 out of 10 of all kidney cancer diagnoses. Renal cell carcinoma is a cancer in which cancer cells are found in the lining of tubules (very small tubes) in the kidney. It occurs most often in men ages 50 to 70. Estimates for kidney cancer in the United States for 2015 are approximately 62,000 new cases and 14,000 deaths These numbers include all types of kidney and renal pelvis cancers. Depending on the situation, the treatment options may include: surgery, ablation and other local therapies, active surveillance, radiation therapy, targeted therapy, immunotherapy (biologic therapy) and chemotherapy.

Generic Name Designation

In August of 2014, we were notified that the World Health Organization’s or the WHO’s International Nonproprietary Name group or the INN recommended the generic name “mipsagargin” for our lead compound G-202. Mipsagargin was also recommended by the United States Adopted Names Council of the American Medical Association. Our generic name includes a new or novel pre-stem that we believe was proposed based on our compound possessing a unique mechanism of action or structure.

Commercialization Strategy

We intend to (i) license or sell the underlying technology of our drug compounds to third parties during or after Phase II clinical trials, (ii) seek a corporate partner for further development, or (iii) continue developing our drug candidates ourselves. It is expected that such third parties would then continue to develop, market, sell, and distribute any resulting products. As part of our overall strategic plan, we are exploring our options and actively seeking to engage in a collaborative, strategic and/or licensing arrangement with another pharmaceutical company. If we enter into any such transaction, we may be required to give up certain rights to our technology and control over its future development.

Clinical Trials

Phase II Clinical Development of G-202 - Hepatocellular Carcinoma (Liver Cancer)

In 2012, we obtained clearance from the FDA to initiate our Phase II clinical trial entitled, “A Phase II, Multicenter, Single-Arm Study of G-202 as Second-Line Therapy Following Sorafenib for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” This trial was conducted at multiple sites in the U.S. and measured disease progression in 25 patients with advanced stage liver disease and poor liver reserves who had failed first line treatment with sorafenib. Patients were administered episodic dosing of mipsagargin on the first three days of each treatment cycle.

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In January 2015, we presented Phase II results that demonstrated that mipsagargin appears to be effective and is well-tolerated by HCC patients. Mipsagargin targets the enzyme prostate-specific membrane antigen (PSMA), which is highly expressed in tumor vasculature and prostate cancer cells. The Phase II study results (n=25) demonstrate that the prodrug effectively stabilizes progression of HCC by reducing blood flow within tumors while not affecting blood flow within normal tissues. Study participants experienced a median time to progression of 4.5 months, nearly twice the time demonstrated in prior studies with placebo or ineffective agents. Additionally, mipsagargin demonstrated decreased blood flow in liver tumors as measured by DCE-MRI.

We plan to develop subsequent randomized studies to further develop mipsagargin, preferably with a development partner, with a goal of seeking approval from the United States Food and Drug Administration, or FDA, for marketing. Notwithstanding that the data from our studies appear promising, the outcome of our ongoing trial is uncertain and our current or future trials may ultimately be unsuccessful.

Phase II Clinical Development of G-202 - Glioblastoma (Brain Cancer)

In the first quarter of 2014, we entered into a collaborative arrangement and plan to conduct a Phase II clinical trial entitled, “An Open-Label, Single-Arm, Phase II Study to Evaluate the Efficacy, Safety and CNS Exposure of G-202 in Patients with Recurrent or Progressive Glioblastoma.” In May of 2015 the trial was expanded from 12 patients to 34 based on initial results. This trial is being conducted at a single site in the U.S. To date, we have treated fifteen patients.

Our Technology

Our approach is to identify specific enzymes that are found at high levels in tumors relative to other tissues in the body. Upon identifying these enzymes, we attempt to create a peptide that is recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. We then use the peptide as the masking/targeting agent and attach it to our “cytotoxin” to create a prodrug. We believe that this double layer of recognition adds to the tumor-targeting found in our prodrugs.

Cytotoxin-Thapsigargin

Thapsigargin is a cytotoxin found within the plant Thapsia garganica that grows wild in the Mediterranean region. Thapsigargin is a potent inhibitor of the intracellular sarcoplasmic/endoplasmic reticulum calcium adenosine triphosphastase (SERCA) pump protein, consequently causing calcium levels to rise significantly and trigger apoptosis (cell death). We chemically modify thapsigargin to create the molecule 12ADT that retains all the potent cell-killing attributes of thapsigargin, but contains a new structure that can be coupled to a masking/targeting agent. Our prodrugs are manufactured by attaching a specific peptide to 12ADT.

Masking/Targeting Agent

We use peptides to mask the cytotoxin and target the tumor (masking/targeting agents). Peptides are short strings of amino-acids, the building blocks of many components found in cells. When attached to 12ADT, they have the potential to make the cytotoxin inactive and once the peptide is removed from 12ADT, the cytotoxin is active again. Our technology attempts to take advantage of the fact that the masking peptides can be removed by chemical reactors in the body called enzymes, and that the recognition of particular peptides by particular enzymes can be very specific. The peptides also make 12ADT soluble in blood. When the masking peptide is removed, 12ADT returns to its natural insoluble state and precipitates directly into nearby tumor cells.

Our Prodrug Therapies

Cancer chemotherapy involves treating patients with cytotoxic drugs (compounds or agents that are toxic to cells). Chemotherapy is often combined with surgery or radiation in the treatment of early-stage disease and it is the preferred, or only, treatment option for many forms of cancer in later stages of the disease. However, major drawbacks of chemotherapy include, but are not limited to:

•	Side effects - non-cancer cells in the body are also affected, often leading to serious side effects, which may include the destruction of bone marrow, damage to digestive tract cells, and hair loss.

•	Incomplete tumor kill - many of the leading chemotherapeutic agents act during the process of cell division and may be effective on tumors comprised of rapidly-dividing cells, but are much less effective on tumors that contain slowly dividing cells.

•	Resistance - tumors will often develop resistance to current drugs after repeated exposure, thereby limiting the effectiveness of such therapies over multiple dosing.

Prodrug chemotherapy is a relatively new approach to cancer treatment that is being explored as a means of delivering higher concentrations of cytotoxic agents at the tumor location while avoiding or decreasing toxicity in the rest of the body. An inactive form of a cytotoxin is administered to the patient. The prodrug is converted into the active cytotoxin preferentially at the tumor site. We believe that our lead compound, mipsagargin, may overcome a number of drawbacks associated with current cancer drugs, including:

•	Reduced side effects - our lead compound, mipsagargin, appears to be well-tolerated in cancer patients with reduced side effects compared to traditional chemotherapeutic agents, particularly exhibiting significantly less or no effect on the patient’s bone marrow.

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•	Cell-killing activity - our prodrugs have been shown in animal cancer models to kill slowly-dividing, non-dividing, as well as rapidly-dividing cancer cells.

•	Lack of acquired drug resistance - testing in animal models of cancer indicated no development of resistance to mipsagargin after multiple cycles of treatment.

Our Prodrug Development Candidates

We currently have identified four prodrug candidates based on our technology, as summarized in the table below. At this time we are focused exclusively on the clinical development of mipsagargin and have deferred further development of the other prodrug candidates.

Prodrug Candidate	Activating Enzyme	Target Location of Active Enzyme	Status/Developments
Mipsagargin	Prostate Specific Membrane Antigen (PSMA)	The blood vessels of most solid tumors

Ongoing Phase II clinical trials being conducted in glioblastoma

Anticipated to commence Phase II clinical trial in patients with prostate and renal cancer.

Closed patient enrollment in Phase II clinical trial of patients with liver cancer.

Orphan Drug designation in liver cancer granted.

G-115	Prostate Specific Antigen (PSA)	Prostate cancers	Pilot toxicology completed. Limited pre-clinical development.

G-114	Prostate Specific Antigen (PSA)	Prostate cancers	Validated efficacy in pre-clinical animal models (Johns Hopkins University).

G-301	Human glandular kallikrein 2 (hK2)	Prostate cancers	Validated efficacy in pre-clinical animal models (Johns Hopkins University).

Mipsagargin

The enzymes that we target with our prodrugs are found in very specific places within the body and within the tumors. Our lead drug candidate, mipsagargin, is activated by the enzyme Prostate Specific Membrane Antigen, or PSMA, which is found in prostate epithelial cells in the normal prostate, in prostate cancer cells, and in vascular endothelial cells (blood vessels) found in almost all solid tumors. Thus, we expect that mipsagargin may be used in the treatment of almost all solid tumors. Importantly, we believe that mipsagargin may work by destroying the tumor vasculature, thus starving the tumor to death.

G-115

G-115 is activated by the enzyme Prostate Specific Antigen, or PSA, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. PSA is found in the bloodstream and is a known tumor marker for prostate cancer, but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, PSA is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-115.

G-301

G-301 is activated by the enzyme Human Glandular Kallikrein 2, or hK2, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. The enzyme hK2 is found in the bloodstream and is known as a tumor marker for prostate cancer but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, hK2 is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-301.

Both G-115 and G-301 are believed to be useful in the treatment of prostate cancers only and not to be useful for the treatment of other cancers.

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Market and Competitive Considerations

The table below summarizes estimates for a number of potential U.S. target markets for our proposed drug candidates:

	2015 Estimated Number of
Cancer Type	New Cases	Deaths
Prostate	221,000	28,000
Breast	234,000	41,000
Liver & intrahepatic bile duct	36,000	25,000
Brain & other nervous system	23,000	15,000
Source: CA Cancer J. Clin 2015; 65: 5-29

Therapeutic Opportunity for Our Drug Candidates

We believe that current anti-angiogenesis drugs (drugs that disrupt the blood supply to tumors) validate the clinical approach and market potential of our drug candidate. Angiogenesis is the physiological process involving the growth of new blood vessels from pre-existing vessels and is a normal process in growth and development, as well as in wound healing. Angiogenesis is also a fundamental step in the development of tumors from a clinically insignificant size to a malignant state because no tumor can grow beyond a few millimeters in size without the nutrition and oxygenation that comes from an associated blood supply. Interrupting this process has been targeted as a point of intervention for slowing or reversing tumor growth. An example of an anti-angiogenic approach is the FDA approved drug, Avastin, a monoclonal antibody that inhibits the activity of Vascular Endothelial Growth Factor, which is important for the growth and survival of endothelial cells.

Avastin and other anti-angiogenic drugs have only a limited therapeutic effect with increased median patient survival times of only a few months. Our approach is designed to destroy both the existing and newly growing tumor vasculature, rather than just block new blood vessel formation. We anticipate that this approach will lead to a more immediate collapse of the tumor’s nutrient supply and consequently an enhanced rate and degree of tumor destruction.

Competition

The pharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future. Although we are not aware of any competitor who is developing a drug that is designed to destroy both the existing and newly growing tumor vasculature in a manner similar to our drug candidates, there are several marketed drugs and drugs in development that attack tumor-associated blood vessels to some degree. For example, Avastin is a marketed product that acts predominantly as an anti-angiogenic agent. Zybrestat is another drug in development that is described as a vascular-disrupting agent that inhibits blood flow to tumors. Nexavar TM and Sutent TM are two other approved drugs that appear to work in part through anti-angiogenic mechanisms. It is impossible to accurately ascertain how well our drugs will compete against these or other products that may be in the marketplace until we have more complete human patient data for comparison.

Intellectual Property

We regard the protection of patents and other intellectual property rights that we own or license as critical to our business and competitive position. To protect our intellectual property, we rely on patent, trade secret and copyright law, as well as confidentiality, nondisclosure, assignment of invention and other contractual arrangements with our officers, directors, employees, consultants, investigators, clinical trial sites, contractors, collaborators and other third parties to whom we disclose confidential information. Our policy is to pursue patent applications on inventions and discoveries that we believe are commercially important to the development and growth of our business. We solely own or have exclusive licenses to all of our patents and patent applications.

Our pipeline currently includes four drug product candidates: mipsagargin (solid tumors), G-114 (prostate cancer), G-115 (prostate cancer) and G-301 (prostate cancer). Our patent portfolio is currently composed of: 14 issued U.S. patents; 2 pending U.S. non-provisional patent applications; 1 pending U.S. provisional patent application; 1 pending Patent Cooperation Treaty, or PCT, application;  3 pending European patent applications (also registered in Hong Kong), and several applications pending in other countries such as China, Japan and Australia.

When appropriate, we plan to continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe would provide us with a competitive advantage. We expect to be able to accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States as well as foreign countries, where applicable. In addition, we may obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

In addition to and separate from patent protection, mipsagargin for the treatment of hepatocellular carcinoma has been granted orphan drug designation under the Orphan Drug Act of 1983, as amended, which was enacted to provide incentives to pharmaceutical companies who create treatments for rare diseases. It does so by granting seven years of exclusivity after approval of a drug in the rare disease, or "orphan" indication. During the seven year period, the FDA may not grant marketing authorization (e.g. to a generic manufacturer) for the same drug for the orphan indication.

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Manufacturing and Supply

We do not plan to develop company-owned or company-operated manufacturing facilities. We outsource all drug manufacturing to contract manufacturers that are required to operate in compliance with cGMP. We may also seek to refine the current manufacturing process in order to achieve improvements in efficiency, costs, purity and the like as well as address different drug formulations to achieve improvements in stability and/or drug delivery.

Supply of Raw Materials - Thapsibiza SL

To our knowledge, there is only one commercial supplier of Thapsia garganica seeds. In April 2007, we obtained the proper permits from the U.S. Department of Agriculture (the USDA) for the importation of Thapsia garganica seeds. In April 2012, we entered into a five year sole source agreement with Thapsibiza, SL. Either party can extend the agreement for an additional five years by providing 30 days written notice prior to the expiration date. Pursuant to the terms of the agreement, Thapsibiza, SL has agreed to exclusively provide us Thapsia garganica seeds while we retain the right to seek additional suppliers. The agreement requires us to purchase minimum quantities of seeds per harvest period.

Long-term Supply of Raw Materials

We believe that we have sufficient supply of Thapsia garganica seeds in storage to complete our clinical trials as currently planned. However, in order to secure a long-term, stable supply of thapsigargin starting material, we are engaged in two ongoing research projects, including traditional cultivation and metabolic engineering of moss cells.

We are funding an ongoing Thapsia garganica cultivation project with Thapsibiza, SL. It is known that thapsigargin is produced in the various parts of the plant and we are evaluating the most cost-effective way to produce thapsigargin, whether it is extracted from seedlings, early roots, stems and/or shoots or from seeds of the mature plant. Reliable germination methods are established and transfer of plantings from greenhouse to fields appears straightforward. At the current time, we believe traditional cultivation, farming and harvesting of Thapsia garganica is the most reliable and straightforward source of thapsigargin starting material.

We also co-funded a moss project at the University of Copenhagen. A major goal of the project entitled SPOTLight (Sustainable Production of Thapsigargin using Light) is to produce thapsigargin in high yields in genetically modified moss cells thus enabling an inexpensive year-round supply of thapsigargin for drug manufacturing. The SPOTLight project was primarily funded by a DKK 18.3M (approximately $3.5M USD) grant from The Danish Council for Strategic Research and is directed by Dr. Søren Brøgger Christensen, Professor at the University of Copenhagen, member of our Scientific Advisory Board and the scientist responsible for the initial isolation and characterization of thapsigargin. As a result of our co-funding, under the terms of our agreement, we have obtained an exclusive, milestone- and royalty-free, fully paid license to the resulting moss cell lines necessary to generate thapsigargin or its chemical precursors. We recognize that this is an ambitious project and that the goal of having a thapsigargin-producing cell line may not be reached. However, even if the project can only generate cell lines that produce chemical precursors of thapsigargin, this might form the basis of a semi-synthetic route to thapsigargin on a commercially viable scale.

Manufacturing Partnership

In February 2014, we entered into an agreement with Phyton Biotech GmbH (Phyton) to conduct a feasibility study to evaluate plant cell suspension cultures derived from Thapsia garganica as a potential source of thapsigargin, the key ingredient in the company's investigational agent mipsagargin. In November 2014, we expanded our strategic partnership to have Phyton develop a method for a high producing cell line derived from the Thapsia garganica expressing thapsigargin. It is anticipated that this method development would provide us with a sustainable source of high quality thapsigargin, and assist us in achieving commercial production of our active pharmaceutical ingredient.

Governmental Regulations

FDA Approval Process

Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as part of an Investigational New Drug (IND) application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to assess safety, tolerability and to evaluate the pattern of drug distribution within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. (In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety, in which case it is referred to as a Phase I/II trial.) In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. All adverse events must be reported to the FDA. Monitoring of all aspects of the study to minimize risks is a continuing process.

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The results of the preclinical and clinical testing on non-biologic drugs and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (NDA) for approval prior to commencement of commercial sales. In responding to an NDA submission, the FDA may grant marketing approval, may request additional information, may deny the application if it determines that the application does not provide an adequate basis for approval, and may also refuse to review an application that has been submitted if it determines that the application does not provide an adequate basis for filing and review. There can be no assurance that approvals would be granted on a timely basis, if at all, for any of our proposed products.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally defined as a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same orphan indication, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries is necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (EU), and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

Reimbursement and Health Care Cost Control

Reimbursement for the costs of treatments and products such as ours from government health administration authorities, private health insurers and others, both in the United States and abroad, is a key element in the success of new health care products. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. The revenue and profitability of some health care-related companies have been affected by the continuing efforts of governmental and third party payors to contain or reduce the cost of health care through various means. Payors are increasingly attempting to limit both coverage and the levels of reimbursement for new therapeutic products approved for marketing by the FDA, and are refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement government control over health care costs. The U.S. Patient Protection and Affordance Care Act and the Health Care and Education Reconciliation Act were signed into law in March 2010. A number of provisions of those laws require further rulemaking action by governmental agencies to implement. The laws change access to health care products and services and create new fees for the pharmaceutical and medical device industries. Future rulemaking could increase rebates, reduce prices or the rate of price increases for health care products and services, or require additional reporting and disclosure. The laws also include new authorization to the FDA to approve companies to market biosimilar products within the United States, although to date FDA rulemaking under this legislation has been limited. We cannot predict the timing or impact of any such future rulemaking on our business.

Other Regulations

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our business. Additionally, we are subject to regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and Securities and Exchange Commission regulations. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

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Scientific Advisory Board

We have access to a number of academic and industry advisors with expertise in clinical and pharmaceutical development. Members of our Scientific Advisory Board, or SAB, meet with our management and key scientific employees on an ad hoc basis to provide advice in their respective areas of expertise and further assist us by periodically reviewing with management our preclinical and clinical activities. The members of our SAB are Søren Brøgger Christensen, PhD, Samuel R. Denmeade, MD, and John T. Isaacs, PhD. Our SAB members possess deep insight into our technologies and our drug candidate’s mechanism of action which is instrumental in advancing our clinical and development programs. In connection with a member’s retention on our SAB, we have entered into confidentiality agreements as well as assignment of invention agreements, subject to the member respective obligations and responsibilities to any institution or institutions at which they are employed.

Employees

As of July 31, 2015 we employed two full-time individuals who are also our executive officers, all of whom hold advanced degrees. In addition, we contract with approximately 12 to 15 consultants to assist in activities related to our operations and research and development plan.

Corporate History

We were incorporated in the State of Delaware in November 2003 and our principal office is located in San Antonio, Texas. Since our inception, we have invested a substantial portion of our efforts and financial resources in the development of mipsagargin (G-202). G-202 is the only product candidate for which we have conducted clinical trials, and to date we have not marketed, distributed or sold any products. We have generated no revenues from the sale of our product candidates and have experienced substantial net operating losses.

Where to Find More Information

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the Company’s website at www.genspera.com or on the SEC’s web site, http://www.sec.gov . You may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

GENSPERA

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

Attn: Chief Executive Officer

Tel: 210-479-8112

PROPERTIES

Our executive offices are located at 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258. We lease this facility, consisting of approximately 2,376 square feet, for $4,653 per month. Our lease expires on October 14, 2015. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

LEGAL PROCEEDINGS

Except as described below, as of the date of this Report, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and, to our knowledge, there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In its complaint, GenSpera, as the exclusive licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. § 256. On November 1, 2012, Mhaka filed a second complaint in Maryland state court, asserting state tort claims against GenSpera and Drs. Samuel Denmeade and John Isaacs.

On May 1, 2013, the District Court granted GenSpera’s motion for summary judgment in the original case. Reserving any ruling on the issue of whether Mhaka’s state law tort claims were preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint in the second case and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s tort claims were barred by the applicable statute of limitations, and GenSpera joined in the motion. On May 6, 2014, GenSpera moved separately for summary judgment, a motion that Drs. Denmeade and Isaacs joined in part. On September 12, 2014, the District Court granted GenSpera’s motion for summary judgment as well as the motion for summary judgment filed by Drs. Denmeade and Isaacs. Judgment in favor of GenSpera, Dr. Isaacs, and Dr. Denmeade was entered concurrently for purposes of both the original case and the second case.

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On October 10, 2014, Mhaka filed notices of Appeal with the United States Courts of Appeals for the Fourth Circuit and Federal Circuit. On December 11, 2014, GenSpera (along with Drs. Denmeade and Isaacs) filed a motion to dismiss the appeal before the United States Court of Appeals for the Fourth Circuit on the ground that the Court of Appeals for the Federal Circuit possesses exclusive jurisdiction over any appeal from the District Court. On December 29, 2014, Mhaka filed an opposition to the motion to dismiss and moved the Court of Appeals for the Fourth Circuit to stay appellate proceedings pending resolution of the appeal before the United States Court of Appeal for the Federal Circuit. On January 12, 2015, the Appellees filed an opposition to the motion to stay. On March 17, 2015, the Court of Appeals for the Fourth Circuit dismissed Mhaka’s appeal for lack of jurisdiction.

In the appellate proceedings before the United States Court of Appeals for the Federal Circuit, Mhaka originally filed her opening brief on December 26, 2014. Mhaka filed a corrected opening brief on January 20, 2015. On February 12, 2015, the Appellees filed their responsive brief, and on March 16, 2015, Mhaka filed a reply brief. Oral argument took place on July 9, 2015.  On July 16, 2015, the Federal Circuit entered judgment in our favor, affirming the district court in all respects.

MARKET FOR COMMON EQUITY & RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are quoted on the OTCQB under the symbol GNSZ. Although a market for our common stock exists, it is relatively illiquid compared to that of more seasoned issuers.  The prices reflect high and low inter-dealer bid prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Quarter Ended	High	Low
2015:
Second Quarter	$0.82	$0.578
First Quarter	$1.02	$0.60
2014:
Fourth Quarter	$0.75	$0.53
Third Quarter	$0.91	$0.66
Second Quarter	$1.33	$0.20
First Quarter	$1.44	$1.20
2013:
Fourth Quarter	$1.58	$1.15
Third Quarter	$1.80	$1.53
Second Quarter	$2.15	$1.52
First Quarter	$2.31	$1.75

Holders

As of June 30, 2015, the approximate number of record holders of our common stock was approximately 2,000.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions. These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

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Our Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is provided in addition to the accompanying financial statements and related notes in this prospectus to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•	Overview — Discussion of our business and plan of operations, in order to provide context for the remainder of MD&A.

•	Significant Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations — Analysis of our financial results comparing (i) the three and six months ended June 30, 2015 to the comparable periods of 2014; and (ii) year ended December 31, 2014 to 2013.

•	Liquidity and Capital Resources — A discussion of our financial condition and potential sources of liquidity.

Company Overview

Business

We are an early-stage, pre-revenue, pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including liver, brain, prostate and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a patented prodrug delivery system that targets the release of the drug within the tumor. We believe our cancer prodrugs have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments. Our lead drug candidate, mipsagargin, is currently in multiple Phase II clinical trials.

Our major focus for the next twelve to eighteen months is (i) preparation for our next clinical trial in liver cancer, potentially involving a development partner, (ii) the ongoing Phase II clinical trial in patients with glioblastoma, (iii) patient enrollment in our Phase II clinical trial in patients with prostate cancer, (iv) ongoing business development discussions with potential development partners, (v) prioritization of our next thapsigargin prodrug development candidate, and (vi) evaluation of in-license opportunities to enhance our clinical pipeline.

In January 2015, we presented preliminary results from our Phase II study of mipsagargin in liver cancer patients, and these data were updated in May 2015 when we received a final clinical study report. We consider the study outcome achieved positive results, with 63% of treated patients having stable disease at two (2) months, and with a median time to progression of 4.5 months. Additionally, the trial showed that mipsagargin is effective at destroying the vascularity of solid tumors thereby starving the tumor. These results support our plans to continue the development of mipsagargin for patients with liver cancer, as well as proceed with our clinical development strategy in other indications. We plan to develop subsequent randomized studies to further develop mipsagargin, preferably with a development partner, with a goal of seeking approval from the United States Food and Drug Administration, or FDA, for marketing or licensing mipsagargin to a pharmaceutical companies. Although data from our completed trials appear promising, the outcomes of our ongoing or future trials may ultimately be unsuccessful.

Recent Developments

•	On July 16, 2015, the U.S. Court of Appeals for the Federal Circuit entered judgment in GenSpera, Inc. v. Annastasiah Mudiwa Mhaka in favor of GenSpera. In a per curiam order without an opinion, the Federal Circuit affirmed the decision of the U.S. District Court for the District of Maryland granting summary judgment in GenSpera's favor in two consolidated cases relating to the inventorship of two patents owned by GenSpera. The district court had issued a declaratory judgment that Dr. Annastasiah Mhaka should not be added as an inventor to the two patents at issue, and had also granted summary judgment with respect to state law tort claims brought by Dr. Mhaka against the company and two of its founders, Dr. John Isaacs and Dr. Sam Denmeade. The U.S. Court of Appeals for the Fourth Circuit previously dismissed another appeal brought by Dr. Mhaka from the same district court judgments.

•	GenSpera’s strategic partner, Phyton Biotech, has had its international patent application WO 2015/0892978 A1 "PRODUCTION OF THAPSIGARGINS BY THAPSIA CELL SUSPENSION CULTURE," published by the World Intellectual Property Organization (WIPO). The invention described in the patent application provides, for the first time, a suspension cell culture suitable for mass production of thapsigargin and offers a potentially alternative route to commercial scale production of this starting material for synthesis of mipsagargin.

•	We issued updated data from our Phase II liver cancer trial in which a total of twenty-five patients were treated with mipsagargin. Study participants experienced a median time to progression of 4.5 months, more than double the time demonstrated in prior studies with placebo or ineffective agents. Sixty-three percent of patients experienced stable disease at two months. Additionally, mipsagargin was shown to dramatically decrease blood flow in liver tumors.

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•	Santosh Kesari, MD, PhD, Principal Investigator of GenSpera's glioblastoma clinical trial, received a $1.6 million RO-1 grant from the Food and Drug Administration for preclinical work and biomarker development in support of the ongoing mipsagargin clinical trial studies in humans. The clinical trial is being conducted at UC San Diego Moores Cancer Center in La Jolla, CA.

•	Sufficiently encouraging data were observed in the first stage of the ongoing Phase II study of mipsagargin in glioblastoma (brain cancer) patients to warrant continuation of enrollment for an expansion phase of the trial. We have now treated fifteen patients in our Phase II glioblastoma clinical trial.

•	In July 2015, we completed the private placement of approximately $2.5 of the Company’s securities.

Financial

To date, we have devoted a substantial portion of our efforts and financial resources to the development of our proposed drug candidates. Mipsagargin is the only product candidate for which we have conducted clinical trials, and we have not marketed, distributed or sold any products. Since our inception in 2003, we have generated no revenue from product sales and have funded our operations principally through the private and public sales of our equity securities. We have never been profitable and, as of June 30, 2015, we had an accumulated deficit of approximately $42.8 million. We expect to continue to incur significant operating losses for the foreseeable future as we continue the development of our product candidates and advance them through clinical trials.

Our cash and cash equivalents balance at June 30, 2015 was approximately $121,000, representing 39% of total assets. In July 2015, we completed a private placement of shares of the Company’s common stock and warrants for net proceeds of approximately $2.2 million. Based on our current expected level of operating expenditures, we expect to be able to fund our operation for the next three to six months. This period could be shortened if there are any significant increases in spending that were not anticipated or other unforeseen events.

We anticipate raising additional cash needed through the private or public sales of equity or debt securities, collaborative arrangements, or a combination thereof, to continue to fund our operations and the development of our product candidates. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. If we do not raise sufficient funds in a timely manner, we may be forced to curtail operations, delay or stop our ongoing clinical trials, cease operations altogether, or file for bankruptcy. We currently do not have commitments for future funding from any source.

Our auditors’ report on our December 31, 2014 financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Accordingly, notwithstanding the capital raised in our July 2015 private placement, our current cash level raises substantial doubt about our ability to continue as a going concern past December 2015. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Product Development of Mipsagargin

Our ability to execute our product development plan is dependent on the amount and timing of cash, if any, that we are able to raise. Should we not raise sufficient funds to execute our product development plan, our priority is the continuation of our ongoing Phase II clinical study in glioblastoma, as well as the initiation of our Phase II clinical study in prostate which has been deferred until the second quarter of 2016. We are actively involved in identifying a potential development and commercialization partner at both multi-national and regional levels to assist with the development of mipsagargin through clinical trials in liver cancer.

Our current product development plan of mipsagargin contemplates the following major initiatives:

•	Preparation for our next clinical study in patients with liver cancer, preferably with a development partner.
•	Continue enrollment in our Phase II clinical trial in patients with glioblastoma (a form of brain cancer). This trial is being conducted at the University of California San Diego Moores Cancer Center, and is expected to enroll up to 34 patients. To date, we have treated fifteen patients.

Significant Accounting Policies

We have prepared our financial statements in conformity with accounting principles generally accepted in the United States, which requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. We base these significant judgments and estimates on historical experience and other applicable assumptions we believe to be reasonable based upon information presently available. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Actual results could materially differ from our estimates under different assumptions, judgments or conditions.

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All of our significant accounting policies are discussed in Note 3, Summary of Critical Accounting Policies and Use of Estimates, to our financial statements, included elsewhere in this prospectus. We have identified the following as our critical accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions.

We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from those estimates.

Cash and Equivalents - Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts.

Research and Development Costs - Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

Stock-based Compensation - The Company measures the cost of employee services received in exchange for an equity award based on the grant-date fair value of the award. All grants under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted to non-employees is re-measured each period. Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility. The Company uses the Black-Scholes option-pricing option model to value its stock option awards which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Fair Value of Financial Instruments - Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions, and are valued using option pricing models which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. This Update provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments in this Update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. We are currently assessing the impact of the adoption of ASU 2014-15, and we have not yet determined the effect of the standard on our ongoing financial reporting.

In June 2014, the FASB issued ASU 2014-10 Development Stage Entities (Topic 915). ASU 2014-10 removes all incremental financial reporting requirements from U.S. GAAP for development stage entities. ASU 2014-10 should be applied retrospectively and is effective for fiscal years beginning after December 15, 2014. Early application is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued or made available for issuance. We have decided to adopt ASU 2014-10 early, accordingly all of the past disclosures and presentations for development stage accounting have been eliminated.

Result of Operations

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the three months ended June 30, 2015 and 2014. We do not anticipate generating any revenues during 2015. Net losses for the three months ending June 30, 2015 and 2014 were approximately $1.5 million and $1.6 million, respectively, resulting from the operational activities described below.

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Operating Expenses

Operating expense totaled approximately $1.5 million and $1.6 million during the three months ended June 30, 2015 and 2014, respectively. The decrease in operating expenses is the result of the following factors.

	Three months ended June 30,		Change in 2015 versus 2014
	2015	2014	$	%
Operating Expenses	(amount in thousands)
Research and development	$610	$924	$(314)	(34)%
General and administrative	921	682	239	35%
Total operating expenses	$1,531	$1,606	$(75)	(5)%

Research and Development Expenses

Research and development expenses totaled approximately $0.6 million and $0.9 million for the three months ended June 30, 2015 and 2014, respectively. The decrease of approximately $0.3 million, or 34%, for the three months ended June 30, 2015 compared to the same period in 2014 was primarily due to a decrease in clinical trial expense due to our Phase II clinical trial closing enrollment to new patients in our Phase 2 liver cancer study during the prior year. Additionally, manufacturing expense decreased from prior year as a result of raw material purchases, as well as sponsored research incurred in prior year.

Our research and development expenses consist primarily of expenditures related to manufacturing, clinical trials, employee compensation, consulting, and patent related costs.

General and Administrative

General and administrative expenses totaled approximately $0.9 million and $0.7 million for the three months ended June 30, 2015 and 2014, respectively. The increase of approximately $0.2 million, or 35%, for the three months ended June 30, 2015 compared to the same period in 2014, primarily as a result of an increase in corporate communication and business development costs, as we engaged consultants launching a comprehensive investor and public relations initiative for the company. These increases were partially offset by a decrease in consulting expenses compared to prior year.

Our general and administrative expenses consist primarily of expenditures related to employee compensation, legal, accounting and tax, other professional services, and general operating expenses.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

We did not have revenue during the six months ended June 30, 2015 and 2014. Net loss for the six months ending June 30, 2015 and 2014 were approximately $3.4 million and $3.5 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled approximately $3.4 million and $3.5 million during the six months ended June 30, 2015 and 2014, respectively. The increase in operating expenses is the result of the following factors.

	Six months ended June 30,		Change in 2015 versus 2014
	2015	2014	$	%
Operating Expenses	(amount in thousands)
Research and development	$1,425	$2,028	$(603)	(30)%
General and administrative	1,949	1,518	431	28%
Total operating expenses	$3,374	$3,546	$(172)	(5)%

Research and Development Expenses

Research and development expenses totaled approximately $1.4 million and $2.0 million for the six months ended June 30, 2015 and 2014, respectively. The decrease of approximately $0.6 million, or 30%, for the six months ended June 30, 2015 compared to the same period in 2014 was primarily attributable to a decrease in legal and patent costs of approximately $120,000 due to substantial resolution of pending litigation in prior year. Additionally, costs related to manufacturing declined over $360,000 from prior year due to process development projects incurred in the prior year. Clinical trial expense also declined over $110,000 in the current year due to our Phase II clinical trial closing enrollment to new patients during the prior year.

Our research and development expenses consist primarily of expenditures related to manufacturing, clinical trials, employee compensation and consulting costs, and patent related costs.

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General and Administrative

General and administrative expenses totaled approximately $1.9 million and $1.5 million for the six months ended June 30, 2015 and 2014, respectively. The increase of approximately $0.4 million, or 28%, for the six months ended June 30, 2015 compared to the same period in 2014 was primarily attributable to an increase in corporate communication and business development costs, as we engaged consultants launching a comprehensive investor and public relations initiative for the company. These increases were partially offset by a decrease in stock compensation expense compared to prior year.

Our general and administrative expenses consist primarily of expenditures related to employee compensation, legal, accounting and tax, other professional services, and general operating expenses.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the years ending December 31, 2014 and 2013. We do not anticipate generating any revenues during 2015. Net loss for 2014 and 2013 were $7.0 million and $5.3 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled $7.0 million and $6.4 million during 2014 and 2013, respectively.  The increase in operating expenses is the result of the following factors.

	Year Ended		Change in 2014
	December 31,		Versus 2013
	2014	2013	$	%
Operating Expenses	(amount in thousands)
Research and development	$3,691	$3,711	$(20)	(1)%
General and administrative	3,307	2,684	623	23%
Total operating expense	$6,998	$6,395	$603	9%

General and Administrative

General and administrative expenses totaled $3.3 million and $2.6 million during 2014 and 2013, respectively. The increase of $623,000 or 23% for 2014 compared to 2013 was primarily attributable to an increase in stock-based compensation, conference fees, professional fees and consulting expenses, partially offset by a decrease in legal fees. Our general and administrative expenses consist primarily of expenditures related to compensation, legal, accounting and tax and other professional, and general operating.

Research and Development

Research and development expenses totaled $3.7 million in each of the years ended 2014 and 2013, respectively. The small decrease of $20,000 or 1% for 2014 compared to 2013 was attributable to decreases in clinical trial expense due to our Phase II clinical trial closing enrollment to new patients during the year, as well as decreases in legal and patent costs. These decreases were partially offset by an increase in manufacturing costs of approximately $900,000, as we further develop our processes to enable us to meet commercial API production.

Our research and development expenses consist primarily of expenditures related to toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

Other Income (Expense)

Other income totaled approximately $4,000 and $1.1 million for 2014 and 2013, respectively.

	Year Ended			Change in 2014
	December 31,			Versus 2013
	2014		2013	$	%
	(amount in thousands)
(Loss) gain on change in fair value of warrant derivative liability	$	―	$1,096	$(1,096)	(100)%
Interest income (expense), net		4	(3)	7	233%
Total other income (expense)		$4	$1,093	$(1,089)	(100)%

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(Loss) gain on change in fair value of warrant derivative liability

There was no gain (loss) on change in fair value of warrant derivative liability during the year ended December 31, 2014 compared to an approximately $1.1 million gain during the year ended December 31, 2013. The change in the fair value of warrant derivative liability from the prior year resulted primarily from the exercise or expiration of the warrant derivative liability classified warrants. Refer to Note 11 in our Financial Statements for further discussion on our warrant liability.

Interest income (expense)

We had net interest income of approximately $4,000, compared to net interest expense of approximately $3,000 for the year ended December 31, 2014 and 2013, respectively. The increase of $7,000 was attributable to an increase in interest earned on average outstanding cash balances.

Liquidity and Capital Resources

We have incurred losses since our inception in 2003 as a result of significant expenditures for operations and research and development and the lack of any approved products to generate revenue. We have an accumulated deficit of approximately $42.8 million as of June 30, 2015 and anticipate that we will continue to incur additional losses for the foreseeable future. Through June 30, 2015, we have funded our operations primarily through the sale of our equity securities and the exercise of warrants, resulting in gross proceeds of approximately $29.8 million, and net proceeds of approximately $28.4 million. Cash and cash equivalents at June 30, 2015 was approximately $121,000.

In July 2015, we completed a private placement of shares of the Company’s common stock and warrants for net proceeds of approximately $2.2 million. Based on our current level of expected operating expenditures, we expect to be able to fund our operations for the next three to six months. This assumes that we spend minimally on general operations and only continue conducting our ongoing Phase II clinical trials, and that we do not encounter any unexpected events or other circumstances that could shorten this time period.

We are actively seeking sources of financing to fund our continued operations and research and development programs. To raise additional capital, we may sell equity or debt securities, or enter into collaborative, strategic and/or licensing transactions. There can be no assurance that we will be able to complete any financing transaction in a timely manner or on acceptable terms or otherwise or enter into a collaborative or strategic transaction. If we are not able to raise additional cash, we may be forced to delay, curtail, or cease development of our product candidates, or cease operations altogether.

	Six months ended		Year Ended
	June 30,		December 31,
	2015	2014	2014	2013
	(amounts in thousands)		(amounts in thousands)
Cash at beginning of period	$2,316	$3,587	$3,587	$2,345
Net cash used in operating activities	(2,478)	(2,571)	(5,044)	(4,707)
Net cash used in investing activities	(4)	(2)	(4)	(8)
Net cash provided by financing activities	287	3,777	3,777	5,957
Cash at end of period	$121	$4,791	$2,316	$3,587

Cash totaled approximately $121,000 and $4.8 million as of June 30, 2015 and 2014, respectively. The decrease of approximately $4.7 million at June 30, 2015 compared to the same period in 2014 was primarily attributable to a registered offering and a private placement completed in June 2014 raising approximately $3.8 million in net proceeds in prior year, as well as $1.2 million more in cash at the beginning of 2014 compared to the beginning of 2015.

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $2.5 million for both the six months ended June 30, 2015 and 2014, respectively. Cash used for operations during the six months ended June 30, 2015, compared to the same period in 2014, was primarily attributable to the change of $1.2 million in stock-based compensation from prior year, partially offset by a change of $1.1 million in accrued expenses related to recording a stock option grant to employees in prior year. Additionally, our net loss declined approximately $0.2 million compared to prior year as a result of increases in general and administrative costs, partially offset by a decrease in research and development related costs, as described above.

Net cash used in operating activities was $5.0 million and $4.7 million during 2014 and 2013, respectively. The increase of $0.3 million in cash used during 2014 compared to 2013 was primarily attributable to an increase in our net loss of approximately $1.7 million, offset by a decrease of $1.1 million in our derivative liability, partially offset by an increase of $0.9 million in stock-based compensation.

Net Cash Provided by Investing Activities

Cash used in investing activities was $4,000 and $2,000 for the six months ended June 30, 2015 and 2014, respectively. The increase was due to purchases of additional office equipment in 2015, compared to 2014.

Cash used in investing activities was $4,000 and $8,000 for 2014 and 2013, respectively. The decrease was due to purchases of office equipment in 2014 and 2013.

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Net Cash Provided by Financing Activities

Cash provided by financing activities was approximately $0.3 million for the six months ended June 30, 2015, compared to approximately $3.8 million in cash provided by financing activities in 2014. The decrease in cash provided by financing activities for the six months ended June 30, 2015 compared to 2014 is attributable to the exercise of warrants into 337,169 shares of our common stock in 2015, compared to a registered offering and a private placement completed in June 2014 raising approximately $3.8 million in net proceeds in prior year.

During 2014, we received net proceeds of $3.8 million from the sales of our securities in a registered offering and a private placement compared to $6.0 million during 2013 from a private placement and the exercise of warrants. We are actively seeking sources of financing to fund our continued operations and research and development programs.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth the current members of our board of directors, as well as information with regard to our executive officers, and information concerning their ages and background. All directors hold office until the next annual meeting of stockholders or until their respective successors are elected, except in the case of death, resignation or removal:

Name	Position	Age	Director Since
Executive Officers
Craig A. Dionne, PhD	Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors	58	11/2003
Russell Richerson, PhD	Chief Operating Officer and Secretary	63	-

Non-employee Directors
Peter E. Grebow, PhD	Director	68	05/2012
Bo Jesper Hansen, MD, PhD	Director	57	08/2010
Scott V. Ogilvie	Director	61	03/2008

Craig A. Dionne, PhD serves as our Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors. Dr. Dionne is one of our founders and has served on our board since November 2003. He has over 26 years of experience in the pharmaceutical industry, including direct experience identifying promising oncology treatments and bringing them through clinical trials. He served for five years as Vice President Discovery Research at Cephalon, Inc. where he was responsible for its oncology and neurobiology drug discovery and development programs. Dr. Dionne has also recently served as Executive Vice President at the Prostate Cancer Research Foundation. In addition to extensive executive experience, Dr. Dionne’s productive scientific career has led to 6 issued patents and co-authorship of many scientific papers. In evaluating Dr. Dionne’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his 26 year career in pharmaceutical drug discovery and development, prior work for our company in addition to being one of our founders, familiarity with our technologies, and academic background. Dr. Dionne earned his BS in biochemistry in 1979 from Louisiana State University, Baton Rouge, Louisiana and his PhD in biochemistry in 1984 from the University of Texas at Austin. Dr. Dionne received post-doctoral training at the Dana-Farber Cancer Institute with a joint appointment at Harvard Medical School.

Russell Richerson, PhD serves as our Chief Operations Officer and Secretary. Dr. Richerson has over 26 years of experience in the biotechnology/diagnostics industry, including 11 years at Abbott Laboratories in numerous management roles. Most recently, he has served as Vice President of Diagnostic Research and Development at Prometheus Laboratories (2001 - 2004) and then as Chief Operating Officer of the Molecular Profiling Institute (2005 - 2008). Dr. Richerson also served as Vice President of Operations of International Genomics Consortium (IGC) from 2005 to 2008. Commencing in August of 2011, Dr. Richerson joined the IGC board of directors. Dr. Richerson received his BS in 1974 from Louisiana State University, Baton Rouge, Louisiana and his PhD in 1983 from the University of Texas at Austin.

Peter E. Grebow, PhD joined our board in May of 2012. Dr. Grebow is President and founder of P.E. Grebow Consulting, Inc. which he formed in 2011. He also serves as Executive Vice President of Research and Development at Eagle Pharmaceuticals, Inc. since October, 2013. From 1991 to 2011, Dr. Grebow held several key positions with Cephalon, Inc. (now Teva Pharmaceuticals), a biopharmaceutical company, including Executive Vice President, Cephalon Ventures, Executive Vice President, Technical Operations, Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development. Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., a pharmaceutical company, from 1986 to 1990. Dr. Grebow served as a director of Optimer Pharmaceuticals from February 2009 until October, 2013. Dr. Grebow has also served as a director of Q Holdings, Inc. since December 2011 and Complexa, Inc. since 2011. Dr. Grebow is a member of the Investment Advisory Board of the Harrington Discovery Institute since April, 2014. Dr. Grebow received his undergraduate degree from Cornell University, an MS in chemistry from Rutgers University and a PhD in physical biochemistry from the University of California, Santa Barbara. Dr. Grebow's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

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Bo Jesper Hansen, MD, PhD has served as a director on our board since August 2010. Dr. Hansen is currently the Executive Chairman of the Board of Swedish Orphan Biovitrum AB (NASDAQ OMX, STO: SOBI), an international growth company specializing in the development, registration, marketing and distribution of pharmaceutical drugs for rare and life-threatening diseases. Dr. Hansen has held the position since January 2010 as a result of the merger of Swedish Orphan International AB Group and Biovitrum. Prior to the merger, Dr. Hansen served in numerous positions with Swedish Orphan International AB Group, including, from 1998 to 2010, CEO, President and Director of the Board. Dr. Hansen’s responsibilities at the company include establishment, development and expansion of the company’s operations in Europe, Japan, the Americas and Australia. Dr. Hansen holds a Doctor of Medicine degree from the University of Copenhagen with a specialty in urology. Dr. Hansen is Chairman of Karolinska Development AB (NASDAQ OMX, STO: KDEV) and also serves on the boards of CMC AB, Orphazyme ApS, Newron (SIX; NWRN), Hyperion Therapeutics Inc. (NASDAQ: HPTX), and Ablynx NV (ABLX). Dr. Hansen previously served on the boards of Onxeo SA and TopoTarget A/S (EURONEXT, PA: ONXEONASDAQ OMX:TOPO) until August of 2014. In evaluating Dr. Hansen’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work with both public and private organizations, including his experience in building biopharmaceutical organizations, his strong business development background and experience with mergers and acquisitions and his past experience and relationships in the biopharma and biotech fields.

Scott V. Ogilvie has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Additionally, Mr. Ogilvie has served as a partner of Wirthlin Worldwide International, a private strategic advisory and M&A firm, from December 2011 until September 2014. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE MKT: CUR) and Research Solutions, Inc. (OTCQB: RSSS). Mr. Ogilvie also served on the board of directors of Preferred Voice Inc. (OTCQB: PRFV), Innovative Card Technologies, Inc. (OTCBB: INVC) and National Healthcare Exchange, Inc. (OTCBB: NHXS). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

CORPORATE GOVERNANCE

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rules 4200. Pursuant to the definition, the Company has determined that Messrs. Ogilvie, Grebow and Hansen qualify as independent.

Committees

The board of directors has established three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, and (3) a Leadership Development and Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. All of the committee charters are available on our web site at www.genspera.com . The committee membership and the function of each of the committees are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee
Peter E. Grebow, PhD	Member	Chair	Member
Bo Jesper Hansen, MD, PhD	Member	Member	Chair
Scott V. Ogilvie	Chair	Member	Member

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

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•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.

•	Reviewing regulatory filings with management and our auditors.

•	Preparing any report the SEC requires for inclusion in our annual proxy statement.

•	The Audit Committee will review and approve all related party transactions.

Our Audit Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and rule 5605(a)(2) of the Marketplace Rules of NASDAQ. Additionally, our board has determined that Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie are audit committee financial experts as defined under the rules of the SEC. A copy of the charter is available on our website at www.genspera.com .

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

•	Evaluating the composition, size, organization and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees and selection of chairs of these committees.

•	Reviewing and recommending to our board of directors director independence determinations made with respect to continuing and prospective directors.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

•	Evaluating and recommending to the board of directors termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

•	Making regular written reports to the board of directors.

•	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

•	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

Our Nominating and Corporate Governance Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. The charter of the Nominating and Corporate Governance Committee is available on our website at www.genspera.com .

Leadership Development and Compensation Committee

The purpose of our Leadership Development and Compensation Committee is to oversee our compensation programs. The committee may form and delegate authority to subcommittees or, with respect to compensation for employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act, to our officers, in either instance as the committee determines appropriate. The committee’s responsibilities include:

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•	Reviewing and approving our general compensation strategy.

•	Establishing annual and long-term performance goals for our CEO and other executive officers.

•	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers.

•	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.

•	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO.

•	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for our other executive officers.

•	Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the company and our executive officers.

•	Acting as the administering committee for our stock and bonus plans and for any equity or cash compensation arrangements that we may adopt from time to time.

•	Providing oversight for our overall compensation plans and benefit programs, monitoring trends in executive and overall compensation and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

•	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.

•	Reviewing plans for the development, retention and succession of our executive officers.

•	Reviewing executive education and development programs.

•	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

•	Reporting regularly to the board of directors on the committee’s activities.

•	Reviewing and discussing with management the required annual compensation discussion and analysis disclosure, if any, regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include in our annual public filings.

•	Preparing and approving any required committee report to be included in our annual public filings.

•	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

•	Investigating any matter brought to its attention, with full access to all our books, records, facilities and employees and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

Our Leadership Development and Compensation Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Each member of our Leadership Development and Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our Leadership Development and Compensation Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

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Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defending any proceeding brought against him, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

Diversity of Board of Directors

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee our businesses.

Code of Ethics

We have adopted a "Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code can be viewed on our website at www.genspera.com.

EXECUTIVE COMPENSATION

Summary Compensation

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ended December 31, 2014 and 2013 provided by (i) each person serving as our principal executive officer, or PEO, or acting in a similar capacity during our fiscal year ended December 31, 2014; (ii) our most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2014 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Principal Financial Officer.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Dionne, PhD	2014	381,150	‒	(1)	‒	‒	(1)	‒	‒	44,763	425,913
Chief Executive Officer
And Chief Financial Officer	2013	363,000	181,500	(2)	‒	363,000	(2)	‒	‒	45,848	953,348

Russell Richerson, PhD	2014	324,685	‒	(1)	‒	‒	(1)	‒	‒	17,160	341,845
Chief Operating Officer
	2013	309,230	108,231	(3)	‒	309,230	(3)	‒	‒	17,262	743,953

(1) As of July 31, 2015, the executive’s bonus for 2014 has not yet been determined.

(2) In January 2014, Dr. Dionne was awarded a 2013 bonus award and long term incentive grant in the amount of $181,500 and $363,000, respectively. As payment of the bonus award and grant, options to purchase 1,136,943 common shares were issued on January 8, 2014. The number of shares to be issued pursuant to the bonus award and long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model using the following assumptions: (i) exercise price of $1.42 per share; (ii) fair value of a share of common stock of $1.29; (iii) volatility of 55%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.483%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on January 8, 2021.

(3) In January 2014, Dr. Richerson was awarded a 2013 bonus award and long term incentive grant in the amount of $108,231 and $309,230, respectively. As payment of the bonus award and grant, options to purchase 811,959 shares of common stock were issued on January 7, 2014. The number of shares to be issued pursuant to the bonus award and long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model using the following assumptions: (i) exercise price of $1.29 per share; (ii) fair value of a share of common stock of $1.29; (iii) volatility of 55%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.483%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on January 8, 2021.

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Outstanding Executive Equity Awards at Fiscal Year-End 2014

The following table sets forth information concerning stock options held on December 31, 2014, the last day of our 2014 fiscal year, for each named executive officer.

	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name and Principal Position	Exercisable	Unexercisable	Price ($)	Date

Craig Dionne, PhD	1,000,000	-	1.65	9/2/2016
Chief Executive Officer and	302,580	-	2.01	7/1/2018
Chief Financial Officer	344,813	-	2.21	1/2/2019
	70,342	-	2.21	1/2/2019
	418,951	-	2.18	3/25/2020
	142,443	-	2.18	3/25/2020
	378,981	-	1.42	1/7/2021
	757,962	-	1.42	1/7/2021

Russell Richerson, PhD	775,000	-	1.50	9/2/2016
Chief Operating Officer	256,790	-	1.83	7/1/2018
	292,927	-	2.01	1/2/2019
	46,576	-	2.01	1/2/2019
	343,137	-	1.98	3/25/2020
	173,181	-	1.98	3/25/2020
	210,508	-	1.29	1/7/2021
	601,451	-	1.29	1/7/2021

Employment Agreements and Change in Control

Craig Dionne

In connection with Dr. Dionne’s employment, we have entered into: (i) an employment agreement; (ii) a severance agreement; (iii) a proprietary information, inventions and competition agreement; and (iv) an indemnification agreement.

Employment Agreement

We employ Craig Dionne as our Chief Executive Officer pursuant to a 5 year written contract which commenced on September 2, 2009. Pursuant to the terms of the agreement, Dr. Dionne’s employment contract automatically extended for an additional one year term on September 2, 2014. As compensation for his services during 2014 and 2013, Dr. Dionne received a annual base salary of $381,150 and $363,000, respectively. Such base salary is reviewed yearly with regard to possible increase. In June of 2014, as a result of such review, our board of directors and Leadership Development and Compensation Committee adjusted Dr. Dionne’s annual base salary to $381,150, effective as of January 1, 2014. In addition, Dr. Dionne is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012, 2013, and 2014, Dr. Dionne’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 50%, and (ii) 100%, of base salary, respectively. Notwithstanding, the Board has broad discretion to make awards in excess of executive’s established targets. Commencing in 2014, the annual discretionary bonus is payable in cash and the long term incentive bonus is payable in common stock purchase options. Dr. Dionne is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Dionne is terminated (not in connection with a change of control) without cause or if he resigns for good reason, he will be entitled to thirty-six (36) months of salary continuation (payable in monthly installments), thirty-six (36) months of continued medical insurance coverage for Dr. Dionne and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Dionne is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Dionne are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board.

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Severance Agreement

We have entered into a severance agreement with Dr. Dionne. The severance agreement provides for certain payments, as described below, in the event Dr. Dionne’s employment is terminated in connection with a change in control. In the event that Dr. Dionne is terminated without cause or resigns for good reason within a period of two (2) months before or two (2) years following the consummation of a change of control, the Company would be required to pay him (i) 100% of his then annual target bonus, pro-rated by the number of calendar days in which he was employed during that particular year, and (ii) a lump sum payment in an amount equal to three (3) times his then annual salary. These payments are subject to Dr. Dionne’s execution of a release of claims against us and shall be made on the tenth business day following the effective date of the release. If any payment under the severance agreement, when combined with any other payment, would constitute a “parachute payment” within the meaning of Code Section 280G then such payment shall be either the full amount or such lesser amount that would not result in an excise tax under Code Section 280G, based upon which interpretation yields the greater after-tax amount for Dr. Dionne.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Dionne to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Dionne during his employment. The agreement also limits Dr. Dionne’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following the end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Dionne, in the event of litigation, to the fullest extent permitted by law. The Company has also adopted the form of indemnification agreement for use with its other executive officers, employees and directors.

The foregoing summaries of Dr. Dionne’s: (i) employment agreement; (ii) severance agreement; (iii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Russell Richerson

In connection with Dr. Richerson’s employment, we have entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement

We employ Russell Richerson as our Chief Operating Officer pursuant to a 3 year written contract, which commenced on September 2, 2009 and expired on September 2, 2012. On September 2, 2012, 2013 and 2014, the agreement was automatically extended for an additional year pursuant to its terms. As compensation for his services during 2014 and 2013, Dr. Richerson received an annual base salary of $324,685 and $309,000 per year, respectively. Such base salary is reviewed yearly with regard to possible increase. In June of 2014, as a result of such review, our board of directors and Leadership Development and Compensation Committee adjusted Dr. Richerson’s annual base salary to $324,685, effective as of January 1, 2014. In addition, Dr. Richerson is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Dr. Richerson’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 35%, and (ii) 100%, of base salary, respectively. In connection with our board of directors and Leadership Development and Compensation Committee’s review of Dr. Richerson’s compensation in June of 2014, his target bonus levels for annual discretionary bonus and long term incentive bonuses were adjusted to: (i) 40% and (ii) 100%, of base salary, for 2014. Commencing in 2014, the annual discretionary bonus is payable in cash and the long term incentive bonus is payable in common stock purchase options. Dr. Richerson is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Richerson is terminated without cause or if he resigns for good reason, he will be entitled to eighteen (18) months of salary continuation (payable in monthly installments), eighteen (18) months of continued medical insurance coverage for Dr. Richerson and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Richerson is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Richerson are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board, if applicable.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Richerson to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Richerson during his employment. The agreement also limits Dr. Richerson’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Richerson, in the event of litigation, to the fullest extent permitted by law.

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The foregoing summaries of Mr. Richerson’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Potential Payments Upon Termination or Change- in-Control

The following table sets forth the payments that would be made to our named executive officers if his employment in accordance with his employment agreement had been terminated by us without cause, termination as a result of disability on December 31, 2014 or in the event a change in control of our Company occurred on December 31, 2014, as applicable.

Name	Terminated without cause	Terminated, change of control	Termination as a result of Disability
Craig Dionne, PhD
Salary	$1,143,450	$1,143,450	$381,150
Bonus (1)	571,725	571,725	-
Health	73,500	73,500	-
Total:	$1,788,675	$1,788,675	$381,150

Russell Richerson, PhD
Salary	489,027	$-	$324,685
Bonus (1)	454,559	-	-
Health	27,900	-	-
Total:	$971,486	$-	$324,685

(1)	Assumes all annual bonus milestones have been attained prior to termination.

GenSpera 2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) is administered by our board or any of its committees. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorizes the issuance of up to 1,500,000 shares of common stock for the foregoing awards per fiscal year with an aggregate of 6,000,000 shares of common stock available for issuance under the 2007 Plan. As of July 31, 2015, we have granted awards under the 2007 Plan equal to 4,492,821 shares of our common stock, and 342,000 shares have been cancelled or forfeited. Accordingly, there are 1,849,179 shares of common stock available for future awards under the 2007 Plan. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

GenSpera 2009 Executive Compensation Plan

Our 2009 Executive Compensation Plan, as amended (“2009 Plan”) is administered by our Board or any of its committees. The purpose of our 2009 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of July 31, 2015, our 2009 Plan authorizes the issuance of up to 6,000,000 shares of our common stock for the foregoing awards, and we have granted awards under the plan equal to 4,945,874 common shares, and no shares have been cancelled or forfeited. Accordingly, there are 1,054,126 shares of common stock available for future awards under the 2009 Plan.

Deferred Compensation Plan

In July of 2011, we adopted the Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter E. Grebow, PhD	40,002	-	20,261	(1)	-	-	-	60,263

Bo Jesper Hansen	40,002	-	12,925	(2)	-	-	-	52,927

Scott Ogilvie	40,002	-	22,398	(3)	-	-	-	62,400

(1)	Represents an option to purchase 38,000 common shares with a fair market value on May 23, 2014, the grant date, of $0.41 per share. The option vests quarterly over a one-year period. Represents an additional option to purchase 15,000 common shares with a fair market value on June 27, 2014, the grant date, of $0.32 per share. The option also vests quarterly over a one-year period.

(2)	Represents an option to purchase 53,000 common shares with a fair market value on August 13, 2014, the grant date, of $0.24 per share. The option vests quarterly over a one-year period.

(3)	Represents an option to purchase 38,000 common shares with a fair market value on March 3, 2014, the grant date, of $0.46 per share. The option vests quarterly over a one-year period. Represents an additional option to purchase 15,000 common shares with a fair market value on June 27, 2014, the grant date, of $0.32 per share. One-fourth of the shares vest immediately, with the remaining shares vesting quarterly over a one-year period.

Director Compensation Plan

Legacy Plan

Pursuant to the terms of our legacy non-executive director compensation policy, prior to January 1, 2014, non-employee directors were entitled to the following compensation for service on our Board:

Inducement/First Year Grant. Upon joining the Board, the board member receives options to purchase 50,000 shares of our common stock.  The options vest as follows:  (i) 25,000 immediately upon appointment to the Board; and (ii) 25,000 quarterly over the following 12 months.

Annual Grant. Subject to the shareholder’s rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 25,000 shares of common stock.  The annual grants vest quarterly during the grant year.

Committee and Committee Chairperson Grant. Each director will receive options to purchase an additional 4,000 shares of common stock for each committee on which he or she serves. Chairpersons of each committee will receive options to purchase an additional 1,000 share of common stock.  The committee grants vest quarterly during the grant year.

Special Committee Grants. From time to time, individual directors may be requested by the Board to provide extraordinary services.  These services may include such items as the negotiation of key contracts, assistance with scientific issues, or such other items as the Board deems necessary and in the best interest of the Company and our shareholders.  In such instances, the Board shall have the flexibility to issue special committee grants.   The amount of such grants and terms will vary commensurate with the function and tasks of the special committee.

Exercise Price and Term. All options issued pursuant to the non-executive board compensation policy will have an exercise price equal to the fair market value of the Company’s common stock at close of market on the grant date.  The term of the options shall be for a period of 5 years from the grant date.

Cash Compensation. Our eligible directors also receive cash compensation equal to: (i) an annual cash retainer of $25,000, and (ii) a per committee cash award of $3,334.

Amended Plan

In June of 2014, our Leadership Development and Compensation Committee recommended, and our board of directors approved, an amendment to non-executive director compensation policy. Effective January 1, 2014, non-employee directors are entitled to the following compensation for service on our Board:

Inducement/First Year Grant. Upon joining the board, board members receives options to purchase 50,000 shares of our common stock.  The options vest as follows:  (i) 25,000 immediately upon appointment to the board; and (ii) 25,000 quarterly over the following 12 months.

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 Annual Grant. Subject to the shareholder’s rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 40,000 shares of common stock or restricted stock units of equivalent value. The annual grants vest quarterly during the grant year.

Committee and Committee Chairperson Grant. Each director will receive options to purchase an additional 4,000 shares of common stock, or restricted stock units of equivalent value, for each committee on which he or she serves. Chairpersons of each committee will receive options to purchase an additional 1,000 share of common stock, or restricted stock units of equivalent value.  The committee grants vest quarterly during the grant year.

Special Committee Grants. From time to time, individual directors may be requested by the board of directors to provide extraordinary services.  These services may include such items as the negotiation of key contracts, assistance with scientific issues, or such other items as the board deems necessary and in the best interest of our company and our shareholders.  In such instances, the board shall have the flexibility to issue special committee grants.   The amount of such grants and terms will vary commensurate with the function and tasks of the special committee.

Exercise Price and Term. All options issued pursuant to the amended non-executive board compensation policy will have an exercise price equal to the fair market value of our common stock at close of market on the grant date.  The term of the options shall be for a period of 5 years from the grant date.

The determination with regard to whether awards will be made in options or restricted stock units will be at the sole discretion of the director.

Cash Compensation. Directors will also receive cash compensation equal to: (i) an annual cash retainer of $30,000, and (ii) a per committee cash award of $3,334.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this Prospectus entitled “ Executive Compensation .”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this Prospectus entitled “ Director Compensation .”

•	During our December 2012 through March 2013 offering, Kihong Kwon, MD (including related and/or affiliated entities), purchased 70,914 units on the same terms and conditions as the other investors in the offering. The price per unit was $2.20. On March 22, 2013, we issued Dr. Kwon (or his related and affiliated entities) 17,076 additional units in connection with the adjustment to the per unit price. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

In connection with the offering, we entered into a registration rights agreement with Kihong Kwon, MD (including related and/or affiliated entities) on the same terms as that of the other investors in the offering. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering all shares of the common stock and the shares underlying the warrants within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

•	On February 12, 2013, we granted each of Drs. Isaacs and Denmeade, in their respective capacities as our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.95 per share. The options vest quarterly over the year beginning on March 31, 2013 and lapse if unexercised on February 12, 2018.

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•	On March 1, 2013 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $1.90 per share. The options vest quarterly over the year and have a term of five years.

•	On March 25, 2013, we issued Dr. Dionne, or CEO, options to purchase an aggregate of 561,394 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $2.18 and are fully vested on the grant date.

•	On March 25, 2013, we issued Dr. Richerson, or COO, options to purchase an aggregate of 516,318 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $1.98 and are fully vested on the grant date.

•	On May 24, 2013, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $1.95 per share. The options vest quarterly over the year and have a term of five years.

•	During June of 2013, in connection with Ms. Barnabei’s resignation as Vice President and Treasurer, we entered into a release agreement with Ms. Barnabei which provides for an extended amount of time to exercise any stock options vested as of June 30, 2013 from three months from the date of her final day of employment to the expiration date of each respective award, in exchange for Ms. Barnabei’s general release of claims against the Company, if any.

•	On August 13, 2013, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $1.68 per share. The options vest quarterly over the year and have a term of five years.

•	On January 7, 2014, we granted each of Drs. Isaacs and Denmeade, in their respective capacities as our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.29 per share. The options vest quarterly over the year beginning on March 31, 2014 and lapse if unexercised on January 7, 2019.

•	On January 8, 2014, we issued Dr. Dionne, or CEO, options to purchase an aggregate of 1,136,943 in connection with his 2013 long term and annual bonus. The options have a term of seven years, an exercise price of $1.42 and are fully vested on the grant date.

•	On January 8, 2014, we issued Dr. Richerson, or COO, options to purchase an aggregate of 811,959 in connection with his 2013 long term and annual bonus. The options have a term of seven years, an exercise price of $1.29 and are fully vested on the grant date.

•	On March 1, 2014 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $1.36 per share. The options vest quarterly over the year and have a term of five years.

•	On May 24, 2014, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $1.20 per share. The options vest quarterly over the year and have a term of five years.

•	In June of 2014, our Leadership Development and Compensation Committee recommended, and our board of directors approved, an amendment to non-executive director compensation policy. The amendment was made effective January 1, 2014. For a further discussion of the amended plan, see the section of this prospectus entitled “Director Compensation.”

•	On June 27, 2014 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 15,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $0.94 per share. The options have a term of five years, and 3,750 shares are fully vested on the grant date, with the balance vesting quarterly over the year.

•	On June 27, 2014, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 15,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $0.94 per share. The options vest quarterly over the year and have a term of five years.

•	On August 13, 2014, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 53,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $0.70 per share. The options vest quarterly over the year and have a term of five years.

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•	On March 2, 2015 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 53,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $0.95 per share. The options vest quarterly over the year and have a term of five years.

•	On May 26, 2015, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 53,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $0.65 per share. The options vest quarterly over the year and have a term of five years.

•	As of July 30, 2015 we have 3 promissory notes payable to Dr. Dionne. Each note accrues interest at 4.2% per annum. The loans were originally made in order to provide us with working capital. The aggregate balance of the notes is $105,000 in principal and approximately $33,000 in accrued interest. The notes and accrued interest are convertible into 275,438 shares of common stock at a price of $0.50 per share.

Related Party Transactions Policy and Procedure

We will only enter into or ratify a transaction with a related party when our board of directors, acting through the Audit Committee, determines that the transaction is in the best interests of GenSpera and its stockholders. We review all known relationships and transactions in which GenSpera and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Our outside legal counsel, in consultation with our management team, is primarily responsible for developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and then determining, based on the facts and circumstances, whether GenSpera or a related party has a direct or indirect interest in these transactions. On a periodic basis, our outside counsel and our management team review all transactions in which our executive officers, director or significant shareholders may have a material interest. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions. If our outside legal counsel determines that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event all members of the Audit Committee are a related party with respect to a transaction, the transaction is reviewed and approved by a majority of the disinterested directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 31, 2015, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

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			Common Stock
Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Directors and named Executive Officers
Craig Dionne, PhD	2,464,749	(9)	3,691,510	6,156,259	15.1%
Russell B. Richerson, PhD	942,392		2,699,570	3,641,962	9.1%
Bo Jesper Hansen, MD, PhD	-		230,000	230,000	*
Scott Ogilvie	-		310,500	310,500	*
Peter E. Grebow, PhD	-		167,250	167,250	*

All directors and executive officers as a group (5 persons)	3,407,141		7,098,830	10,505,971	23.7%

Beneficial Owners of 5% or more
Kihong Kwon, MD(5)	2,456,567		-	2,456,567	6.6%
Alpha Capital Anstalt (6)	1,514,022		361,010	1,875,032	5.0%
Sabby Healthcare Master Fund, Ltd. (7)	1,428,572		450,958	1,879,530	5.0%
Sabby Volatility Warrant Master Fund, Ltd. (8)	1,428,572		450,958	1,879,530	5.0%

*	Less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is GenSpera, Inc., 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There are 37,139,644 shares of common stock issued and outstanding as of July 30, 2014.

(3)	13638 Poplar Hill Road, Phoenix, MD 21131

(4)	5112 Little Creek Drive, Ellicott City, MD 21043

(5)	1015 E. Chapman, Suite 201, Fullerton, CA 92831. Does not include 1,804,455 warrants or convertible securities subject to exercise conditions based on percentage ownership.

(6)	510 Madison Ave. Suite 1400, New York, NY 10022. Does not include 7,750,151 warrants subject to exercise conditions based on percentage ownership.

(7)	89 Nexus Way, Camana Bay, Grand Cayman Ky1-9007, Cayman Islands. Does not include 2,777,754 warrants subject to exercise conditions based on percentage ownership. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

(8)	89 Nexus Way, Camana Bay, Grand Cayman Ky1-9007, Cayman Islands. Does not include 2,406,186 warrants subject to exercise conditions based on percentage ownership. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

(9)	Includes 433,740 shares owned by Craig A. Dionne & Bonnie Camille Dionne TTEES The Dionne Annuity Trust of 2011 and 566,260 shares owned by jointly Craig A. Dionne & Bonnie Camille Dionne.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

62

EXPERTS

The financial statements included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the reports of Liggett, Vogt & Webb, P.A., our independent registered public accounting firm for the year ended December 31, 2013, and 2014, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firms as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of our securities offered and to be issued by this prospectus will be passed upon for us by Silvestre Law Group, P.C. of Westlake Village, CA. The Silvestre Law Group, P.C. or its various principals and/or affiliates, 287,500 shares of our common stock and options and/or warrants to purchase 456,250 shares.

WHERE YOU CAN FIND MORE INFORMATION

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the Company’s website at www.genspera.com or on the SEC’s web site, http://www.sec.gov. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus. You may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

GENSPERA

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

Attn: Chief Executive Officer

Tel: 210-479-8112

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

63

F-1

PART I

FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

GENSPERA, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$121	$2,316
Prepaid expenses	81	197
Total current assets	202	2,513
Office equipment, net of accumulated depreciation of $25 and $23	14	12
Intangible assets, net of accumulated amortization of $120 and $111	93	101
Other assets	3	3
Total assets	$312	$2,629

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,052	$989
Accrued expenses	1,981	1,438
Convertible notes – stockholder	105	105
Total current liabilities	3,138	2,532
Total liabilities	3,138	2,532

Commitments and contingencies

Stockholders’ (deficit) equity:
Preferred stock, par value $0.0001 per share; 30,000,000 shares authorized, none issued and outstanding	‒	‒
Common stock, par value $0.0001 per share; 150,000,000 shares authorized, 33,548,366 and 33,181,197 shares issued and outstanding, respectively	3	3
Additional paid-in capital	39,925	39,473
Accumulated deficit	(42,754)	(39,379)

Total stockholders’ (deficit) equity	(2,826)	97

Total liabilities and stockholders’ (deficit) equity	$312	$2,629

The accompanying notes are an integral part of these condensed financial statements.

F-2

GENSPERA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Research and development	$610	$924	$1,425	$2,028

General and administrative	921	682	1,949	1,518

Total operating expenses	1,531	1,606	3,374	3,546

Loss from operations	(1,531)	(1,606)	(3,374)	(3,546)

Interest income (expense), net	(1)	1	(1)	1

Loss before provision for income taxes	(1,532)	(1,605)	(3,375)	(3,545)
Provision for income taxes	‒	‒	‒	‒

Net loss	$(1,532)	$(1,605)	$(3,375)	$(3,545)

Net loss per common share, basic and diluted	$(0.05)	$(0.06)	$(0.10)	$(0.13)

Weighted average shares outstanding	33,548,366	28,705,705	33,425,058	28,012,097

The accompanying notes are an integral part of these condensed unaudited financial statements.

F-3

GENSPERA, INC.

CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2015

(in thousands, except share and per share data)

			Additional
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity(Deficit)

Balance, December 31, 2014	33,181,197	$3	$39,473	$(39,379)	$97

Stock-based compensation	‒	‒	138	‒	138

Common stock issued as payment of services and consulting fees	30,000	‒	27	‒	27

Exercise of warrants	337,169	‒	287	‒	287

Net loss	‒	‒	‒	(3,375)	(3,375)

Balance, June 30, 2015 (unaudited)	33,548,366	$3	$39,925	$(42,754)	$(2,826)

The accompanying notes are an integral part of these condensed financial statements.

F-4

GENSPERA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(3,375)	$(3,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10	12
Stock-based compensation	165	1,342
Decrease (increase) in operating assets:
Prepaid expenses	116	(11)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	606	(369)
Cash used in operating activities	(2,478)	(2,571)

Cash flows from investing activities:
Acquisition of office equipment	(4)	(2)
Cash used in investing activities	(4)	(2)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants sold	‒	4,104
Cost of common stock and warrants sold	‒	(327)
Proceeds from exercise of warrants	287	‒
Cash provided by financing activities	287	3,777

Net (decrease) increase in cash	(2,195)	1,204
Cash and cash equivalents, beginning of period	2,316	3,587
Cash and cash equivalents, end of period	$121	$4,791

The accompanying notes are an integral part of these condensed unaudited financial statements.

F-5

GENSPERA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 – BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in San Antonio, Texas. We are an early-stage, pre-revenue, pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including liver, brain, prostate and other cancers. We plan to develop a series of therapies based on our target-activated prodrug technology platform.

Our primary focus at the present time is the clinical development of our lead compound, mipsagargin (formerly referred to as G-202), a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of mipsagargin, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma (HCC), or liver cancer, who experienced prolonged stabilization of disease up to eleven months after initiation of treatment. We have completed a Phase II clinical trial of mipsagargin in patients with liver cancer, in which twenty-five patients were treated. In May 2015, we received a final clinical study report. We consider the study outcome achieved positive results, with 63% of treated patients having stable disease at two (2) months, and with a median time to progression of 4.5 months. These results support our plans to continue the development of mipsagargin for patients with liver cancer, as well as proceed with our clinical development strategy in other indications including glioblastoma and prostate cancer trials. Although the data from our completed trials appear promising, the outcome of our ongoing or future trials may ultimately be unsuccessful.

We are currently conducting a Phase II clinical trial in glioblastoma (a type of brain cancer), in which fifteen patients have been treated as of August 3, 2015. We have deferred the development of mipsagargin in Phase 2 prostate clinical trials until the second quarter of 2016.

NOTE 2 – MANAGEMENT’S PLANS TO CONTINUE AS A GOING CONCERN

Basis of Presentation

We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. We have incurred losses since inception and have an accumulated deficit of $42.8 million as of June 30, 2015. We anticipate incurring additional losses for the foreseeable future until such time, if ever, that we can generate significant sales from our therapeutic product candidates which are currently in development or we enter into cash flow positive business development transactions.

To date, we have generated no sales or revenues, have incurred significant losses and expect to incur significant additional losses as we advance mipsagargin through clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in the research and development of pharmaceutical compounds.

Our cash and cash equivalents balance at June 30, 2015 was $121,000, representing 39% of our total assets. In July 2015, we completed a private placement of units consisting of shares of the Company’s common stock and warrants for net proceeds of approximately $2.2 million. Based upon our current expected level of operating expenditures, we expect to be able to fund our operations for the next three to six months. We will require additional cash to fund and continue our operations beyond that point. This period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. We anticipate raising additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available when needed in order to allow us to continue our operations, or if available, on terms acceptable to us.

In the event financing is not obtained, we may pursue cost cutting measures as well as explore the sale of selected assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate any of our development programs or clinical trials, these events could have a material adverse effect on: our business, results of operations, and financial condition. These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our auditors’ report issued in connection with our December 31, 2014 financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Accordingly, notwithstanding the capital raised in our July 2015 private placement, our current cash level raises substantial doubt about our ability to continue as a going concern past December 2015. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

F-6

NOTE 3 – SUMMARY OF CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for manufacturing, clinical trials, employee compensation and consulting costs and expenses.

We incurred research and development expenses of approximately $0.6 million and $0.9 million for the three months ended June 30, 2015 and 2014, respectively. We incurred research and development expenses of approximately $1.4 million and $2.0 million for the six months ended June 30, 2015 and 2014, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of June 30, 2015 and 2014, as they would be anti-dilutive:

	Six months ended June 30,
	2015	2014
Shares underlying options outstanding	8,926,695	8,462,895
Shares underlying warrants outstanding	18,549,724	20,510,987
Shares underlying convertible notes outstanding	274,713	265,894
	27,751,132	29,239,776

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments with maturities of three months or less when acquired. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Fair Value Measurements

Valuation Hierarchy - GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3: Unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. As of June 30, 2015, the Company has no such assets or liabilities outstanding.

Stock-Based Compensation

We measure the cost of employee services received in exchange for equity awards based on the grant-date fair value of the awards. All awards under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

F-7

Compensation expense for options granted to non-employees is determined in accordance with the fair value of the consideration received or the fair value of the equity instruments issued, whichever is a more reliable measurement. Compensation expense for awards granted to non-employees is re-measured on each accounting period.

Determining the appropriate fair value of stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based compensation and the volatility of our stock price. We use the Black-Scholes option-pricing model to value our stock option awards which incorporates our stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. This update provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments contained in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. We are currently assessing the impact of the adoption of ASU 2014-15, and we have not yet determined the effect of the standard on our ongoing financial reporting.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, simplifying the income statement presentation. The guidance does not change the requirement to disclose items that are unusual in nature and occur infrequently. ASU No. 2015-01 is effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period, although early adoption is permitted. Exclusive of a material transaction that would qualify for extraordinary item presentation in future periods, we do not expect the adoption of this standard to materially impact our financial statements.

In April 2015, the Financial Accounting Standard Board issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This guidance is effective for annual and interim reporting periods of public entities beginning after December 15, 2015, and early adoption is permitted. We do not expect the adoption of this standard to materially impact our consolidated financial statements.

There are various other recently issued updates, most of which represented technical corrections to the accounting literature or application to specific industries, and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands):

	Six months ended June 30,
	2015	2014
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$—	$962
Common stock issued for consulting fees	27	—

There was no cash paid for interest and income taxes for the six months ended June 30, 2015 and 2014.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	June 30, 2015	December 31, 2014
Accrued compensation and benefits	$1,621	$1,108
Accrued research and development	156	163
Accrued other	204	167
Total accrued expenses	$1,981	$1,438

F-8

NOTE 6 – CONVERTIBLE NOTES PAYABLE

We previously entered into convertible notes with our chief executive officer pursuant to which we borrowed an aggregate of $0.2 million, with $0.1 million principal balance outstanding at June 30, 2015. The notes, which bear interest at a rate of 4.2% per annum and matured at various dates through December 6, 2011, are now considered due on demand. As of June 30, 2015, our chief executive officer has not demanded the payment of the outstanding principal and accrued interest. Accrued interest at June 30, 2015 and December 31, 2014 was approximately $32,000 and $30,000, respectively. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In its complaint, GenSpera, as the exclusive licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. § 256. On November 1, 2012, Mhaka filed a second complaint in Maryland state court, asserting state tort claims against GenSpera and Drs. Samuel Denmeade and John Isaacs.

On May 1, 2013, the District Court granted GenSpera’s motion for summary judgment in the original case. Reserving any ruling on the issue of whether Mhaka’s state law tort claims were preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint in the second case and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s tort claims were barred by the applicable statute of limitations, and GenSpera joined in the motion. On May 6, 2014, GenSpera moved separately for summary judgment, a motion that Drs. Denmeade and Isaacs joined in part. On September 12, 2014, the District Court granted GenSpera’s motion for summary judgment as well as the motion for summary judgment filed by Drs. Denmeade and Isaacs. Judgment in favor of GenSpera, Dr. Isaacs, and Dr. Denmeade was entered concurrently for purposes of both the original case and the second case.

On October 10, 2014, Mhaka filed notices of Appeal with the United States Courts of Appeals for the Fourth Circuit and Federal Circuit. On December 11, 2014, GenSpera (along with Drs. Denmeade and Isaacs) filed a motion to dismiss the appeal before the United States Court of Appeals for the Fourth Circuit on the ground that the Court of Appeals for the Federal Circuit possesses exclusive jurisdiction over any appeal from the District Court. On December 29, 2014, Mhaka filed an opposition to the motion to dismiss and moved the Court of Appeals for the Fourth Circuit to stay appellate proceedings pending resolution of the appeal before the United States Court of Appeal for the Federal Circuit. On January 12, 2015, the Appellees filed an opposition to the motion to stay. On March 17, 2015, the Court of Appeals for the Fourth Circuit dismissed Mhaka’s appeal for lack of jurisdiction.

In the appellate proceedings before the United States Court of Appeals for the Federal Circuit, Mhaka originally filed her opening brief on December 26, 2014. Mhaka filed a corrected opening brief on January 20, 2015. On February 12, 2015, the Appellees filed their responsive brief, and on March 16, 2015, Mhaka filed a reply brief. Oral argument took place on July 9, 2015. On July 16, 2015, the Federal Circuit entered judgment in our favor, affirming the district court in all respects.

NOTE 8 – CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

In March 2015, we granted an aggregate of 30,000 shares of common stock, valued at approximately $27,000, to a consultant for business advisory services to be provided to the Company.

During the six months ended June 30, 2015, 337,169 warrants were exercised into an equivalent number of common shares for which we received approximately $287,000 in proceeds. During the six months ended June 30, 2014, no warrants were exercised into common shares.

NOTE 9 – STOCK OPTIONS

Our 2009 Executive Compensation Plan (“2009 Plan”) and our 2007 Equity Compensation Plan (“2007 Plan”) allow for the issuance of up to 6,000,000 shares of common stock each, or 12,000,000 in the aggregate. Collectively, the 2009 Plan and 2007 Plan are referred to as “the Plans.” Total stock-based compensation expense recognized for stock options issued using the straight-line method in the statement of operations for the six months ended June 30, 2015 and 2014 was as follows:

	Six months ended June 30,
	2015	2014

Research and development	$22	$16
General and administrative	50	171
	$72	$187

F-9

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2014	8,685,095	$1.65
Granted	318,600	$0.80
Exercised	—	—
Forfeited	(77,000)	$2.30
Outstanding at June 30, 2015	8,926,695	$1.61	3.6	$168

Exercisable at June 30, 2015	8,683,595	$1.63	3.6	$152

As of June 30, 2015, there was approximately $84,000 of total unrecognized compensation cost related to non-vested stock options which vest over a weighted-average period of approximately one year. As of June 30, 2015, there was no unrecognized compensation expense related to performance-based, non-vested employee stock options.

During the six months ended June 30, 2015, we issued options to purchase 106,000 shares of common stock to non-employee directors under the Plans. Additionally, we issued options to purchase 212,600 shares of common stock to consultants and advisors. During the six months ended June 30, 2014, we issued options to purchase 1,948,902 and 106,000 shares of common stock to employees and non-employee directors, respectively, under the Plans. Additionally, we issued options to purchase 357,370 shares of common stock to consultants and advisors. During the six months ended June 30, 2015 and 2014, no options were exercised.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued during the six months ended June 30, 2015 and 2014:

	Six months ended June 30,
	2015	2014
Volatility	57.7%	55.8%
Expected term (years)	3.5	3.4
Risk-free interest rate	1.0%	0.5%
Dividend yield	0%	0%

NOTE 10 – WARRANTS

We account for common stock purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant. Warrants are accounted for as derivative liabilities if the warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock by the Company are at a lower price per share than the then-current warrant exercise price. As of June 30, 2015, there were no outstanding liability-classified warrants. Transactions involving our equity-classified warrants are summarized as follows:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2014	19,897,928	$1.61
Granted	225,000	$0.65
Exercised	(337,169)	$0.85
Forfeited	(1,236,035)	$3.16
Outstanding at June 30, 2015	18,549,724	$1.51	1.8	$57

Exercisable at June 30, 2015	18,549,724	$1.51	1.8	$57

During the six months ended June 30, 2015, 337,169 warrants were exercised into an equivalent number of common shares for which we received approximately $287,000 in proceeds. During the six months ended June 30, 2014, no warrants were exercised.

F-10

The following table summarizes outstanding common stock purchase warrants as of June 30, 2015:

	Number of shares	Weighted- average exercise price	Expiration

Issued to consultants	1,057,667	$1.91	December 2015 through May 2020
Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016
Issued pursuant to 2012 financings	296,366	$3.00	December 2017
Issued pursuant to 2013 financings	4,376,228	$1.97	December 2017 through August 2018
Issued pursuant to 2014 financings	10,882,678	$0.83	December 2015 through June 2019
	18,549,724

During the six months ended June 30, 2015, we issued warrants to consultants to purchase 225,000 shares of common stock as compensation for business and advisory services. The common stock purchase warrants have an exercise price of $0.65 per share, are immediately exercisable and expire on the five year anniversary of the date of issuance. The per share weighted-average fair value of the warrants granted to consultants during 2015 was estimated at $0.30 per share on the date of grant.

During the six months ended June 30, 2014, in connection with a registered offering, we issued an aggregate of 10,736,722 common stock purchase warrants, including 10,409,905 to investors; and 326,817 to placement agents. The warrants were issued with exercise prices between $0.85 and $1.15 per share. Additionally, we issued 483,125 common stock purchase warrants to investors in a June 2014 private offering. The warrants have an exercise price of $1.15 per share. Of the warrant issued in the registered offering, we have amended 3,826,792 of the Series B warrants and 4,163,961 of the Series C warrants in order to extend their respective term and reduce their exercise price. Pursuant to the amendment, the amended Series B and C warrants now have an exercise price of $0.70 and expire on December 31, 2016.

During the six months ended June 30, 2014, we issued warrants to consultants to purchase 96,000 shares of common stock as compensation for business and advisory services. The common stock purchase warrants have an exercise price of $3.00 per share, are immediately exercisable and expire on the five year anniversary of the date of issuance. The per share weighted-average fair value of the warrants granted to consultants during 2014 was estimated at $0.41 per share on the date of grant.

Total stock-based compensation expense of approximately $67,000 and $40,000 was recognized for warrants and included in the statement of operations for the six months ended June 30, 2015 and 2014, respectively.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued during the six months ended June 30, 2015 and 2014:

	Six months ended June 30,
	2015	2014
Volatility	58.5%	51.0%
Expected term (years)	4.2	2.0
Risk-free interest rate	1.2%	0.5%
Dividend yield	0%	0%

NOTE 11 – SUBSEQUENT EVENTS

In July 2015, we completed a private placement of our securities in which we sold 3,591,278 units, at an offering price of $0.70 per unit, consisting of (i) one share of common stock, (ii) one Series D common stock purchase warrant, and (iii) one Series E common stock purchase warrant, resulting in net proceeds to us of approximately $2.2 million after deducting placement agent fees and expenses of approximately $214,000 and other offering expenses of approximately $39,000, including the reimbursement of placement agent’s counsel of $35,000. The placement agent also received common stock purchase warrants to purchase such number of shares equal to 8% of the shares sold in the offering to investors, or 287,303 placement agent warrants with substantially the same terms as the Series D warrants.

The Series D warrants have an exercise price of $0.80 per share, are immediately exercisable and separately transferable from the common shares and expire on the five year anniversary of the date of issuance. The Series E warrants have an exercise price of $0.70 per share, are immediately exercisable and separately transferable from the common shares and expire on the eighteenth month anniversary of the date of issuance. The units are not certificated.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GenSpera, Inc.

San Antonio, TX

We have audited the accompanying balance sheets of GenSpera, Inc. as of December 31, 2014 and 2013, and the related statements of losses, statement of stockholders' equity, and cash flows for each of the years ended December 31, 2014 and 2013. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based upon our audits

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenSpera, Inc. at December 31, 2014 and 2013 and the results of its operations and its cash flows for each of the years ended December 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $39.4 million as of December 31, 2014, and will require additional cash to fund and continue operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett, Vogt & Webb, P.A.
Liggett, Vogt & Webb, P.A .

March 20, 2015
New York, New York

F-12

GENSPERA, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$2,316	$3,587
Prepaid expenses	197	163
Total current assets	2,513	3,750
Office equipment, net of accumulated depreciation of $23 and $16	12	14
Intangible assets, net of accumulated amortization of $111 and $94	101	118
Other assets	3	3
Total assets	$2,629	$3,885

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$989	$1,270
Accrued expenses	1,438	1,250
Convertible notes – stockholder	105	105
Total current liabilities	2,532	2,625
Total liabilities	2,532	2,625

Commitments and contingencies (Note 8)

Stockholders' equity:
Preferred stock, par value $.0001 per share; 30,000,000 shares authorized, none issued and outstanding	‒	‒
Common stock, par value $.0001 per share; 150,000,000 shares authorized, 33,181,197 and 27,252,966 shares issued and outstanding, respectively	3	3
Additional paid-in capital	39,473	33,642
Accumulated deficit	(39,379)	(32,385)

Total stockholders' equity	97	1,260

Total liabilities and stockholders' equity	$2,629	$3,885

See accompanying notes to audited financial statements.

F-13

GENSPERA, INC.

STATEMENTS OF LOSSES

(in thousands, except share and per share data)

	Years Ended December 31,
	2014	2013

Operating expenses:
Research and development	$3,691	$3,711
General and administrative	3,307	2,684
Total operating expenses	6,998	6,395

Loss from operations	(6,998)	(6,395)

Other income (expense):
Gain on change in fair value of warrant derivative liability	‒	1,096
Interest income (expense), net	4	(3)

Loss before provision for income taxes	(6,994)	(5,302)

Provision for income taxes	‒	‒

Net loss	$(6,994)	$(5,302)

Net loss per common share, basic and diluted	$(0.23)	$(0.21)

Weighted average shares outstanding	30,413,042	24,816,481

See accompanying notes to audited financial statements.

F-14

GENSPERA, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands, except share and per share data)

			Additional		Stockholders'
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance, December 31, 2012	22,298,424	$2	$26,353	$(27,083)	$(728)
Stock-based compensation	‒	‒	1,254	‒	1,254

Exercise of warrants	863,392	‒	404	‒	404

Reclassification of derivative liability upon exercise of warrants	‒	‒	80	‒	80

Sale of common stock and warrants at $1.773 per share	757,794	‒	1,217	‒	1,217

Sale of common stock and warrants at $1.50 per share	3,333,356	1	4,999	‒	5,000

Issuance cost of sales of common stock and warrants	‒	‒	(665)	‒	(665)

Net loss	‒	‒	‒	(5,302)	(5,302)

Balance, December 31, 2013	27,252,966	$3	$33,642	$(32,385)	$1,260

Stock-based compensation	‒	‒	1,319	‒	1,319

Common stock and warrants issued as payment of services and consulting fees	798,020	‒	735	‒	735

Sale of common stock and warrants at $0.80 per share (Registered Offering)	4,163,961	‒	3,331	‒	3,331

Sale of common stock and warrants at $0.80 per share (Private Placement)	966,250	‒	773	‒	773

Issuance cost of sales of common stock and warrants	‒	‒	(327)	‒	(327)

Net loss	‒	‒	‒	(6,994)	(6,994)

Balance, December 31, 2014	33,181,197	$3	$39,473	$(39,379)	$97

See accompanying notes to audited financial statements.

F-15

GENSPERA, INC.

STATEMENTS OF CASH FLOWS

(in thousands, except share and per share data)

	December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(6,994)	$(5,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23	23
Stock-based compensation	2,054	1,254
Change in fair value of derivative liability	‒	(1,096)
Increase in operating assets:
Prepaid expenses	(34)	(86)
Increase in operating liabilities:
Accounts payable and accrued expenses	(93)	500
Cash used in operating activities	(5,044)	(4,707)

Cash flows from investing activities:
Acquisition of office equipment	(4)	(8)
Cash used in investing activities	(4)	(8)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	4,104	6,217
Proceeds from exercise of warrants	‒	405
Cost of common stock and warrants sold	(327)	(665)
Cash provided by financing activities	3,777	5,957

Net (decrease) increase in cash	(1,271)	1,242
Cash, beginning of period	3,587	2,345

Cash, end of period	$2,316	$3,587

See accompanying notes to audited financial statements.

F-16

GENSPERA, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 ‒ BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in San Antonio, Texas. We are an early-stage, pre-revenue, pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including liver, brain, prostate and other cancers. We plan to develop a series of therapies based on our target-activated prodrug technology platform.

Our primary focus at the present time is the clinical development of our lead compound, mipsagargin (formerly referred to as G-202), a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of mipsagargin, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma (HCC), or liver cancer, who experienced prolonged stabilization of disease up to eleven months after initiation of treatment. We are conducting a Phase II clinical trial of mipsagargin in patients with liver cancer, in which twenty-five patients have been treated, and is closed to new patient enrollment. In January 2015, we announced results from our Phase II study in liver cancer patients which indicated that study participants experienced a median time to progression of 4.2 months, nearly twice the time demonstrated in prior studies with placebo or ineffective agents. Thirty-five percent of patients received five or more cycles of treatment with an average time on study of 7.1 months. These results support our plans to continue the development of mipsagargin for patients with liver cancer, as well as proceed with our clinical development strategy in other indications including glioblastoma, prostate cancer and renal cell carcinoma trials. Notwithstanding that the initial and interim data from our trials appear promising, the outcome of our trials is uncertain and our current or future trials may ultimately be unsuccessful.

We are currently conducting a Phase II clinical trial in glioblastoma (a type of brain cancer), in which twelve patients have been treated as of March 3, 2015. We also anticipate commencing the enrollment of patients in Phase II clinical trials in patients with prostate and renal cancers during the second quarter of 2015.

NOTE 2 ‒ MANAGEMENT’S PLANS TO CONTINUE AS A GOING CONCERN

Basis of Presentation

The opinion of our independent registered accounting firm on our financial statements contains explanatory going concern language. We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. We have incurred losses since inception and have a deficit accumulated of $39.4 million as of December 31, 2014. We anticipate incurring additional losses for the foreseeable future until such time, if ever, that we can generate significant sales from our product candidates currently in development or we enter into cash flow positive business development transactions.

To date, we have generated no sales or revenues, have incurred significant losses and expect to incur significant additional losses as we advance mipsagargin through clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in the research and development of pharmaceutical compounds.

Our cash and cash equivalents balance at December 31, 2014 was $2.3 million, representing 88% of our total assets. Based upon our current expected level of operating expenditures, we expect to be able to fund our operations for the next six to nine months. We will require additional cash to fund and continue our operations beyond that point. This period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. We anticipate raising additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available when needed in order to allow us to continue our operations, or if available, on terms acceptable to us.

In the event financing is not obtained, we may pursue cost cutting measures as well as explore the sale of selected assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate any of our development programs or clinical trials, these events could have a material adverse effect on: our business, results of operations, and financial condition. These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

F-17

NOTE 3 ‒ SUMMARY OF CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

We incurred research and development expenses of $3.7 million in each of the years ended December 31, 2014 and 2013, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed applicable government mandate insurance limits. We have not experienced any losses in our accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may exceed applicable government mandated insurance limits. Cash and cash equivalents were $2.3 million and $3.6 million at December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, there was $1.9 million and $3.1 million in cash over the federally insured limit of $250,000.

We currently outsource all manufacturing of our clinical supplies to single source manufactures. We also have a single source supplier for the active ingredient in our prodrug compounds, including mipsagargin. A change in these suppliers could cause a delay in manufacturing and/or clinical trials, which would adversely affect our Company.

Intangible Assets

Intangible assets consist of licensed technology, patents, and patent applications (see Note 5). The assets associated with licensed technology are recorded at cost and are being amortized on the straight line basis over their estimated useful lives of twelve to seventeen years.

Office Equipment

Office equipment is stated at cost less accumulated depreciation.  Depreciation is calculated on the straight line basis over the estimated useful lives of the assets of three to five years. Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to expense. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its office equipment for impairment.

Depreciation expense was approximately $7,000 and $6,000 for the years ended December 31, 2014 and 2013, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

F-18

The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of December 31, 2014 and 2013, as they would be anti-dilutive:

	Year Ended December 31,
	2014	2013
Shares underlying options outstanding	8,685,095	6,050,623
Shares underlying warrants outstanding	19,897,928	10,216,597
Shares underlying convertible notes outstanding	270,339	261,519
	28,853,362	16,528,739

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments with maturities of three months or less when acquired. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Fair Value Measurements

The U.S. GAAP Valuation Hierarchy establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company previously had recorded a warrant derivative liability for warrants with anti-dilution provisions, which all the respective warrants were either exercised or expired as of December 31, 2014 and 2013.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

Stock-Based Compensation

We measure the cost of employee services received in exchange for equity awards based on the grant-date fair value of the awards. All awards under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the fair value of the consideration received or the fair value of the equity instruments issued, whichever is a more reliable measurement. Compensation expense for awards granted to non-employees is re-measured on each accounting period.

Determining the appropriate fair value of stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based compensation and the volatility of our stock price. We use the Black-Scholes option-pricing model to value our stock option awards which incorporates our stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. This Update provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments in this Update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. We are currently assessing the impact of the adoption of ASU 2014-15, and we have not yet determined the effect of the standard on our ongoing financial reporting.

F-19

In June 2014, the FASB issued ASU 2014-10 Development Stage Entities (Topic 915). ASU 2014-10 removes all incremental financial reporting requirements from U.S. GAAP for development stage entities. ASU 2014-10 should be applied retrospectively and is effective for fiscal years beginning after December 15, 2014. Early application is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued or made available for issuance. We have decided to adopt ASU 2014-10 early, accordingly all of the past disclosures and presentations for development stage accounting have been eliminated.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands).

	Year Ended December 31,
	2014	2013
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$962	$999
Common stock and warrants issued for consulting fees	735	‒
Derivative liability reclassified to equity upon exercise of warrants	‒	80

There was no cash paid for interest and income taxes for the years ended December 31, 2014 and 2013.

NOTE 5 – INTELLECTUAL PROPERTY

We solely own or have exclusive licenses to all of our patents and patent applications. Between 2008 and 2011, we entered into license and assignment agreements with Johns Hopkins University (JHU), the University of Copenhagen (UC) and certain co-inventors (Assignee Co-Founders), in which we paid $212,000 in cash and common stock. As a result of these payments and pursuant to the agreements, we acquired worldwide, exclusive, fully paid up rights in know-how, pre-clinical data, development data and certain patent portfolios that relate to, and form the basis of, our technology. Under these agreements, we are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to JHU, UC, or the Assignee Co-Founders.

Amortization expense recorded during the years ended December 31, 2014 and 2013 was approximately $17,000 for both years. Amortization expense is estimated to be approximately $17,000 for each one of the next five fiscal years.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2014	2013

Accrued compensation and benefits	$1,108	$1,040
Accrued research and development	163	82
Accrued other	167	128
Total accrued expenses	$1,438	$1,250

NOTE 7 ‒ CONVERTIBLE NOTES PAYABLE

We have issued convertible notes to our chief executive officer pursuant to which we borrowed an aggregate of $0.2 million, with $0.1 million principal balance outstanding at December 31, 2014. The notes bear an interest rate of 4.2% and matured at various dates through December 6, 2011. Accrued interest at December 31, 2014 and December 31, 2013 was approximately $30,000 and $26,000, respectively. As of December 31, 2014, our chief executive officer has not demanded the payment of the outstanding principal and accrued interest. Accordingly, we consider these amounts due on demand. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

F-20

NOTE 8 ‒ COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its corporate offices under an operating lease that expires on October 14, 2015.  Rent expense for office space amounted to approximately $56,000 and $55,000 for the years ended December 31, 2014 and 2013, respectively. The following table summarizes future minimum lease payments as of December 31, 2014 (in thousands):

2015	$45
Thereafter	‒
Total minimum lease payments	$45

Employment Agreements

We employ our Chief Executive Officer and Chief Operating Officer pursuant to written employment agreements. The employment agreements contain severance provisions and indemnification clauses. The indemnification agreement provides for the indemnification and defense of the executive officers, in the event of litigation, to the fullest extent permitted by law. As part of the agreements, the executives potentially shall be entitled to the following (in thousands):

	Chief Executive Officer	Chief Operating Officer
Terminated without cause	$1,789	$969
Terminated, change of control without good reason	1,789	—
Terminated for cause, death, disability and by executive without good reason	381	325

Legal Matters

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In its complaint, GenSpera, as the exclusive licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. § 256. On November 1, 2012, Mhaka filed a second complaint in Maryland state court, asserting state tort claims against GenSpera and Drs. Samuel Denmeade and John Isaacs.

On May 1, 2013, the District Court granted GenSpera’s motion for summary judgment in the original case. Reserving any ruling on the issue of whether Mhaka’s state law tort claims were preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint in the second case and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s tort claims were barred by the applicable statute of limitations, and GenSpera joined in the motion. On May 6, 2014, GenSpera moved separately for summary judgment, a motion that Drs. Denmeade and Isaacs joined in part. On September 12, 2014, the District Court granted GenSpera’s motion for summary judgment as well as the motion for summary judgment filed by Drs. Denmeade and Isaacs. Judgment in favor of GenSpera, Dr. Isaacs, and Dr. Denmeade was entered concurrently for purposes of both the original case and the second case.

On October 10, 2014, Mhaka filed notices of Appeal with the United States Courts of Appeals for the Fourth Circuit and Federal Circuit. On December 11, 2014, GenSpera (along with Drs. Denmeade and Isaacs) filed a motion to dismiss the appeal before the United States Court of Appeals for the Fourth Circuit on the ground that the Court of Appeals for the Federal Circuit possesses exclusive jurisdiction over any appeal from the District Court. On December 29, 2014, Mhaka filed an opposition to the motion to dismiss and moved the Court of Appeals for the Fourth Circuit to stay appellate proceedings pending resolution of the appeal before the United States Court of Appeal for the Federal Circuit. On January 12, 2015, the Appellees filed an opposition to the motion to stay. On March 17, 2015, the Court of Appeals for the Fourth Circuit dismissed Mhaka’s appeal for lack of jurisdiction.

F-21

In the appellate proceedings before the United States Court of Appeals for the Federal Circuit, Mhaka originally filed her opening brief on December 26, 2014. Mhaka filed a corrected opening brief on January 20, 2015. On February 12, 2015, the Appellees filed their responsive brief, and on March 16, 2015, Mhaka filed a reply brief. Oral argument on the appeal has yet to be scheduled.

NOTE 9 ‒ CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

In December 2014, we issued a total of 424,522 common shares to Phyton Biotech GmbH as partial compensation for services related to the development of a cell line derived from Thapsia garganica . The services were valued at $280,000 in total.

In October 2014, we issued a total of 20,000 common shares as partial compensation for business advisory services. The services associated with the shares were valued at approximately $15,000 in total.

In August 2014, we issued an aggregate of 25,000 units to consultants as payment for business and advisory services valued at approximately $20,000 in total. Each unit consists of one share of our common stock, and one-half of one Series D common stock purchase warrant. The units are substantially similar to the units issued in our June 2014 private placement. Each warrant has an exercise price of $1.15 per share, is immediately exercisable and separately transferable from the common shares and expires on the five year anniversary of the date of issuance. In August 2014, we also issued a total of 189,364 common shares, valued at approximately $169,000, as partial payment for investor and media relations services.

In February 2014, we entered into an agreement with H.C. Wainwright to serve as our exclusive advisor for a proposed offering of our securities. Pursuant to the placement agent agreement, we agreed to a cash placement fee equal to 8% of the aggregate gross proceeds to us from the sale of our securities and to issue the placement agent warrants to purchase shares of common stock equal to 8% of the common stock sold in such offering (excluding shares of common stock issuable upon the exercise of any warrants issued in the offering), provided that, with respect to sales to certain prior investors, we agreed to pay a cash placement agent fee of 4% of the aggregate gross proceeds from such prior investors and issue the placement agent warrants to purchase shares of common stock equal to 4% of the common stock sold to such investors. In June 2014, we completed a registered offering of our securities, see Equity Financing section below for further information regarding this transaction.

In February 2014, we entered into an agreement for method development by a contract manufacturer and issued an aggregate of 91,334 shares of common stock, valued at approximately $127,000, as compensation. In February 2014, we also entered into an agreement to grant an aggregate of 47,800 shares of common stock, valued at approximately $67,000, to a consultant for business advisory services to be provided to the Company.

During the year ended December 31, 2014, no warrants were exercised into common shares. During the year ended December 31, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received proceeds of approximately $404,000, and one million warrants were exercised on a cashless basis into 537,722 common shares.

Equity Financing

June 2014 Registered Offering

On May 23, 2014, our registration statement on Form S-1 (File No. 333-194687) was declared effective by the United States Securities and Exchange Commission. Pursuant to the registration statement, we offered and sold 4,163,961 units, each consisting of: (i) one share of our common stock, (ii) one-half of one Series A common stock purchase warrant, (iii) one Series B common stock purchase warrant and (iv) one Series C common stock purchase warrant. The units were sold at a public offering price of $0.80 per unit. The offering commenced on May 28, 2014 and did not terminate before all of the securities registered in the registration statement were sold. On June 3, 2014, we closed the sale of such securities, resulting in net proceeds to us of approximately $3.0 million after deducting placement agent fees and expenses of $278,000 and other offering expenses of approximately $64,000, including the reimbursement of placement agent’s counsel of $50,000. The placement agent also received common stock purchase warrants to purchase 326,817 shares on substantially the same terms as the Series A warrants.

Each Series A warrant has an exercise price of $1.15 per share, is immediately exercisable and separately transferable from the common shares and expires on the five year anniversary of the date of issuance. Each Series B warrant has an exercise price of $0.85 per share, is immediately exercisable and separately transferable from the common shares and expires on the nine month anniversary of the date of issuance. Each Series C warrant has an exercise price of $0.85 per share, is immediately exercisable and separately transferable from the common shares and will expire on the twelve month anniversary of the date of issuance. The units are not certificated. In December 2014, the expiration date of the Series B and C Warrants was extended until December 31, 2015.

June 2014 Private Placement

In June 2014, we are also offered and sold 966,250 units in a private placement to certain accredited investors with whom we had a prior relationship or who were shareholders. Each unit was priced at $0.80 and consisted of one share of our common stock, and one-half of one Series D common stock purchase warrant. Each Series D warrant has an exercise price of $1.15 per share, is immediately exercisable and separately transferable from the shares and will expire on the five year anniversary of the date of issuance.

F-22

August 2013 Offering

In August of 2013, we sold an aggregate of $5,000,032, or 3,333,356 units, to accredited and institutional investors. The price per unit was $1.50, with each unit consisting of (i) one share of the Company’s common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holder to purchase the Company’s common stock at a price per share of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company.

In connection with the offering, we also paid commissions equal to 8% of gross proceeds, for an aggregate commission of $400,003, and a non-accountable expense allowance equal to 2% of the gross proceeds, or $100,001 to the placement agent. The placement agent also received common stock purchase warrants to purchase such number of shares equal to 8% of the shares sold in the offering to investors, or 266,668 placement agent warrants with substantially the same terms as the warrants. Additionally, the placement agent was also reimbursed for its legal and due diligence costs in an amount not greater than $35,000. The placement agent will also receive (i) a cash fee of 4% of gross proceeds received from the exercise of the warrants, and (ii) additional transaction fees equal to 8% of gross proceeds and 8% warrant coverage for any future investment by one of the investors in the Company for a period of 12 months following the closing of the offering.

In connection with the offering, investors received certain registration rights. Pursuant to the registration rights, the Company agreed to file a registration statement with the SEC within 45 days from the closing to register the resale of the common shares and common shares underlying the warrants. The Company also agreed to have the registration statement declared effective within 120 days from the filing date. The Company agreed to keep the registration statement continuously effective until the earlier to occur of (i) the date after which all of the securities to be registered thereunder have been sold, or (ii) the date on which all the securities to be registered thereunder may be sold without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act of 1933, as amended. We are also obligated to pay the investors, as partial liquidated damages, a fee of 1.5% of each investor’s subscription amount per month in cash or shares of the Company’s common stock, at the discretion of the Company, upon the occurrence of certain events, including our failure to file and / or failure to have the registration statement declared effective within the time provided. The Company has satisfied the filing deadline and effectiveness condition.

NOTE 10 ‒ STOCK OPTIONS

Deferred Compensation Plan

In July of 2011, we adopted Executive Deferred Compensation Plan (the Deferred Plan). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the Code). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

GenSpera’s Compensation Plans

The Company’s 2007 Equity Compensation Plan (2007 Plan) and 2009 Executive Compensation Plan (2009 Plan) (together, the Plans) provide for the awarding of stock grants, nonqualified and incentive stock options, restricted stock units, performance units or other stock-based awards to officers, directors, employees and consultants of the Company. The purpose of the Plans is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. Our Plans are administered by a committee of non-employee directors (the Committee). The Committee determines: who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award.

As of December 31, 2014, our 2009 Plan authorized up to 6,000,000 shares of common stock to be reserved for issuance upon exercise of stock options or other stock-based awards, and the Company has awarded 4,945,874 stock options, and 1,054,126 shares of common stock were available for future grants under the 2009 Plan. All option awards granted under the 2009 Plan are fully vested.

F-23

Our 2007 Plan authorizes up to 6,000,000 shares of common stock to be reserved for the issuance upon exercise of stock options or other stock-based awards, subject to an annual award limitation of 1,500,000 shares. Under the 2007 Plan, vesting schedules for stock options vary, but generally vest for a period of not more than five years and at a rate of not less than 20% per year. The maximum term of an option granted under the 2007 Plan is ten years. As of December 31, 2014, the Company has awarded 4,174,221 stock options, and 2,090,779 shares of common stock were available for future grants under the 2007 Plan.

The Company has recorded aggregate stock-based compensation expense related to the issuance of stock option awards in the following line items in the accompanying consolidated statement of losses (in thousands):

	2014	2013
Research and development	$891	$483
General and administrative	1,164	771
Total stock-based compensation expense	$2,055	$1,254

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2012	4,674,628	$1.79
Granted	1,515,995	$2.02
Exercised	‒	‒
Forfeited	(140,000)	$2.80
Outstanding at December 31, 2013	6,050,623	$1.82	4.0	$272
Granted	2,759,472	$1.26
Exercised	‒	‒
Forfeited	(125,000)	$1.50
Outstanding at December 31, 2014	8,685,095	$1.65	4.0	$46

Exercisable at December 31, 2014	8,559,895	$1.66	4.0	$46

As of December 31, 2014, there was $43,000 of total unrecognized compensation cost related to non-vested stock options which vest over time, and is expected to be recognized over a weighted-average period of 1.2 years. As of December 31, 2013, there was $0.1 million of total unrecognized compensation cost related to non-vested stock options which vest over time, and is expected to be recognized over a weighted-average period of 0.5 years.

During 2014 and 2013, the Company issued options to purchase 2,107,902 and 1,335,972 shares of common stock, respectively, to employees, and non-employee directors under the Plans. The weighted-average fair value of the options granted to employees and non-employee directors during 2014 and 2013 was estimated at $0.48 and $0.84 per share, respectively, on the date of grant.

During 2014 and 2013, the Company issued options to purchase 651,570 and 180,023 shares of common stock, respectively, to consultants under the Plan. The per-share weighted-average fair value of the options granted to consultants during 2014 and 2013 was estimated at $0.38 and $0.75, respectively, on the date of grant.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
Volatility	55.8%	58.8%
Expected term (years)	3.5	3.7
Risk-free interest rate	0.7%	0.6%
Dividend yield	None	None

No options were exercised during the years ended December 31, 2014 and 2013.

F-24

NOTE 11 ‒ WARRANTS AND DERIVATIVE WARRANT LIABILITY

We account for common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement.  Common stock warrants are accounted for as derivative liabilities if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price.  We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant. Transactions involving our equity-classified and liability-classified stock warrants are summarized as follows:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2012	8,513,984	$2.47
Granted	4,376,228	$1.97
Exercised	(1,325,670)	$1.06
Forfeited	(1,347,945)	1.52
Outstanding at December 31, 2013	10,216,597	$2.56	2.9	$48.0
Granted	11,467,847	$0.95
Forfeited	(1,786,516)	$2.85
Outstanding at December 31, 2014	19,897,928	$1.61	1.8	$8.4

Exercisable at December 31, 2014	19,897,928	$1.61	1.8	$8.4

During the year ended December 31, 2014, no warrants were exercised into common shares. During the year ended December 31, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received approximately $404,000 in proceeds, and 1,000,000 warrants were exercised on a cashless basis into 537,722 common shares.

The following table summarizes outstanding warrants to purchase common stock as of December 31, 2014:

	Number of shares	Weighted Average Exercise price	Expiration
Equity–classified warrants
Issued to consultants	1,045,759	$2.22	May 2015 through August 2019
Issued pursuant to 2010 financings	1,022,943	$3.38	January 2015 through May 2015
Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016
Issued pursuant to 2012 financings	296,366	$3.00	December 2017
Issued pursuant to 2013 financings	4,376,228	$1.97	December 2017 through August 2023
Issued pursuant to 2014 financings	11,219,847	$0.93	December 2015 through June 2019
	19,897,928

Equity-classified Warrants

During 2014, the Company issued warrants to consultants to purchase 248,000 at a weighted-average fair value of $0.36 per share on the date of grant. During 2014, total stock-based compensation expense of approximately $89,000 was recognized using the straight-line method in the statement of losses for warrants issued to consultants. During 2013, the Company did not issue any warrants to consultants to purchase shares of common stock. The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the equity-classified warrants issued for services for the year ended December 31, 2014:

Volatility	51.1%
Expected term (years)	2.0
Risk-free interest rate	0.5%
Dividend yield	None

F-25

In June 2014, in connection with our registered offering, we issued an aggregate of 10,736,722 common stock purchase warrants, including 10,409,905 issued to investors and 326,817 issued to the placement agents. The warrants were issued with exercise prices between $0.85 and $1.15 per share. Additionally, we also issued 483,125 common stock purchase warrants to investors in our June 2014 private placement. The warrants have an exercise price of $1.15 per share.

In 2014, we also issued warrants to consultants to purchase 248,000 shares of common stock as compensation for business and advisory services. The common stock purchase warrants have exercise prices of between $1.15 and $3.00 per share, are immediately exercisable and expire on the five year anniversary of the date of issuance. The per share weighted-average fair value of the warrants granted to consultants during 2014 was estimated at $0.36 per share on the date of grant.

In August 2013, in connection with an offering of our securities, we issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $3.00 per share. In connection with our August 2013 Offering, the Company issued an aggregate of 3,600,024 common stock purchase warrants, including: 3,333,356 issued to investors, and 266,668 to the placement agents. All warrants were issued with an exercise price of $ 1.75 per share.

In 2013, in connection with multiple closings of the December 2012 offering, the Company issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $ 3.00 per share. In connection with our August 2013 offering, the Company issued an aggregate of 3,600,024 common stock purchase warrants, including: 3,333,356 issued to investors, and 266,668 to the placement agents. All warrants were issued with an exercise price of $ 1.75 per share.

Liability-classified Warrants

The Company has assessed its outstanding equity-linked financial instruments and has concluded that certain of its common stock purchase warrants are subject to derivative accounting, as a result of certain anti-dilution provisions contained in the warrants. The fair value of these warrants was classified as a liability in the financial statements with the change in fair value during the periods presented recorded in the statement of operations. At December 31, 2013, all outstanding liability-classified warrants were either exercised or had expired.

We did not record a gain or loss during the year ended December 31, 2014, as the outstanding liability-classified warrants were either exercised or had expired. We recorded a gain of $1.1 million during the year ended December 31, 2013, related to the change in fair value of the warrant derivative liability during that period, and for the expiration of such warrants during the year. In 2013, we reclassified approximately $80,000 of the derivative liability as a result of approximately 242,000 warrants being exercised.

NOTE 12 ‒ INCOME TAXES

The Company had, subject to limitation, $27.8 million of net operating loss carryforwards at December 31, 2014, which will expire at various dates beginning in 2015 through 2025. In addition, the Company has research and development tax credits of approximately $443,000 at December 31, 2014 available to offset future taxable income, which will expire from 2028 through 2035. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by $2.4 and $1.8 million for the year ended December 31, 2014 and 2013, respectively. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2014		2013
Deferred tax assets:
Net operating loss carryover		$9,466		$7,590
Stock-based compensation		3,372		2,888
Tax credits		443		398
Total deferred tax assets		13,281		10,876
Less: valuation allowance		(13,281)		(10,876)
Net deferred tax assets	$	‒	$	‒

F-26

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2014 and 2013 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) are as follows:

	2014	2013
Statutory federal income tax rate	-34.0%	-34.0%
Permanent differences	0.0%	-7.0%
Adjustment for R&D Credit	0.2%	0.2%
Valuation allowance	33.8%	40.8%
Effective income tax rate	‒ %	‒ %

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 13 – SUBSEQUENT EVENTS

In February and March 2015, certain holders of the Company’s Series B warrants exercised their warrants to purchase an aggregate of 337,169 shares of our common stock at an exercise price of $0.85 per share, resulting in gross proceeds to the Company of approximately $0.3 million.

In March 2015, we entered into a consulting agreement and issued an aggregate of 30,000 shares of our common stock, valued at approximately $27,000, as compensation.

F-27

18,555,308

Shares of Common Stock

Prospectus

August 7, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All expenses incurred will be paid by the Company.  All of the amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fees.

To be Paid by the Registrant
SEC registration fees	$970
Legal fees and expenses	$30,000
Accounting fees and expenses	$20,000
Printing and engraving expenses	$5,000
Transfer agent’s fees	$2,000
Miscellaneous fees and expenses	$5,000
Total	$62,970

Item 14.   Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith, (iii) engaged in intentional misconduct or knowingly violated a law, (iv) authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or (v) obtained an improper personal benefit.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

II-1

Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws. As a general policy, we enter into indemnification agreements with our officers, directors and employees.

We maintain a liability insurance policy for our directors and officers, subject to certain exclusions.

Item 15.   Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received. The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act and the rules promulgated thereunder:

•	On June 1, 2012, we issued Cameron Associates, Inc., a warrant to purchase 18,000 shares of common stock as partial compensation for investor relations services. The warrant vests, in an amount equal to 1,500, on the last day of each calendar month commencing on the issuance date, provided the consultant is providing us services on each such vesting date. The warrant has a term of five years, is exercisable for cash and has an exercise price of $2.55 which is subject to adjustment in the event of a stock dividend or split.

•	In December of 2012 we commenced a unit offering of our securities. Each unit consists of: (i) one (1) share of common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions, as defined. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company. In connection with the offering, we agreed to enter into registration rights agreement with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering the shares of common stock included in the units as well as the shares underlying the warrants, within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

In January 2013, we offered and sold an aggregate of 104,095 units in an additional closing of our December offering resulting in gross proceeds of $0.2 million. The price per unit was $2.20. In connection with the December 2012 and January 2013 closings of our December offering, we issued 96,443 additional units in March 2013 in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 2013 closing.

In March 2013, we offered and sold an additional 557,256 units in connection with another closing of our December offering. This closing resulted in gross proceeds of $1.0 million. The price per unit was $1.773. In connection with this closing, we incurred placement agent fees and expenses in the amount of $37,000 in cash and issued warrants to purchase 18,410 shares at an exercise price per share of $3.00.

•	Between August 14 and August 16, 2013, we sold an aggregate of $5,000,032, or 3,333,356 units, to the accredited and institutional investors. The price per unit is $1.50, with each unit consisting of (i) one share of the Company’s common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the investors to purchase the Company’s common stock at a price per share of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. In connection with the offering, we entered into registration rights agreements with the investors obligating us to register the shares and shares underlying the warrants issued in connection with the units. T.R. Winston & Company acted as placement agents for the Offering. The Placement Agent received a commission equal to 8% of gross proceeds, for an aggregate commission of $400,002.56, and a non-accountable expense allowance equal to 2% of the gross proceeds, or $100,000.64. The placement agent also received common stock purchase warrants to purchase such number of shares equal to 8% of the shares sold in the offering to investors, or 266,668 placement agent warrants with substantially the same terms as the warrants. Additionally, the placement agent was also reimbursed for its legal and due diligence costs in an amount not to exceed $35,000. The placement agent will also receive (i) a cash fee of 4% of gross proceeds received from the exercise of the warrants, and (ii) additional transaction fees equal to 8% of gross proceeds and 8% warrant coverage for any future investment by one of the Investors in the Company for a period of 12 months following the closing of the offering.

II-2

•	In February 2014, we entered into an agreement for method development by a contract manufacturer and issued an aggregate of 91,334 shares of common stock as compensation.

•	In February 2014, we entered into an agreement to grant an aggregate of 47,800 shares of common stock to a consultant, which shares vest at the rate of 7,800 shares upon execution of the agreement and 10,000 shares per month for four months, the term of the agreement. These shares will be granted for business advisory services to be provided to the Company. In addition, the consultant was issued a warrant to purchase 96,000 shares of common stock at a strike price of $3.00 per share, which shares vest at the rate of 16,000 shares upon execution of the agreement and 20,000 shares per month for four months. The warrant issued is substantially similar to the warrants issued in conjunction with our financing completed in March 2013.

•	In June 2014, we offered and sold 966,250 units, in a private placement to certain accredited investors with whom we had a prior relationship or who were shareholders. Each unit consists of: (i) one (1) share of common stock, and (ii) one-half of one Series D common stock purchase warrant. The price was $0.80 per unit, and resulted in gross proceeds of approximately $0.8 million. The warrants have a term of five years and entitle the holder to purchase our common stock at a price of $1.15 per share. As part of the transaction, the investors agreed to a contractual six month lockup restricting their ability to sell or transfer the securities. Additionally, in the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions.

•	In August 2014, we issued an aggregate of 25,000 units to consultants as payment for $20,000 of business and advisory services. Each unit consists of one share of our common stock, and one-half of one Series D common stock purchase warrant. The units are substantially similar to the units issued in our June 2014 private placement disclosed above.

•	In August 2014, we issued a total of 189,364 common shares as partial compensation for investor and media relations services. The services associated with the shares were valued at $168,000 in total. Of the shares issued, 120,000 are subject to monthly vesting over the next 12 months.

•	In August 2014, we issued warrants to purchase an aggregate of 139,500 shares of common stock as compensation for business and advisory services. We valued the services at approximately $45,914. The warrants have an exercise price of $1.15 per share, a term of five years and provide for cashless exercise if the shares underlying the warrants are not registered.

•	In October 2014, we issued a total of 20,000 common shares as partial compensation for business advisory services. The services associated with the shares were valued at approximately $15,000 in total.

•	In December 2014, we issued a total of 424,522 common shares to Phyton Biotech GmbH as partial compensation for services related to the development of a cell line derived from Thapsia garganica. The services were valued at $280,000.

•	In January 2015, we issued warrants to purchase an aggregate of 150,000 shares of common stock as compensation for business and advisory services. We valued the services at approximately $48,000. The warrants have an exercise price of $0.65 per share, a term of five years and provide for cashless exercise if the shares underlying the warrants are not registered.

•	In March 2015, we issued a total of 30,000 common shares as partial compensation for business advisory services. The services associated with the shares were valued at approximately $27,000 in total.

•	In May 2015, we issued warrants to purchase an aggregate of 75,000 shares of common stock as compensation for business and advisory services. We valued the services at approximately $18,000. The warrants have an exercise price of $0.65 per share, a term of five years and provide for cashless exercise if the shares underlying the warrants are not registered.

•	In July 2015, we offered and sold 3,591,278 units, in a private placement to certain accredited investors with whom we had a prior relationship or who were shareholders. Each unit consists of: (i) one share of common stock, (ii) one Series D common stock purchase warrant, and (iii) one Series E common stock purchase warrant. The price was $0.70 per unit, and resulted in gross proceeds of approximately $2.5 million. The Series D warrants have a term of five years and entitle the holder to purchase our common stock at a price per share of $0.80 per share. The Series E warrants have a term of eighteen months and entitle the holder to purchase our common stock at a price per share of $0.70 per share. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 30 days from the issuance date. In connection with the offering, we issued our placement agent 287,303 common stock purchase warrants with substantially the same terms as our Series D warrants.

Item 16.   Exhibits.

See Exhibit Index beginning on page II-6 of this registration statement.

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Item 17.   Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on August 7, 2015.

GENSPERA, INC.

By:

/S/ Craig Dionne, PhD
Craig Dionne, PhD
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Dionne and Russell Richerson, and each of them acting alone, with full power of substitution and resubstitution and full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and all documents in connection therewith (including all post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act), with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CRAIG DIONNE	Chief Executive Officer, President and Chairman	August 7, 2015
Craig Dionne, PhD	(Principal Executive Officer)

/S/ CRAIG DIONNE	Chief Financial Officer	August 7, 2015
Craig Dionne, PhD	(Principal Financial and Accounting Officer)

/S/ BO JESPER HANSEN	Director	August 7, 2015
Bo Jesper Hansen, MD PhD

/S/ SCOTT OGILVIE	Director	August 7, 2015
Scott Ogilvie

/S/ PETER GREBOW	Director	August 7, 2015
Peter Grebow, PhD

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INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed/Furnished Herewith	Form	Exhibit No.	File No.	Filing Date

3.01	Amended and Restated Certificate of Incorporation dated September 4, 2013		8-K	3.01	333-153829	9/6/13

3.02	Amended and Restated Bylaws		8-K	3.02	333-153829	1/11/10

4.01	Specimen of Common Stock certificate		S-1	4.01	333-153829	10/03/08

4.02**	Amended and Restated GenSpera 2007 Equity Compensation Plan amended January 2010		8-K	4.01	333-153829	1/11/10

4.03**	GenSpera Form of 2007 Equity Compensation Plan Grant and 2009 Executive Compensation Plan Grant		8-K	4.02	333-153829	9/09/09

4.04	Form of 4.0% convertible note issued to shareholder		S-1	4.05	333-153829	10/03/08

4.05	Form of 4.0% convertible debenture modification between GenSpera, Inc. and shareholder		8-K	10.02	333-153829	2/20/09

4.06**	Amended and Restated 2009 Executive		10-K	4.11	333-153829	3/29/13
	Compensation Plan amended on March 25, 2013
4.07**	Form of 2007 Equity Compensation Plan Restricted Stock Grant and 2009 Executive Compensation Plan Restricted Stock Grant		S-8	4.03	333-171783	1/20/11

4.08	Form of Common Stock Purchase Warrant dated January and February of 2011		8-K	10.02	333-153829	1/27/11

4.09**	Form of 2007 Equity Compensation Plan Restricted Stock Unit Agreement and 2009 Executive Compensation Plan Restricted Stock Unit Agreement		10-K	4.22	333-153829	3/30/11

4.10	Form of Common Stock Purchase Warrant dated April 2011		8-K	10.02	333-153829	5/03/11

4.11**	Form of Executive Deferred Compensation Plan		8-K	99.01	333-153829	7/08/11

4.12	Form of Common Stock Purchase Warrant issued to consultants in December of 2011		10-K	4.26	333-153829	3/06/12

4.13	Form of Common Stock Purchase Warrant issued to LifeTech on January 12, 2012		10-K	4.27	333-153829	3/06/12

4.14	Form of Common Stock Purchase Warrant for December 2012 through March 2013 Offering		8-K	4.01	333-153829	3/28/13

4.15	Form of Securities Purchase Agreement for August 2013 Offering		8-K	10.02	333-153829	8/16/13

4.16	Form of Warrant from August 2013 Offering		8-K	10.04	333-153829	8/16/13

4.17	Form of Series A, B and C Common Stock Purchase Warrant for May 2014 Registered Offering		S-1/A	4.34	333-194687	5/22/14

4.18	Form of Securities Purchase Agreement for May 2014 Registered Offering		S-1/A	10.12	333-194687	5/22/14

4.19	Form of Series D Common Stock Purchase Warrant for June 2014 Private Placement		10-Q	4.36	333-153829	8/8/14

4.20	Form of Securities Purchase Agreement for June 2014 Private Placement		10-Q	4.37	333-153829	8/8/14

4.21	Form of Consultant Common Stock Purchase Warrant issued February / August 2014 and May 2015		10-Q	4.38	333-153829	8/8/14

4.22	Form of Securities Purchase Agreement for July 2015 Private Placement		8-K	10.01	000-55331	7/6/15

4.23	Form of Registration Rights Agreement for July 2015 Private Placement		8-K	10.02	000-55331	7/6/15

4.24	Form of Series D and E Common Stock Purchase Warrants for July 2015 Private Placement		8-K	10.03	000-55331	7/6/15

5.01	Opinion of Silvestre Law Group, P.C.	*

10.01	Exclusive Supply Agreement between GenSpera and Thapsibiza dated April 2012		10-K	10.01	333-153829	3/29/13

10.02**	Craig Dionne Employment Agreement		8-K	10.04	333-153829	9/09/09

10.03**	Amendment dated May 14, 2010 to the Employment Agreement of Craig Dionne		10-Q	10.03	333-153829	8/13/10

10.04**	Craig Dionne Severance Agreement		8-K	10.05	333-153829	9/09/09

10.05**	Craig Dionne Proprietary Information, Inventions And Competition Agreement		8-K	10.06	333-153829	9/09/09

10.06**	Form of Indemnification Agreement		8-K	10.07	333-153829	9/09/09

10.07**	Russell Richerson Employment Agreement		8-K	10.08	333-153829	9/09/09

10.08**	Amendment dated May 14, 2010 to the Employment Agreement of Russell Richerson		10-Q	10.08	333-153829	8/13/10

10.09**	Russell Richerson Proprietary Information, Inventions And Competition Agreement		8-K	10.09	333-153829	9/09/09

10.10**	Independent Director Agreement		8-K	10.01	333-153892	06/1/12

10.11	Engagement Letter with H.C. Wainwright for May 2014 Registered Offering		S-1/A	10.11	333-194687	5/22/14

23.01	Consent of Liggett, Vogt & Webb, P.A.	*

23.02	Consent of Silvestre Law Group, P.C. (contained in opinion filed as Exhibit 5.01 to this registration statement)	*

24.01	Power of Attorney (contained on signature page to original registration statement)	*

101.INS	XBRL Instance Document	*

101.SCH	XBRL Taxonomy Extension Schema	*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	*

101.DEF	XBRL Taxonomy Extension Definition Linkbase	*

101.LAB	XBRL Taxonomy Extension Label Linkbase	*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	*

*	Filed Herein
**	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.
***	Furnished herein

II-6